As filed with the Securities and Exchange Commission on March 18, 2016.

Registration No. 333-209402

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO.1

TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOYOTA JIDOSHA KABUSHIKI KAISHA

(Exact name of Registrant as specified in its charter)

TOYOTA MOTOR CORPORATION

(Translation of Registrant’s name into English)

Japan	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Toyota-cho, Toyota City

Aichi Prefecture, 471-8571

Japan

+81-565-28-2121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Toyota Motor Sales, U.S.A., Inc.

19001 South Western Avenue

Torrance, CA 90501

U.S.A.

(310) 468-4000

Attention: Sandra L. Phillips

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Masahisa Ikeda

Shearman & Sterling LLP

Fukoku Seimei Building, 5th Floor

2-2-2, Uchisaiwaicho

Chiyoda-ku, Tokyo 100-0011

Japan

+81-3-5251-1601

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock of Toyota Motor Corporation	2,781,319(1)	Not applicable	$329,000,679.27(2)	$33,130.37(3)

(1)	Based upon the estimated number of shares of the Registrant’s common stock that may be allocated to U.S. holders of common stock of Daihatsu Motor Co., Ltd., or Daihatsu, in connection with the statutory share exchange. Such estimate has been calculated by multiplying 54,035,654, which is the maximum number of shares of the Registrant’s common stock that may be allocated in the share exchange, by a fraction, of which the numerator is 21,984,837, which is the number of shares of Daihatsu common stock held of record by U.S. holders on September 30, 2015 (the most recent date for which information with respect to such record holders can be determined), and the denominator is 427,122,966, which is the total number of issued shares of Daihatsu common stock as of such date.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act of 1933, as amended, based on the market value of the securities of Daihatsu to be exchanged in the share exchange for securities of the Registrant, by taking ¥1,811.5, which is the average of the high and low prices per share of Daihatsu common stock as reported on the Tokyo Stock Exchange on January 29, 2016 (converted into dollars based on ¥121.05 = U.S.$1.00, which is the noon buying rate for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York as in effect on such date), multiplied by 21,984,837, which is the total number of shares of Daihatsu common stock held of record by U.S. holders on September 30, 2015 (the most recent date for which information with respect to Daihatsu U.S. record holders can be determined).
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated March 18, 2016

Prospectus

Toyota Motor Corporation

Exchange of Shares of Common Stock of Daihatsu Motor Co., Ltd. for Shares of Common Stock of Toyota Motor Corporation

The boards of directors of Toyota Motor Corporation, or Toyota, and Daihatsu Motor Co., Ltd., or Daihatsu, have agreed to a statutory share exchange (kabushiki kokan) between the two companies under the Companies Act of Japan. On January 29, 2016, Toyota and Daihatsu entered into a share exchange agreement that sets forth the share exchange ratio and the other terms of the share exchange. In the share exchange, each shareholder of Daihatsu will receive 0.26 shares of Toyota common stock for each share of Daihatsu common stock that such shareholder holds.

Based on the number of shares of Daihatsu common stock issued as of March 31, 2016, Toyota expects to allocate             shares of its common stock in connection with the share exchange. Approximately         % of those shares will be offered to holders of Daihatsu common stock who are resident in the United States. Shares of Toyota common stock that will be used in the share exchange are currently expected to consist of treasury stock of Toyota.

The share exchange is subject to the approval of the share exchange agreement by the shareholders of Daihatsu. See “The Share Exchange” for a further discussion of the terms and conditions of the share exchange. Under the current schedule, if the shareholders of Daihatsu approve the share exchange agreement, unless the share exchange agreement otherwise ceases to have effect, which is expected only under certain specified circumstances, the share exchange is expected to become effective on August 1, 2016.

This document has been prepared for the holders of Daihatsu common stock who are resident in the United States to provide them with detailed information of the share exchange and the shares of Toyota common stock to be delivered in connection with the share exchange. You are encouraged to read this prospectus in its entirety.

The annual general meeting of shareholders of Daihatsu, at which holders of Daihatsu common stock will vote on the share exchange agreement, is currently scheduled to be held on                     , 2016 at             , in             . Holders of Daihatsu common stock of record as of the close of business on March 31, 2016 will be entitled to vote at this meeting. To attend and vote at the annual general meeting of shareholders, Daihatsu shareholders must follow the procedures outlined in the convocation notice and the mail-in voting card and other voting and reference materials that will be distributed by Daihatsu.

Shares of Toyota common stock are traded on the Tokyo Stock Exchange, the Nagoya Stock Exchange and two other regional stock exchanges in Japan and on the London Stock Exchange. Toyota’s American Depositary Shares, or ADSs, each representing two shares of Toyota common stock, are listed on the New York Stock Exchange, or NYSE, under the ticker symbol “TM.” On March 17, 2016, the last reported sale price of shares of Toyota common stock on the Tokyo Stock Exchange was ¥6,025 per share, and the last reported sale price of the ADSs on the NYSE was $107.93 per ADS.

You may have dissenters’ rights in connection with the share exchange under Japanese law. See page 27 for a discussion of your dissenters’ rights, if any.

You should consider carefully the risk factors beginning on page 6 of this prospectus.

Daihatsu is not asking for a proxy and you are not required to send a proxy.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form F-4, which includes additional important business and financial information about Toyota that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like to receive any of the additional information, please contact:

Masayoshi Hachisuka	Hironobu Sano
Accounting Division	Finance, Accounting & Cost Management
Toyota Motor Corporation	Office Support Center
1 Toyota-cho, Toyota City	Daihatsu Motor Co., Ltd.
Aichi, 471-8571	1-1 Daihatsu-cho, Ikeda City,
Japan	Osaka, 563-8651
Telephone: +81-565-23-2005	Japan
Telephone: +81-72-754-3063

Please note that copies of documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this prospectus.

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN                     , 2016, WHICH IS FIVE BUSINESS DAYS BEFORE YOU MUST MAKE A DECISION REGARDING THE SHARE EXCHANGE.

For additional information about Toyota, see “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

As used in this prospectus, references to “Toyota” are to Toyota Motor Corporation, and references to “Daihatsu” are to Daihatsu Motor Co., Ltd., in each case on a consolidated basis except where the context otherwise requires. References to the “Toyota group” are to the group of companies centered around Toyota and includes Toyota’s subsidiaries and affiliates involved in the development and manufacture of Toyota vehicles. References to the “share exchange” are to the proposed share exchange between Toyota and Daihatsu.

As used in this prospectus, except where the context otherwise requires, references to the “shareholders’ meeting” of Daihatsu or to the “meeting” of Daihatsu shareholders are to the annual general meeting of shareholders of Daihatsu that is scheduled to take place on                     , 2016, at which Daihatsu’s shareholders will vote on the share exchange agreement and certain related matters. See “Annual General Meeting of Daihatsu Shareholders” for a more detailed discussion of the shareholders’ meeting of Daihatsu.

In this prospectus, references to “dollars” and “$” mean U.S. dollars unless otherwise indicated, references to “euro,” “Euro” and “€” mean the currency of those member states of the European Union which are participating in the European Economic and Monetary Union pursuant to the Treaty on European Union, and references to “yen” and “¥” mean Japanese yen. This prospectus contains a translation of some Japanese yen amounts into U.S. dollars solely for your convenience.

Unless otherwise specified, the financial information presented in this prospectus and the consolidated financial statements of Toyota, which are included in or incorporated by reference into this prospectus, are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. References to fiscal 2015 are to the fiscal year ended March 31, 2015 and references to other fiscal years have the corresponding meanings.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference contain forward-looking statements. The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements appear in a number of places in this prospectus and include statements regarding the current intent, belief, targets or expectations of Toyota and Daihatsu or those of their respective management. In many, but not all, cases, words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “predict,” “probability,” “risk,” “should,” “will,” “would,” and similar expressions, are used as they relate to Toyota and Daihatsu or their respective management, to identify forward-looking statements. These statements reflect the current views of Toyota and Daihatsu or their respective management with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those which are anticipated, aimed at, believed, estimated, expected, intended or planned.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements are identified in “Risk Factors” and elsewhere in this prospectus, and include, among others:

(i) changes in economic conditions, market demand, and the competitive environment affecting the automotive markets in Japan, North America, Europe, Asia and other markets in which Toyota operates;

(ii) fluctuations in currency exchange rates, particularly with respect to the value of the Japanese yen, the U.S. dollar, the euro, the Australian dollar, the Russian ruble, the Canadian dollar and the British pound, and interest rates fluctuations;

(iii) changes in funding environment in financial markets and increased competition in the financial services industry;

(iv) Toyota’s ability to market and distribute effectively;

(v) Toyota’s ability to realize production efficiencies and to implement capital expenditures at the levels and times planned by management;

(vi) changes in the laws, regulations and government policies in the markets in which Toyota operates that affect Toyota’s automotive operations, particularly laws, regulations and government policies relating to vehicle safety including remedial measures such as recalls, trade, environmental protection, vehicle emissions and vehicle fuel economy, as well as changes in laws, regulations and government policies that affect Toyota’s other operations, including the outcome of current and future litigation and other legal proceedings, government proceedings and investigations;

(xii) the parties being unable to complete the proposed share exchange due to failure to obtain the necessary shareholder approval or any governmental approval for the proposed transactions or for other reasons; and

(xiii) difficulties in realizing the anticipated benefits of the share exchange.

QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE

Q.	What are Toyota and Daihatsu proposing?

A.	Toyota and Daihatsu are proposing to conduct a statutory share exchange (kabushiki kokan) under the Companies Act of Japan, or the Companies Act, pursuant to which shareholders of Daihatsu will become shareholders of Toyota, and Daihatsu will become a wholly-owned subsidiary of Toyota.

Q.	Why are Toyota and Daihatsu proposing the share exchange?

A.	The boards of directors of Toyota and Daihatsu have agreed to the share exchange in order to promote Daihatsu to a more active and substantial role in the development and manufacturing of light and compact vehicles within the Toyota group and to streamline certain decision-making within the Toyota group. If the share exchange is approved by Daihatsu’s shareholders, Daihatsu would become a wholly-owned subsidiary of Toyota.

Following the share exchange, Daihatsu’s role within the Toyota group will change substantially from the one in which it mainly operates its own business while also supporting Toyota’s compact car business to a leading role in which it will play a principal part in the light vehicle and compact car business of the entire Toyota group. The share exchange is expected to enable Daihatsu to become the core of the Toyota group’s management strategy for compact vehicles and will enable the Toyota group to streamline its business structure. As a result, even as Toyota and Daihatsu will continue to maintain their management independence in order to maximize their own strength, the share exchange will strengthen the alliance of shared values, visions and strategies between the two companies, which will result in the increase in corporate values of both companies.

Specifically, the share exchange will enable the Toyota group to clearly demarcate the Toyota brand and the Daihatsu brand. Currently, product, technology and business strategies are being developed separately for the Toyota brand and the Daihatsu brand, which has raised issues in the compact vehicle business within the Toyota group in areas such as offering product lineups that satisfy diversified customer needs, speedy business development and brand management. Following the share exchange, Toyota and Daihatsu will be able to mutually utilize the two companies’ strengths and drastically reduce cost as a group, as well as to plan and implement comprehensive strategies to facilitate the two companies’ technological combination and joint development of next-generation technologies in the areas of compact car technology, electrified units, weight reduction, automated driving, infrastructures for EVs (Electronic Vehicles) and FCVs (Fuel Cell Vehicle), connected car technology and integrated control. The share exchange will enable Toyota and Daihatsu to globally enhance product lineups under a global brand strategy, but they will differentiate their own brand by making the most of the distinctiveness of both the Toyota brand and the Daihatsu brand in order to offer attractive and globally-competitive products that satisfy diverse customer needs.

Q.	What will Daihatsu shareholders receive in the share exchange?

A.	Daihatsu shareholders as of the time immediately preceding the share exchange will receive 0.26 shares of Toyota common stock for each share of Daihatsu common stock which they hold. Holders of Daihatsu common stock who have duly exercised their dissenters’ appraisal rights will not receive shares of Toyota common stock for shares of Daihatsu common stock.

Q.	How did Toyota and Daihatsu determine the share exchange ratio?

A.	Toyota and Daihatsu conducted thorough negotiations and discussions on the share exchange ratio, each taking into account the results of its due diligence on the other, the analyses of its financial advisor, the financial position, assets and future prospects of each party and other factors. As a result of these negotiations and discussions concerning the share exchange ratio, on January 29, 2016, the board of directors of Daihatsu determined that the share exchange ratio is fair to the non-controlling shareholders of Daihatsu, and Toyota and Daihatsu agreed upon the share exchange ratio on the same day.

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Q.	Does the board of directors of Daihatsu recommend the share exchange?

A.	Yes. The board of directors of Daihatsu (except for three members who did not attend the meeting in order to avoid possible conflicts of interest) unanimously recommends that shareholders vote for the share exchange.

Q.	What are the interests of Toyota and directors and executive officers of Daihatsu in the share exchange?

A.	As of March 31, 2016, Toyota held % of the outstanding shares of Daihatsu common stock. Toyota and Daihatsu have a long standing relationship that began in 1967 when Toyota and Daihatsu entered into a business alliance, and Daihatsu has been a consolidated subsidiary of Toyota under U.S. GAAP since 1998. As of March 31, 2016, the directors, executive officers and audit & supervisory board members of Daihatsu owned approximately % of the outstanding shares of Daihatsu common stock. One current director of Daihatsu concurrently serves as a member of the board of directors of Toyota, and a number of other directors and executive officers of Daihatsu have been previously employed by Toyota.

In proposing the share exchange, in order to ensure that the share exchange ratio was determined appropriately and to avoid possible conflicts of interest, Daihatsu retained SMBC Nikko Securities Inc., or SMBC Nikko Securities, as its financial advisor and a third-party valuation institution to provide analyses of the share exchange ratio. SMBC Nikko Securities also delivered a valuation report. Daihatsu also established a third-party committee in order to prevent circumstances in which the share exchange is consummated under terms and conditions that are disadvantageous to the minority shareholders of Daihatsu and referred to the third-party committee the questions of whether: (a) the purpose of the share exchange was reasonable (including whether the share exchange will contribute to the improvement of the corporate value of Daihatsu), (b) the fairness of the terms and conditions (including the share exchange ratio) of the share exchange was ensured, (c) the interests of the minority shareholders of Daihatsu were fully considered in the share exchange through fair procedures, and (d) based on (a), (b) and (c) above, the resolution by the board of directors of Daihatsu to consummate the share exchange would not be disadvantageous to the minority shareholders of Daihatsu. The third-party committee submitted a response to referrals (toshinsho) on January 28, 2016 to the board of directors of Daihatsu to the effect that it can be said that the resolution by the board of directors of Daihatsu to consummate the share exchange is not disadvantageous to the minority shareholders of Daihatsu, on the basis of the explanations, valuation results and other materials it reviewed. Finally, certain of Daihatsu’s directors and audit & supervisory members did not participate in the board meeting to approve the share exchange to avoid possible conflicts of interest.

Toyota retained Nomura Securities Co., Ltd., or Nomura, as its financial advisor and a third-party valuation institution to provide analyses of the share exchange ratio which were used in negotiating the share exchange ratio.

Toyota and Daihatsu believe that adequate measures were taken to ensure the fairness and appropriateness of the share exchange. Nonetheless, when you consider the recommendation of the board of directors of Daihatsu, you should keep in mind that Toyota, as the controlling shareholder, and the directors and executive officers of Daihatsu may have interests in the share exchange that are in addition to, or different from, the interests of the non-controlling shareholders of Daihatsu.

See “The Share Exchange” for a more detailed discussion of the process of determining the share exchange.

Q.	What vote of Daihatsu’s shareholders is required to approve the share exchange agreement?

A.	The affirmative vote of the holders of at least two-thirds of the voting rights of Daihatsu present or represented at its annual general meeting of shareholders, at which shareholders holding at least a majority of the total voting rights of Daihatsu are present or represented, is required to approve the share exchange agreement. One hundred (100) shares of Daihatsu common stock constitute one voting right, or unit.

Q.	How will fractional shares be treated in the share exchange?

A.	Daihatsu shareholders will not receive any fractional shares of Toyota common stock in the share exchange. Instead, the shares representing the aggregate of all such fractions (in cases where such aggregated shares include any fractional shares, such fraction will be rounded down) will be sold to Toyota at the market price and the net cash proceeds from the sale will be distributed to the former holders of Daihatsu shares on a proportionate basis in accordance with their respective fractions.

Q.	How will shareholders with less than one unit of Toyota shares be treated after the share exchange?

A.	The articles of incorporation of Toyota provide that 100 shares of its common stock constitute one unit, which will have one voting right. If the share exchange is approved, 385 shares of Daihatsu common stock will be exchanged for 100 shares of Toyota common stock, which constitute one unit, as well as cash in lieu of fractional shares. Holders of Daihatsu common stock who hold less than 385 shares will receive less than one unit of Toyota common stock in the share exchange. Holders of less than one unit of shares will be registered in Toyota’s register of shareholders, but shares held by a holder constituting less than one unit will not carry voting rights. A holder of shares constituting less than one unit of Toyota shares may request Toyota to purchase those shares at their market value in accordance with the Companies Act, Toyota’s articles of incorporation and its share handling regulations.

Q.	How do the legal rights of Toyota shares differ from those of Daihatsu shares?

A.	There are no material differences between the legal rights of shareholders of Toyota common stock and Daihatsu common stock.

Q.	When is the share exchange expected to be completed?

A.	The share exchange is expected to be completed on August 1, 2016.

Q.	How will trading in Daihatsu shares be affected in connection with the completion of the share exchange?

A.	Daihatsu expects that the last day of trading in its shares on the Tokyo Stock Exchange will be July 26, 2016, four trading days prior to the effective date of the share exchange, and that its shares will be delisted the following day.

Q.	Can the number of shares of Toyota common stock for which the shares of Daihatsu common stock are exchanged change between the time of the shareholders’ meeting and when the share exchange is completed?

A.	No. The exchange ratio is fixed, and unless the share exchange agreement is amended, it will not change even if the trading prices of either Toyota common stock or Daihatsu common stock change between the time of the shareholders’ meeting and when the share exchange is completed, which is currently expected on August 1, 2016. See “Risk Factors” beginning on page 6.

Q.	What is the record date for voting at the annual general shareholders’ meeting of Daihatsu?

A.	Holders of Daihatsu shares as of March 31, 2016 will be eligible to vote at the annual general shareholders’ meeting expected to be held on , 2016.

Q.	How do I vote at the annual general shareholders’ meeting of Daihatsu?

A.	You may exercise voting rights by submitting a mail-in voting card, attending the meeting in person or through another shareholder with voting rights whom you have appointed as your attorney-in-fact or through a standing proxy in the case of shareholders who are non-residents of Japan. Daihatsu will distribute a mail-in voting card and other voting and reference materials to shareholders eligible to vote who are residents of Japan that will enable them to exercise their voting rights. Completed mail-in voting cards must be received by Daihatsu by p.m. (Japan time) one business day prior to the annual general shareholders’ meeting.

For shareholders eligible to vote who are non-residents of Japan and who have appointed a standing proxy in Japan, Daihatsu will distribute voting and reference materials to their standing proxy in Japan, who may then transmit those materials to the shareholders according to the terms of the respective proxy agreements. For shareholders eligible to vote who are non-residents of Japan and who have purchased shares of Daihatsu through a securities broker located outside of Japan, Daihatsu will distribute voting and reference materials to the broker’s standing proxy in Japan, who is expected to transmit those materials according to the terms of the arrangement with the broker. Daihatsu shareholders who are non-residents of Japan are encouraged to contact their standing proxy in Japan, or broker, to obtain the voting and reference materials and confirm the necessary procedures to exercise their voting rights. For shareholders eligible to vote who are non-residents of Japan and who have designated a mailing address in Japan, Daihatsu will send voting and reference materials to that mailing address.

In addition to the exercise of voting rights as described above, institutional investors may use the “Electronic Voting Platform for Institutional Investors” which is operated by ICJ, Inc. to exercise their voting rights at the annual general meeting of shareholders.

Q.	How will shares represented at the annual general shareholders’ meeting by mail-in voting cards be treated?

A.	The mail-in voting cards used for the annual general shareholders’ meeting of Daihatsu will describe the proposals to be voted on by shareholders at the meeting, including the approval of the share exchange agreement. The mail-in voting cards will allow shareholders to indicate his or her approval or disapproval with respect to each proposal. In accordance with Japanese law and practice, Daihatsu intends to count toward the quorum for its shareholders’ meeting any shares represented by mail-in voting cards that are returned without indicating the approval or disapproval of any of the proposals, and count these mail-in voting cards as votes in favor of the share exchange agreement and other proposals referred to in the mail-in voting cards. Any mail-in voting cards will become void if the shareholder who voted by mail attends the meeting in person or through another shareholder with voting rights whom the shareholder appointed as his or her attorney-in-fact.

Q.	May I change my vote after I submit a mail-in voting card?

A.	Yes. To change your vote after submitting a mail-in voting card, you must attend the meeting in person, or through another shareholder with voting rights whom you have appointed as your attorney-in-fact or through a standing proxy in the case of shareholders who are non-residents of Japan, or send another mail-in voting card dated a later date than the previous mail-in voting card if Daihatsu redistributes mail-in voting cards. By attending the meeting in person, you automatically revoke your mail-in voting card.

Q.	If my shares are held in “street name” by my broker, will my broker vote them for me without instructions?

A.	Whether your broker will vote your shares without your instructions depends on the terms of the agreement entered into by you and your broker. Therefore, you are encouraged to contact your broker directly to confirm the applicable voting procedure.

Q.	Do I have dissenters’ appraisal rights in connection with the share exchange?

A.	Under the Companies Act, you are entitled to dissenters’ appraisal rights in connection with the share exchange if you comply with the procedures set forth in the Companies Act and related laws and regulations and share handling regulations of Daihatsu. Any Daihatsu shareholder (i) who notifies Daihatsu prior to the annual general meeting of shareholders of his or her intention to oppose the share exchange, and who votes against the approval of the share exchange agreement at the shareholders’ meeting; or (ii) who is not entitled to vote at such annual general meeting of shareholders; and complies with the other relevant procedures set forth in the Companies Act and related laws and regulations and share handling regulations of Daihatsu, may demand that Daihatsu purchase his or her shares of Daihatsu common stock at the fair value. If you vote against the share exchange by submitting a mail-in voting card, such submission will satisfy all requirements mentioned in (i) above. Such demand must be made within the period from the day 20 days prior to the effective date of the share exchange to the day immediately preceding the effective date of the share exchange.

The failure of a Daihatsu shareholder who is entitled to vote at such annual general meeting of shareholders to provide such notice prior to the shareholders’ meeting or to vote against the approval of the share exchange agreement at the shareholders’ meeting will in effect constitute a waiver of the shareholder’s right to demand that Daihatsu purchase his or her shares of Daihatsu common stock at the fair value.

There are other procedural issues that you may wish to consider when deciding whether to exercise your dissenters’ appraisal rights. See “The Share Exchange—Dissenters’ Appraisal Rights” for a more detailed discussion of dissenters’ appraisal rights. In addition, dissenters’ appraisal rights for shareholders of a company becoming a wholly-owned subsidiary through a share exchange are set forth in Articles 785 and 786 of the Companies Act. An English translation of these articles is included in this prospectus as Appendix D.

Q.	What are the Japanese tax consequences of the share exchange to non-resident holders of Daihatsu shares?

A.	Non-resident holders of shares of Daihatsu common stock will generally not be subject to Japanese taxation with respect to the share exchange, except with respect to cash payments of the sale price from Daihatsu as a result of their exercise of dissenters’ appraisal rights. See “Taxation—Japanese Tax Consequences,” which is the opinion of TMI Associates, Japanese counsel to Toyota, for further discussion regarding the anticipated Japanese tax consequences to non-resident holders of the share exchange.

Q.	What are the U.S. federal income tax consequences of the share exchange to U.S. Holders of Daihatsu shares?

A.

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Toyota and Daihatsu have no obligation to structure the share exchange in a manner that is tax-free to U.S. Holders. As structured, however, the share exchange is expected to qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, but such qualification depends on the resolution of issues and facts that will not be known until the date of the share exchange. Neither Toyota nor Daihatsu has obtained or will obtain a ruling from the U.S. Internal Revenue Service, or the IRS, or an opinion of U.S. counsel that the share exchange will qualify as a reorganization. If the share exchange qualifies as a reorganization, no gain or loss generally will be recognized by a U.S. Holder on the exchange of shares of Daihatsu common stock for shares of Toyota common stock pursuant to the share exchange, except with respect to any cash received in lieu of fractional shares of Toyota common stock and unless Daihatsu has been a passive foreign investment company, or PFIC, at any time during the holding period of the U.S. Holder. If the share exchange does not qualify as a reorganization, a U.S. Holder that exchanges its shares of Daihatsu common stock for shares of Toyota common stock will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Toyota common stock received and (b) any cash received in lieu of fractional shares of Toyota common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of Daihatsu common stock exchanged. See “Taxation—U.S. Federal Income Tax Consequences,” which is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Toyota, for further discussion regarding the anticipated U.S. federal income tax consequences to U.S. Holders of the share exchange.

Q.	Who can I call with questions?

A.	If you have more questions about the share exchange, you should contact:

Masayoshi Hachisuka

Accounting Division

Toyota Motor Corporation

1 Toyota-cho, Toyota City

Aichi, 471-8571

Japan

Telephone: +81-565-23-2005

Hironobu Sano

Finance, Accounting & Cost Management

Office Support Center

Daihatsu Motor Co., Ltd.

1-1 Daihatsu-cho, Ikeda City,

Osaka, 563-8651

Japan

Telephone: +81-72-754-3063

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SUMMARY

This summary highlights selected information from this document. It does not contain all the information that may be important to you. You should carefully read this entire prospectus, documents incorporated by reference and the other documents to which this prospectus refers for a more complete understanding of the share exchange.

The Companies

Toyota

Toyota is one of the leading companies in the worldwide automotive market in terms of vehicle production and sales. Toyota also conducts business in finance and other industries. Toyota sold 8,971,864 vehicles worldwide in fiscal 2015 on a consolidated basis. Toyota had net revenues of ¥27,234.5 billion and net income of ¥2,173.3 billion in fiscal 2015.

Toyota’s business segments are automotive operations, financial services operations and other operations. Toyota’s automotive operations include the design, manufacture, assembly and sale of passenger cars, recreational and sport-utility vehicles, minivans and trucks and related parts and accessories. Toyota’s financial services business consists primarily of providing financing to dealers and their customers for the purchase or lease of Toyota vehicles. Toyota’s other operations include the design and manufacture of prefabricated housing and information technology-related businesses.

Toyota sells its vehicles in approximately 170 countries and regions. The primary markets for Toyota’s automobiles are Japan, North America, Europe and Asia. During fiscal 2015, approximately 24.0% of Toyota’s automobile unit sales were in Japan, 30.3% were in North America, 9.6% were in Europe and 16.6% were in Asia.

Toyota’s principal executive offices are located at 1 Toyota-cho, Toyota City, Aichi 471-8571, Japan and its telephone number is +81-565-28-2121.

Daihatsu

Daihatsu is one of Japan’s leading manufacturer of mini-vehicles and low-priced subcompact vehicles. Since its establishment in March 1907, Daihatsu has devoted its efforts to the mission of “creating small cars that are loved by people.” Daihatsu manufactures mini-vehicles, passenger vehicles, commercial vehicles and auto parts. Daihatsu sold 1,084,619 vehicles worldwide during fiscal 2015. Daihatsu’s largest market is Japan, which accounted for approximately 63% of its unit sales during fiscal 2015

Daihatsu and its subsidiaries have five manufacturing locations in Japan as well as two manufacturing locations overseas, in Malaysia and Indonesia. As a majority-owned subsidiary of Toyota, Daihatsu collaborates with Toyota in various areas, mainly focusing on small cars, as it is its specialized field.

Daihatsu’s principal executive offices are located at 1-1 Daihatsu-cho, Ikeda City, Osaka 563-8651, Japan and its telephone number is +81-72-751-8811.

The Share Exchange

The boards of directors of Toyota and Daihatsu have agreed to a statutory share exchange (kabushiki kokan) under the Companies Act, pursuant to which shares of Daihatsu will be exchanged for shares of Toyota, and Daihatsu will become a wholly-owned subsidiary of Toyota. On January 29, 2016, Toyota and Daihatsu entered into a share exchange agreement setting forth the terms of the share exchange.

As of March 31, 2016, Toyota held             % of the outstanding shares of Daihatsu common stock. Upon the share exchange, each shareholder of Daihatsu (excluding Toyota) as of the time immediately preceding the share exchange will receive 0.26 shares of Toyota common stock in exchange for each share of Daihatsu common stock that such shareholder holds. The resulting number of shares of Toyota common stock to which Daihatsu shareholders are entitled will be recorded in Toyota’s register of shareholders. The shares representing the aggregate of all fractional shares (in cases where such aggregated shares include any fractional shares, such fraction will be rounded down) will be sold to Toyota at the market price and the net cash proceeds from the sale will be distributed to the former holders of Daihatsu shares on a proportionate basis in accordance with their respective fractions.

The share exchange is subject to the approval of the share exchange agreement by the shareholders of Daihatsu. If the share exchange agreement is approved by the shareholders of Daihatsu, unless the share exchange agreement otherwise ceases to have effect, which is expected only under certain specified circumstances, the share exchange is expected to become effective on August 1, 2016. For a further discussion of the termination of the share exchange agreement, see “The Share Exchange—Material Terms of the Share Exchange Agreement—Modification, Termination and Effectiveness of the Share Exchange Agreement.”

The Annual General Shareholders’ Meeting of Daihatsu

Shareholders’ approval of the share exchange agreement and certain related matters will be sought at an annual general meeting of shareholders of Daihatsu. Under Japanese law and the articles of incorporation of Daihatsu, the notice of an annual general meeting of shareholders must be dispatched at least two weeks in advance to all shareholders of record who have voting rights.

The date, time and place of the meeting is expected to be                     , 2016, at              (Japan Time), at             , Japan.

Shareholders may exercise voting rights by submitting a mail-in voting card, attending the meeting in person or through another shareholder with voting rights whom you have appointed as your attorney-in-fact or through a standing proxy in the case of shareholders who are non-residents of Japan. Daihatsu will distribute a mail-in voting card and other voting and reference materials to shareholders eligible to vote who are residents of Japan that will enable them to exercise their voting rights. For shareholders eligible to vote who are non-residents of Japan and who have appointed a standing proxy in Japan, Daihatsu will distribute voting and reference materials to their standing proxy in Japan, who may then transmit those materials to the shareholders according to the terms of the respective proxy agreements. For shareholders eligible to vote who are non-residents of Japan and who have purchased shares of Daihatsu through a securities broker located outside of Japan, Daihatsu will distribute voting and reference materials to the broker’s standing proxy in Japan, who is expected to transmit those materials according to the terms of the arrangement with the broker. Daihatsu shareholders who are non-residents of Japan are encouraged to contact their standing proxy in Japan, or broker, to obtain the voting and reference materials and confirm the necessary procedures to exercise their voting rights. For shareholders eligible to vote who are non-residents of Japan and who have designated a mailing address in Japan, Daihatsu will send voting and reference materials to that mailing address. In addition to the exercise of voting rights as described above, institutional investors may use the “Electronic Voting Platform for Institutional Investors” which is operated by ICJ, Inc. to exercise their voting rights at the annual general meeting of shareholders.

The affirmative vote of the holders of at least two-thirds of the voting rights of Daihatsu present or represented at its annual general meeting of shareholders, at which shareholders holding at least a majority of the total voting rights of Daihatsu shareholders who are entitled to exercise their voting rights are present or represented, is required to approve the share exchange agreement. One hundred (100) shares of Daihatsu common stock constitute one voting right, or unit.

As of March 31, 2016, of the              shares of Daihatsu common stock outstanding, the directors, executive officers and audit & supervisory board members of Daihatsu owned an aggregate of              shares, representing approximately         % of the outstanding shares of Daihatsu common stock. As of March 31, 2016, directors, executive officers and audit & supervisory board members of Toyota owned approximately         % of the outstanding shares of Daihatsu common stock.

Reasons for the Share Exchange

The boards of directors of Toyota and Daihatsu have agreed to the share exchange in order to promote Daihatsu to a more active and substantial role in the development and manufacturing of light and compact vehicles within the Toyota group and to streamline certain decision-making within the Toyota group. If the share exchange is approved by Daihatsu’s shareholders, Daihatsu would become a wholly-owned subsidiary of Toyota.

Following the share exchange, Daihatsu’s role within the Toyota group will change substantially from the one in which it mainly operates its own business while also supporting Toyota’s compact car business to a leading role in which it will play a principal part in the light vehicle and compact car business of the entire Toyota group. The share exchange is expected to enable Daihatsu to become the core of the Toyota group’s management strategy for compact vehicles and will enable the Toyota group to streamline its business structure. As a result, even as Toyota and Daihatsu will continue to maintain their management independence in order to maximize their own strength, the share exchange will strengthen the alliance of shared values, visions and strategies between the two companies, which will result in the increase in corporate values of both companies.

Specifically, the share exchange will enable the Toyota group to clearly demarcate the Toyota brand and the Daihatsu brand. Currently, product, technology and business strategies are being developed separately for the Toyota brand and the Daihatsu brand, which has raised issues in the compact vehicle business within the Toyota group in areas such as offering product lineups that satisfy diversified customer needs, speedy business development and brand management. Following the share exchange, Toyota and Daihatsu will be able to mutually utilize the two companies’ strengths and drastically reduce cost as a group, as well as to plan and implement comprehensive strategies to facilitate the two companies’ technological combination and joint development of next-generation technologies in the areas of compact car technology, electrified units, weight reduction, automated driving, infrastructures for EVs (Electronic Vehicles) and FCVs (Fuel Cell Vehicle), connected car technology and integrated control. The share exchange will enable Toyota and Daihatsu to globally enhance product lineups under a global brand strategy, but they will differentiate their own brand by making the most of the distinctiveness of both the Toyota brand and the Daihatsu brand in order to offer attractive and globally-competitive products that satisfy diverse customer needs.

No Solicitation of Proxies, Consents or Authorizations

Daihatsu’s management is not soliciting proxies, consents or authorizations with respect to the share exchange prior to the annual general meeting of shareholders.

Termination of the Share Exchange Agreement

The share exchange agreement shall cease to have effect if, among other things, (i) the share exchange agreement is not approved at the annual general meeting of shareholders of Daihatsu, (ii) any of the approvals from the relevant regulatory authorities are not obtained or (iii) due to an act of god or other events, a material change occurs or a material impediment arises in the implementation of the share exchange and the share exchange is canceled or the share exchange agreement is terminated by Toyota and Daihatsu, upon their mutual consultation. See “The Share Exchange—Material Terms of the Share Exchange Agreement—Modification, Termination and Effectiveness of the Share Exchange Agreement” for a more detailed discussion of the terms of the share exchange.

Under the Companies Act, the share exchange is not subject to approval at a shareholders’ meeting of Toyota, except under limited circumstances.

Toyota and Daihatsu currently do not expect any regulatory requirements, other than the U.S. federal securities laws, that must be complied with or approvals that must be obtained in connection with the share exchange.

Dissenters’ Appraisal Rights

Under Japanese law, you may have dissenters’ appraisal rights in connection with the share exchange. See “The Share Exchange—Dissenters’ Appraisal Rights” for a more detailed discussion of dissenters’ appraisal rights.

Material Tax Consequences

Japanese Taxation

Non-resident holders of shares of Daihatsu common stock will generally not be subject to Japanese taxation with respect to the share exchange, except with respect to cash payments of the sale price from Daihatsu as a result of their exercise of dissenters’ appraisal rights. See “Taxation—Japanese Tax Consequences,” which is the opinion of TMI Associates, Japanese counsel to Toyota, for further discussion regarding the anticipated Japanese tax consequences to non-resident holders of the share exchange.

U.S. Federal Income Tax Consequences

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Toyota and Daihatsu have no obligation to structure the share exchange in a manner that is tax-free to U.S. Holders. As structured, however, the share exchange is expected to qualify as a tax-deferred reorganization under the provisions of Section 368(a) of the Code, but such qualification depends on the resolution of issues and facts that will not be known until the date of the share exchange. Neither Toyota nor Daihatsu has obtained or will obtain a ruling from the IRS or an opinion of U.S. counsel that the share exchange will qualify as a reorganization. If the share exchange qualifies as a reorganization, no gain or loss generally will be recognized by a U.S. Holder on the exchange of shares of Daihatsu common stock for shares of Toyota common stock pursuant to the share exchange, except with respect to any cash received in lieu of fractional shares of Toyota common stock and unless Daihatsu has been a PFIC at any time during the holding period of the U.S. Holder. If the share exchange does not qualify as a reorganization, a U.S. Holder that exchanges its shares of Daihatsu common stock for shares of Toyota common stock will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Toyota common stock received and (b) any cash received in lieu of fractional shares of Toyota common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of Daihatsu common stock exchanged. See “Taxation—U.S. Federal Income Tax Consequences,” which is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Toyota, for further discussion regarding the anticipated U.S. federal income tax consequences to U.S. Holders of the share exchange.

Accounting Treatment of the Share Exchange

The share exchange will be accounted for by Toyota as an equity transaction in accordance with U.S. GAAP. See “The Share Exchange—Accounting Treatment.”

Risk Factors

In determining whether to vote to approve the share exchange, you should consider carefully the risk factors beginning on page 6 of this prospectus.

Market Price Information

The shares of Toyota common stock are listed on the Tokyo Stock Exchange, the Nagoya Stock Exchange and two other regional stock exchanges in Japan and on the London Stock Exchange. Toyota’s ADSs, each representing two Toyota shares, are listed on the NYSE under the ticker symbol “TM.” The shares of Daihatsu common stock are listed on the Tokyo Stock Exchange. The following table sets forth the closing prices of Toyota common stock and Daihatsu common stock on January 28, 2016, the last full trading day prior to the public announcement date on which the two companies announced the share exchange, and                     , 2016, the last practicable trading day prior to the distribution of this prospectus. The table also sets forth the implied equivalent value of Daihatsu common stock on these dates, as determined by multiplying the applicable closing price of Toyota common stock by the exchange ratio of 0.26 Toyota shares per Daihatsu share. Toyota urges you to obtain current market quotations for each of the two companies’ common stock.

	Toyota Common Stock	Daihatsu Common Stock
	Historical	Historical	Equivalent
January 28, 2016	¥6,883	¥1,797	¥467.2
, 2016

RISK FACTORS

Prior to making a decision on the share exchange, you should carefully consider the risks described below and the risk factors included in Toyota’s annual report on Form 20-F for the year ended March 31, 2015, along with other information presented, or incorporated by reference, in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below and the risk factors included in Toyota’s annual report on Form 20-F for the year ended March 31, 2015, incorporated herein by reference. See “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Relating to the Share Exchange

The exchange ratio for the share exchange is fixed and will not be adjusted to reflect changes in the market values of Toyota and Daihatsu common stock. As a result, the value of Toyota common stock you receive in the share exchange may be less than the value of your shares when you vote on the share exchange

Upon the effectiveness of the share exchange, currently expected to take place on August 1, 2016, each share of Daihatsu common stock will be exchanged for 0.26 shares of Toyota common stock. The ratio at which Daihatsu common stock will be exchanged for Toyota common stock is fixed, and will not be adjusted for changes in the market prices of either company’s common stock. Therefore, even if the relative market values of Toyota common stock and Daihatsu common stock change, there will be no change in the number of shares of Toyota common stock which shareholders of Daihatsu will receive in the share exchange.

Any change in the prices of either company’s common stock occurring prior to the effective date of the share exchange will affect the value that holders of Daihatsu common stock receive in the share exchange. The value of Toyota common stock to be received in the share exchange may be higher or lower than the indicative value as of the date of this prospectus and/or as of the date of the annual general meeting of Daihatsu shareholders, depending on the prevailing market prices of Toyota common stock and Daihatsu common stock.

The share prices of Toyota common stock and Daihatsu common stock are subject to the general price fluctuations in the market for publicly traded equity securities and have experienced volatility in the past. Stock price changes may result from a variety of factors that are beyond the control of Toyota and Daihatsu, including actual changes in, or investor perception of, Toyota’s and Daihatsu’s businesses, operations and prospects. Regulatory developments, as well as current or potential legal proceedings, and changes in general market and economic conditions may also affect the stock price of Toyota or Daihatsu.

You should obtain and review recent market quotations for Toyota common stock and Daihatsu common stock before voting on the share exchange agreement. There can be no assurances as to the future market prices of Toyota common stock and Daihatsu common stock before the effectiveness of the share exchange, nor as to the market price of Toyota common stock at any time after the effectiveness of the share exchange.

Significant expenses have been and are being incurred in the course of the share exchange

Significant transaction-related expenses have been and are being incurred related to the share exchange in making Daihatsu a wholly-owned subsidiary of Toyota, which are estimated to be approximately ¥             million. These transaction-related expenses include financial advisory, legal fees and expenses, filing fees, printing expenses and other related charges. In addition, there may be significant costs in compensating dissenting shareholders who exercise their appraisal rights. See “The Share Exchange” for a more detailed discussion of the share exchange.

Making Daihatsu a wholly-owned subsidiary may not produce the benefits anticipated by Toyota

By making Daihatsu a wholly-owned subsidiary through the share exchange, Toyota aims to promote Daihatsu to a more active and substantial role within the Toyota group in the development and manufacturing of light and compact vehicles and to streamline certain decision-making within the Toyota group. Toyota’s ability to realize these anticipated benefits will depend in part on the extent to which the planned share exchange can be successfully implemented. The Toyota group may not be able to fully realize, or it may take longer than expected to realize, the anticipated benefits of the share exchange.

Risks Relating to Owning Toyota Common Stock or ADSs

Investors holding less than a unit of shares will have limited rights as shareholders

Pursuant to the Companies Act and other related legislation, Toyota’s articles of incorporation provide that 100 shares of common stock constitute one unit. If the share exchange is approved, 385 shares of Daihatsu common stock will be exchanged for 100 shares of Toyota common stock, which constitute one unit, as well as cash in lieu of fractional shares. The Companies Act imposes significant restrictions and limitations on holdings of shares that do not constitute whole units. In general, holders of shares constituting less than one unit do not have the right to vote or to examine Toyota’s accounting books and records. The transferability of shares of Toyota common stock constituting less than one unit is significantly limited. For a more complete description of the unit share system and its effect on the rights of holders of Toyota shares, see “Memorandum and Articles of Association—Japanese Unit Share System” of Toyota’s annual report on Form 20-F for the year ended March 31, 2015 incorporated herein by reference.

Because of daily price range limitations under Japanese stock exchange rules, you may not be able to sell your shares at a particular price on any particular trading day, or at all

Stock prices on Japanese stock exchanges are determined on a real-time basis by the equilibrium between bids and offers. These exchanges are order-driven markets without specialists or market makers to guide price formation. To prevent excessive volatility, Japanese stock exchanges set daily upward and downward price range limitations for each stock, based on the previous day’s closing price. Although transactions may continue at the upward or downward limit price if the limit price is reached on a particular trading day, no transactions may take place outside the limits. Consequently, an investor wishing to sell at a price above or below the relevant daily limit may not be able to effect a sale at such price on a particular trading day, or at all.

Rights of shareholders under Japanese law may be more limited than under the laws of other jurisdictions

Toyota’s corporate affairs are governed in accordance with its articles of incorporation, regulations of board of directors, share handling regulations and the Companies Act. Legal principles relating to Toyota’s corporate affairs, including legality of corporate procedures, directors’ and officers’ fiduciary duties and shareholders’ rights may be different from, or less clearly defined than, those that would apply if Toyota were incorporated in another jurisdiction. For example, under the Companies Act, only holders of 3% or more of the total voting rights or total issued shares (excluding treasury stock) are entitled to examine Toyota’s accounting books and records. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the laws of other countries.

It may not be possible for investors to effect service of process within the United States upon Toyota or its directors, executive officers or audit & supervisory board members, or to enforce against Toyota or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States

Toyota is a joint-stock corporation with limited liability incorporated under the laws of Japan. Almost all of Toyota’s directors and audit & supervisory board members reside in Japan. Many of Toyota’s assets and the assets of these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon Toyota or these persons or to enforce against it or these persons judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. Toyota believes that there is doubt as to the enforceability in Japan, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

If you become a holder of ADSs, you will have fewer rights than a shareholder has, and you must act through the depositary to exercise those rights

The rights of shareholders under Japanese law to take actions, including voting their shares, receiving dividends, bringing derivative actions, examining Toyota’s accounting books and records, and exercising appraisal rights, are available only to shareholders of record. Because the depositary, through its custodian agents, is the registered holder of the shares underlying the ADSs, only the depositary can exercise those rights in connection with the deposited shares. The depositary will make efforts to vote the shares underlying a holder’s ADSs as instructed by the holder and will pay to the holder the dividends collected from Toyota. However, if you become an ADS holder, in such capacity, you will not be able to bring a derivative action, examine Toyota’s accounting books and records, or exercise appraisal rights except through the depositary.

There are restrictions on the withdrawal of shares from Toyota’s depositary receipt facility

Toyota’s articles of incorporation provide that 100 shares constitute one unit. Under Toyota’s ADS program, each ADS represents the right to receive two shares. As a result of the unit share system, American Depositary Receipt, or ADR, holders will only be permitted to surrender ADRs and withdraw underlying shares constituting whole units. If a holder surrenders an ADR representing shares that do not constitute an integral number of whole units, the depositary will deliver to that holder only those shares which constitute a whole unit. The depositary will then issue to the holder a new ADR representing the remaining shares. Holders of an ADR that represents less than a whole unit of underlying shares will be unable to withdraw the underlying shares. As a result, while holders of common stock whose shares constitute less than one whole unit may require Toyota to purchase such shares under its articles of incorporation, those ADR holders will be unable to require Toyota to purchase their underlying shares to the extent those shares constitute less than one whole unit.

SELECTED FINANCIAL DATA OF TOYOTA

Selected consolidated statement of income data for the fiscal years ended March 31, 2011 and 2012 and selected consolidated balance sheet data as of March 31, 2011, 2012 and 2013 set forth below have been derived from Toyota’s audited consolidated financial statements not included in this prospectus. Selected consolidated statement of income data for the fiscal years ended March 31, 2013, 2014 and 2015 and selected consolidated balance sheet data as of March 31, 2014 and 2015 set forth below have been derived from Toyota’s audited consolidated financial statements incorporated by reference in this prospectus.

Data set forth below are derived from Toyota’s consolidated financial statements prepared in accordance with U.S. GAAP. You should read the selected financial data set forth below in conjunction with Toyota’s consolidated financial statements and related notes and other financial data included, or incorporated by reference, in this prospectus. The following data are qualified in their entirety by reference to all of that information.

	Year Ended March 31,					Nine Months Ended December 31,
	2011	2012	2013	2014	2015	2014	2015
						(Unaudited)
	(Yen in millions, except share and per share data)
Consolidated Statement of Income Data:
Automotive:
Revenues	¥17,337,320	¥16,994,546	¥20,419,100	¥23,781,404	¥25,062,129	¥18,556,951	¥19,597,953
Operating income	85,973	21,683	944,704	1,938,778	2,325,310	1,791,595	1,999,014
Financial Services:
Revenues	1,192,205	1,100,324	1,170,670	1,421,047	1,661,149	1,215,113	1,433,954
Operating income	358,280	306,438	315,820	294,891	361,833	285,043	265,070
All Other:
Revenues	972,252	1,048,915	1,066,461	1,151,280	1,255,791	856,306	834,612
Operating income	35,242	42,062	53,616	64,270	65,650	43,228	45,125
Elimination of intersegment:
Revenues	(508,089)	(560,132)	(592,039)	(661,820)	(744,548)	(512,756)	(435,149)
Operating income	(11,216)	(14,556)	6,748	(5,827)	(2,229)	(5,040)	(3,538)
Total Company:
Revenues	18,993,688	18,583,653	22,064,192	25,691,911	27,234,521	20,115,614	21,431,370
Operating income	468,279	355,627	1,320,888	2,292,112	2,750,564	2,114,826	2,305,671
Income before income taxes and equity in earnings of affiliated companies	563,290	432,873	1,403,649	2,441,080	2,892,828	2,355,635	2,452,912
Net income attributable to Toyota Motor Corporation	408,183	283,559	962,163	1,823,119	2,173,338	1,726,863	1,886,077
Net income attributable to Toyota Motor Corporation per share:
Basic	130.17	90.21	303.82	575.30	688.02	545.94	601.44
Diluted	130.16	90.20	303.78	574.92	687.66	545.68	597.29
Shares used in computing net income attributable to Toyota Motor Corporation per share, basic (in thousands)	3,135,881	3,143,470	3,166,909	3,168,989	3,158,851	3,163,079	3,128,810
Shares used in computing net income attributable to Toyota Motor Corporation per share, diluted (in thousands)	3,135,915	3,143,470	3,167,155	3,170,911	3,160,429	3,164,535	3,157,695

	Year Ended March 31,					Nine Months Ended December 31,
	2011	2012	2013	2014	2015	2014	2015
						(Unaudited)
	(Yen in millions, except per share and numbers of vehicles sold data)
Consolidated Balance Sheet Data (end of period):
Total Assets:	¥29,818,166	¥30,650,965	¥35,483,317	¥41,437,473	¥47,729,830	¥46,722,224	¥48,922,991
Short-term debt, including current portion of long-term debt	5,951,836	5,963,269	6,793,956	7,780,483	8,963,492	9,267,143	9,432,634
Long-term debt, less current portion	6,449,220	6,042,277	7,337,824	8,546,910	10,014,395	9,983,032	10,150,642
Toyota Motor Corporation shareholders’ equity	10,332,371	10,550,261	12,148,035	14,469,148	16,788,131	16,316,058	17,287,409
Common stock	397,050	397,050	397,050	397,050	397,050	397,050	397,050
Other Data:
Dividends per share	¥50.0	¥50.0	¥90.0	¥165.0	¥200.0	¥75.0	¥100.0
Number of vehicles sold
Japan	1,913,117	2,070,799	2,278,796	2,365,410	2,153,694	1,528,162	1,476,655
North America	2,031,249	1,872,423	2,468,804	2,529,398	2,715,173	2,107,623	2,140,655
Europe	795,534	797,993	799,085	844,003	859,038	633,578	617,684
Asia	1,255,016	1,326,829	1,683,578	1,608,355	1,488,922	1,128,713	1,016,235
Other*	1,313,123	1,283,885	1,640,401	1,768,867	1,755,037	1,341,082	1,241,555

Worldwide total	7,308,039	7,351,929	8,870,664	9,116,033	8,971,864	6,739,158	6,492,784

*	“Other” consists of Central and South America, Oceania, Africa and the Middle East, etc.

MARKET PRICE AND DIVIDEND INFORMATION

The shares of Toyota common stock are listed on the Tokyo Stock Exchange, the Nagoya Stock Exchange and two other regional stock exchanges in Japan and on the London Stock Exchange. Toyota’s ADSs, each representing two Toyota shares, are listed on the NYSE under the ticker symbol “TM.”

The shares of Daihatsu common stock are listed on the Tokyo Stock Exchange.

The following table sets forth, for the periods indicated, the reported high and low prices per share of Toyota common stock on the Tokyo Stock Exchange and ADSs on the NYSE:

	Tokyo Stock Exchange		New York Stock Exchange
	Price per Share		Price per ADS
Fiscal Year Ended March 31,	High	Low	High	Low
2012	¥3,635	¥2,330	$87.15	$60.37
2013	5,050	2,795	106.00	72.04
2014	6,760	4,610	134.94	99.70
2015	8,783	5,205	145.80	103.38
2016

Financial Quarter Ended:
March 31, 2014	6,400	5,415	121.74	106.31
June 30, 2014	6,090	5,205	119.88	103.38
September 30, 2014	6,550	5,850	122.35	113.92
December 31, 2014	7,873	5,710	129.30	108.40
March 31, 2015	8,783	7,255	145.80	121.21
June 30, 2015	8,700	8,095	142.84	131.92
September 30, 2015	8,444	6,650	136.39	105.00
December 31, 2015	7,862	6,961	127.28	117.23
March 31, 2016

Month Ended:
November 30, 2015	7,717	7,331	125.19	120.99
December 31, 2015	7,862	7,324	127.28	121.67
January 31, 2016	7,495	6,392	122.26	108.94
February 28, 2016	7,355	5,703	120.77	102.54
March 31, 2016
April 30, 2016

On March 17, 2016, the last reported sale price of Toyota shares on the Tokyo Stock Exchange was ¥6,025 per share.

The following table sets forth, for the periods indicated, the reported high and low prices per share of Daihatsu common stock on the Tokyo Stock Exchange:

	Tokyo Stock Exchange
	Price per Share
Fiscal Year Ended March 31,	High	Low
2012	¥1,622	¥1,101
2013	2,012	1,217
2014	2,300	1,514
2015	1,890	1,472
2016

Financial Quarter Ended:
March 31, 2014	1,854	1,514
June 30, 2014	1,859	1,663
September 30, 2014	1,890	1,722
December 31, 2014	1,735	1,497
March 31, 2015	1,853	1,472
June 30, 2015	1,849	1,665
September 30, 2015	1,819	1,346
December 31, 2015	1,688	1,361
March 31, 2016

Month Ended:
November 30, 2015	1,608	1,458
December 31, 2015	1,688	1,566
January 31, 2016	1,863	1,399
February 28, 2016	1,977	1,514
March 31, 2016
April 30, 2016

On March 17, 2016, the last reported sale price of Daihatsu shares on the Tokyo Stock Exchange was ¥1,594 per share.

The following table sets forth the closing prices of Toyota common stock and Daihatsu common stock on January 28, 2016, the last full trading day prior to the public announcement date on which the two companies announced the share exchange, and                     , 2016, the last practicable trading day prior to the distribution of this prospectus. The table also sets forth the implied equivalent value of Daihatsu common stock on these dates, as determined by multiplying the applicable closing price of Toyota common stock by the exchange ratio of 0.26 Toyota shares per Daihatsu share. Toyota urges you to obtain current market quotations for each of the two companies’ common stock.

	Toyota Common Stock	Daihatsu Common Stock
	Historical	Historical	Equivalent
January 28, 2016	¥6,883	¥1,797	¥467.2
, 2016

The following table sets forth the dividends per share of common stock declared by Toyota and Daihatsu for each of the periods shown. The periods shown are the six months ended on that date. The U.S. dollar equivalents for the cash dividends shown are based on the noon buying rate for Japanese yen on the last date of each period set forth below.

	Toyota		Daihatsu
Period Ended	Yen	Dollars	Yen	Dollars
September 30, 2011	¥20.0	$0.25	¥13.00	$0.16
March 31, 2012	30.0	0.36	32.00	0.38
September 30, 2012	30.0	0.38	22.00	0.28
March 31, 2013	60.0	0.63	34.00	0.36
September 30, 2013	65.0	0.66	22.00	0.22
March 31, 2014	100.0	0.97	34.00	0.33
September 30, 2014	75.0	0.68	22.00	0.20
March 31, 2015	125.0	1.04	26.00	0.21
September 30, 2015	100.0	0.83	16.00	0.13
March 31, 2016

EXCHANGE RATES

The following table sets forth information regarding the noon buying rates for cable transfers in Japanese yen as certified for customs purposes by the Federal Reserve Bank of New York expressed in Japanese yen per $1.00 during the periods shown. On March 11, 2016, the noon buying rate was ¥113.66 = $1.00. The average exchange rate for the periods shown is the average of the month-end rates during the period.

Fiscal Year Ended or Ending March 31,	At End of Period	Average (of month-end rates)	High	Low
		(¥ per $1.00)
2012	82.41	78.86	85.26	75.72
2013	94.16	83.26	96.16	77.41
2014	102.98	100.46	105.25	92.96
2015	119.96	110.78	121.50	101.26
2016
2017 (through , 2016)

Month Ended	High	Low
	(¥ per $1.00)
November 30, 2015	123.51	120.70
December 31, 2015	123.52	120.27
January 31, 2016	121.05	116.38
February 28, 2016	121.06	111.36
March 31, 2016
April 30, 2016

ANNUAL GENERAL MEETING OF DAIHATSU SHAREHOLDERS

General

Daihatsu is distributing mail-in voting cards to its shareholders who are entitled to exercise their voting rights (or their or their broker’s standing proxies in Japan, as appropriate) for use at the annual general meeting of shareholders of Daihatsu, expected to be held on                     , 2016, at             . Daihatsu will distribute the mail-in voting cards, together with the notice of convocation of the meeting and reference documents concerning the shareholders’ meeting, by mail to its shareholders (or their or their broker’s standing proxies in Japan, as appropriate) who have voting rights as of the record date.

Non-resident shareholders are required to appoint a standing proxy in Japan or designate a mailing address in Japan, directly or indirectly through their securities broker. For shareholders eligible to vote who are non-residents of Japan and who have appointed a standing proxy in Japan, Daihatsu will distribute voting and reference materials to their standing proxy in Japan, who may then transmit those materials to the shareholders according to the terms of the respective proxy agreements. For shareholders eligible to vote who are non-residents of Japan and who have purchased shares of Daihatsu through a securities broker located outside of Japan, Daihatsu will distribute voting and reference materials to the broker’s standing proxy in Japan, who is expected to transmit those materials according to the terms of the arrangement with the broker. Daihatsu shareholders who are non-residents of Japan are encouraged to contact their standing proxy in Japan, or broker, to obtain the voting and reference materials and confirm the necessary procedures to exercise their voting rights. For shareholders eligible to vote who are non-residents of Japan and who have designated a mailing address in Japan, Daihatsu will send voting and reference materials to that mailing address.

At the annual general shareholders’ meeting of Daihatsu, the approval of the share exchange agreement will be considered and voted upon by the shareholders of Daihatsu.

Voting

Voting Rights

Daihatsu currently uses the unit share system, where one unit consists of 100 shares of common stock of Daihatsu. Daihatsu’s shareholders may vote at the annual general meeting of shareholders of Daihatsu only if they are registered as a holder of one unit or more shares of Daihatsu common stock in Daihatsu’s register of shareholders on the record date. Each unit of shares of Daihatsu common stock outstanding on the Daihatsu record date is entitled to one vote on each matter properly submitted at the annual general shareholders’ meeting of Daihatsu. Shares constituting less than one unit are not entitled to vote.

The following shares are not entitled to vote at, and are not counted in determining the quorum for, the annual general meeting of shareholders:

•	treasury shares held by Daihatsu;

•	shares held by entities in which Daihatsu (together with its subsidiaries) holds 25% or more of the voting rights; and

•	shares issued after the applicable record date and shares that have come to constitute one or more unit after the record date.

Record Date

Pursuant to Daihatsu’s articles of incorporation, the close of business on March 31, 2016 is the Daihatsu record date for the determination of the holders of Daihatsu common stock entitled to exercise the shareholders’ rights at the annual general meeting of shareholders of Daihatsu.

How to Vote; Use of Mail-in Voting Cards

Shareholders who are entitled to exercise voting rights at the annual general meeting of shareholders of Daihatsu may exercise their voting rights by attending the meeting in person or by having another shareholder who has voting rights attend the meeting as their attorney-in-fact or by returning the mail-in voting cards that will be mailed to those shareholders or, in case of shareholders who are non-residents of Japan and who have appointed a standing proxy, through their standing proxy in Japan.

Holders of Daihatsu common stock entitled to vote at the annual general shareholders’ meeting of Daihatsu may vote their shares by returning a mail-in voting card, using the form in Japanese which Daihatsu is distributing together with the notice of convocation of such meeting by mail to those holders. Mail-in voting cards will allow a shareholder with a right to vote at the shareholders’ meeting to indicate his or her approval or disapproval with respect to each proposal at the meeting, including the share exchange agreement. Completed mail-in voting cards must be received by Daihatsu by          p.m. (Japan time) one business day prior to the shareholders’ meeting.

In accordance with applicable Japanese law and practice, Daihatsu intends to:

•	count toward the quorum for its shareholders’ meeting any shares represented by mail-in voting cards that are returned without indicating the approval or disapproval of any of the proposals; and

•	count the shares represented by mail-in voting cards returned in this manner as votes in favor of the share exchange agreement and other proposals referred to in the mail-in voting cards.

In addition to the exercise of voting rights as described above, institutional investors may use the “Electronic Voting Platform for Institutional Investors” which is operated by ICJ, Inc. to exercise their voting rights at the annual general meeting of shareholders.

Vote Required

Approval of the share exchange agreement requires the affirmative vote of at least two-thirds of voting rights of Daihatsu shareholders present or represented at the annual general meeting of shareholders of Daihatsu, at which shareholders holding at least a majority of the total voting rights of Daihatsu shareholders who are entitled to exercise their voting rights are present or represented.

As of March 31, 2016, of the              shares of Daihatsu common stock outstanding, the directors, executive officers and audit & supervisory board members of Daihatsu owned an aggregate of              shares, representing approximately          % of the outstanding shares of Daihatsu common stock, and              shares were held by entities that did not have voting rights as set forth in the second bullet of “—Voting Rights” above. As of March 31, 2016, directors, executive officers and audit & supervisory board members of Toyota owned approximately          % of the outstanding shares of Daihatsu common stock.

Revocation

Any person who submits a mail-in voting card by mail may revoke it any time before it is voted:

•	by sending another mail-in voting card dated a later date than the previous mail-in voting card to Daihatsu if Daihatsu redistributes mail-in voting cards; or

•	by voting in person, or through another shareholder entitled to vote and appointed as such person’s attorney-in-fact or through a standing proxy in the case of shareholders who are non-residents of Japan, at the annual general meeting of shareholders of Daihatsu.

Daihatsu shareholders who have instructed a broker to vote their shares must follow directions received from their broker to change and revoke their vote.

THE SHARE EXCHANGE

This section of the prospectus describes material aspects of the share exchange, including the material provisions of the share exchange agreement. The full text of an English translation of the share exchange agreement, the original of which is written in Japanese, is incorporated herein by reference in its entirety and is included in this prospectus as Appendix A.

General

The boards of directors of Toyota and Daihatsu have agreed to the share exchange, to be approved by Daihatsu’s shareholders at the shareholders’ meeting of Daihatsu. Pursuant to the share exchange, each shareholder of Daihatsu will receive 0.26 shares of Toyota common stock for each share of Daihatsu common stock that such shareholder holds. If the share exchange agreement is approved by the shareholders of Daihatsu, unless the share exchange agreement otherwise ceases to have effect, which is expected only under certain specified circumstances, the share exchange is expected to become effective on August 1, 2016. For a further discussion of the termination of the share exchange agreement, see “—Material Terms of the Share Exchange Agreement—Modification, Termination and Effectiveness of the Share Exchange Agreement.”

Background to the Share Exchange

Daihatsu was incorporated as Hatsudoki Seizo Co., Ltd. in 1907 and is the oldest mass vehicle manufacturer in Japan. Daihatsu formed a business alliance with Toyota in 1967, since which time the two companies have broadened cooperation in the development and production of vehicles such as the Consorte, the first vehicle launched under the alliance in 1969, as well as deepening their cooperation in the global market. Since becoming a subsidiary of Toyota in 1998, Daihatsu has been focusing on the development and manufacturing of light and compact vehicles.

Daihatsu has developed its business under its own brand, mostly in Japan, Indonesia and Malaysia, through the development of low-cost and fuel-efficient technologies. It has also supported Toyota’s compact vehicle business by jointly developing vehicles, including the Avanza and Passo, with Toyota, and supplementing Toyota’s product lineups by supplying vehicles such as AGYA, Wigo and the light vehicle PIXIS series in Asia.

Daihatsu faces two challenges to realize sustainable growth going forward. One is to swiftly adopt the increasingly advanced and complex automobile technologies such as those related to the environment, safety and information. The other is business expansion into emerging countries which are expected to grow significantly.

To overcome these issues, Daihatsu must invest a considerable amount of resources quickly, but there is a limit to Daihatsu’s doing this independently as before. Accordingly, Daihatsu believes it is essential for the future development of the Daihatsu brand as well as for the company’s growth and higher corporate value to further collaborate with Toyota so that it can quickly utilize Toyota’s advanced technology and global business foundation.

In addition, the growing market of compact vehicles is becoming increasingly important because the entry-level car market is expanding in emerging countries due to economic development and vehicles are being made smaller due to environmental concerns in advanced countries. Furthermore, due to the drastic changes in the environment surrounding the automobile industry in recent years—such as the global popularization of environmentally-friendly vehicles, initiatives for increased safety performance and information technology, and a global trend toward smaller cars—technologies required for automobile development are becoming more advanced, complicated and diversified. Moreover, although in emerging countries entry-level cars in particular are becoming more popular, even where Japanese automobile manufacturers have high market share such as ASEAN countries, competition is expected to intensify due to the liberalization of the market, full-fledged entry of overseas automobile manufacturers and the rise of new manufacturers.

In order for the Toyota group to address these challenges with greater speed, and not only to maintain and expand its market share but also to contribute to realizing sustainable growth of the automobile industry through the production of ever better cars, the Toyota group needs to work to implement integrated global strategies. More specifically, even while improving the products and services under their own brand, Toyota and Daihatsu must go beyond the existing frameworks and utilize the technology and knowhow in the production of quality and affordable cars in which Daihatsu specializes, as well as further strengthen their mutually complementary relationship.

In order to realize Daihatsu’s expanded role within the Toyota group, it became necessary for Daihatsu to become closely integrated with Toyota, such as in combining their technology, knowhow and business infrastructure and carrying out a common strategy as well as clarifying responsibilities and streamlining decision-making between the two companies’ business strategies, including marketing, product planning, and overseas and supply strategies. Under these circumstances, Toyota and Daihatsu have been discussing and examining the framework of their collaboration.

On October 2, 2015, Mr. Koichi Ina and Mr. Masanori Mitsui, the chairman and the president of Daihatsu, respectively, visited Mr. Takeshi Uchiyamada, Mr. Akio Toyoda and Mr. Shigeki Terashi, the chairman, the president and an executive vice president of Toyota, respectively, at Toyota’s offices. They discussed how the two companies might further strengthen their collaboration in areas such as brand strategy, compact car strategy and addressing next-generation technologies. The executives from Toyota expressed their desire to advance the companies’ cooperative relationship and have Daihatsu play a more significant role within the Toyota group, and they proposed the possiblity of making Daihatsu a wholly-owned subsidiary of Toyota. On the same day, both parties formed internal working groups to handle this manner.

On November 10, 2015, Mr. Ina, Mr. Mitsui and Mr. Hiroyuki Yokoyama, the executive vice president of Daihatsu, visited Mr. Uchiyamada, Mr. Toyoda and Mr. Terashi at Toyota’s offices in order to provide Daihatsu’s response to Toyota’s proposal described above. After giving consideration to how Toyota and Daihatsu would separate their responsibilities for compact cars particularly in emerging markets, to how they would each address next-generation technologies such as information technology and compliance with fuel emission standards, and to the business environment such as the Japanese domestic market that is expected to become increasingly challenging and the need for a stronger alliance in emerging markets, the parties agreed that it was necessary to eliminate redundancies within the Toyota group and for the companies to make contributions in an integrated manner. Because it was necessary for the interests of the parties to be aligned and for the strategy and resources of the companies to be unified in order to achieve these goals, the parties agreed to proceed with the consideration of making Daihatsu a wholly-owned subsidiary.

On the same day, Daihatsu retained SMBC Nikko Securities as its financial advisor and a third-party valuation institution to provide analyses of the share exchange ratio and retained Mori Hamada & Matsumoto as its Japanese legal counsel. Daihatsu selected SMBC Nikko Securities as its financial advisor on the basis of SMBC Nikko Securities’ familiarity with Daihatsu and its experience in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

On November 11, 2015, Toyota retained Nomura as its financial advisor and a third-party valuation institution to provide analyses of the share exchange ratio.

On November 18, 2015, Daihatsu established a third-party committee in order to prevent circumstances in which the share exchange is consummated under terms and conditions that are disadvantageous to the minority shareholders of Daihatsu, and referred to it the questions of whether (a) the purpose of the share exchange was reasonable (including whether the share exchange will contribute to the improvement of the corporate value of Daihatsu), (b) the fairness of the terms and conditions of the share exchange (including the share exchange ratio) was ensured, (c) the interests of the minority shareholders of Daihatsu were fully considered in the share exchange through fair procedures, and (d) based on (a), (b) and (c) above, the resolution by the board of directors of Daihatsu to consummate the share exchange would not be disadvantageous to the minority shareholders of Daihatsu. From November 18, 2015 to January 28, 2016, the third-party committee carefully reviewed the matters referred to it by holding eight meetings in total, as well as by gathering information and consulting with each other as necessary.

On November 27, 2015, Toyota retained TMI Associates as its Japanese legal counsel, and on November 30, 2015, it retained Shearman & Sterling LLP as its U.S. legal counsel.

On December 2, 2015, Mr. Ina and Mr. Mitsui again visited Mr. Uchiyamada, Mr. Toyoda and Mr. Terashi at Toyota’s offices to discuss the status of deliberations and next steps.

On December 4, 2015, Toyota retained PricewaterhouseCoopers Aarata as its accounting advisor.

On December 7, 2015, Daihatsu retained KPMG AZSA LLC as its accounting advisor.

From mid-December 2015 through mid-January 2016, the parties conducted legal and financial due diligence with the assistance of its advisors.

On December 21, 2015, the working groups of Toyota and Daihatsu met to discuss the share exchange ratio. Toyota expressed its thoughts on the share exchange ratio, including the past market prices of the companies’ stock and the range of premium derived from past similar share exchange transactions. Specifically, Toyota noted that past transactions involving making a listed subsidiary into a wholly-owned subsidiary generally reflected a premium of around 15% to the market price of the subsidiary’s common stock. On this basis, Toyota indicated that the parties should consider a share exchange ratio to reflect a premium between 0% and 15%. In response, Daihatsu expressed the need to consider the interests of minority shareholders and the need to explain the transaction to the third-party committee.

On December 25, 2015, the working group of the parties met again to discuss the share exchange ratio, during which Daihatsu requested that Toyota consider a higher range of premium based on past similar share exchange transactions and give due weight to the corporate value of Daihatsu, including the brand and the compact car technology that Daihatsu has cultivated and developed over the years. Based upon such considerations, Daihatsu suggested that it would be more appropriate to consider a share exchange ratio of 0.27 shares of Toyota common stock for each share of Daihatsu common stock, which ratio would reflect a premium in a range between approximately 27% and 32% based on the companies’ average market prices over the prior 1-, 3- and 6-month periods at that time.

On January 7, 2016, the working groups of the parties met for the third time to discuss the share exchange ratio, during which Toyota offered a share exchange ratio of 0.24 shares of Toyota common stock for each share of Daihatsu common stock.

On January 14, 2016, the working groups of the parties met for the fourth time to discuss the share exchange ratio, during which Toyota indicated a willingness to increase the share exchange ratio to 0.26 shares of Toyota common stock for each share of Daihatsu common stock.

On January 19, 2016, Mr. Ina and Mr. Mitsui visited Mr. Uchiyamada, Mr. Toyoda and Mr. Terashi at Toyota’s offices and agreed to present to their respective boards the general terms of the share exchange at a ratio of 0.26 shares of Toyota common stock for each share of Daihatsu common stock, subject to receipt of the final response to the referral of the third-party committee supporting the transaction.

On January 29, 2016, Toyota and Daihatsu executed the share exchange agreement and announced the details of the share exchange, including the share exchange ratio. If the share exchange agreement is approved by the shareholders of Daihatsu, unless the share exchange agreement otherwise ceases to have effect, which is expected only under certain specified circumstances, the share exchange is expected to become effective on

August 1, 2016. For a further discussion of the termination of the share exchange agreement, see “—Material Terms of the Share Exchange Agreement—Modification, Termination and Effectiveness of the Share Exchange Agreement.”

Reasons for the Share Exchange

The boards of directors of Toyota and Daihatsu have agreed to the share exchange in order to promote Daihatsu to a more active and substantial role in the development and manufacturing of light and compact vehicles within the Toyota group and to streamline certain decision-making within the Toyota group. If the share exchange is approved by Daihatsu’s shareholders, Daihatsu would become a wholly-owned subsidiary of Toyota.

Following the share exchange, Daihatsu’s role within the Toyota group will change substantially from the one in which it mainly operates its own business while also supporting Toyota’s compact car business to a leading role in which it will play a principal part in the light vehicle and compact car business of the entire Toyota group. The share exchange is expected to enable Daihatsu to become the core of the Toyota group’s management strategy for compact vehicles and will enable the Toyota group to streamline its business structure. As a result, even as Toyota and Daihatsu will continue to maintain their management independence in order to maximize their own strength, the share exchange will strengthen the alliance of shared values, visions and strategies between the two companies, which will result in the increase in corporate values of both companies.

Specifically, the share exchange will enable the Toyota group to clearly demarcate the Toyota brand and the Daihatsu brand. Currently, product, technology and business strategies are being developed separately for the Toyota brand and the Daihatsu brand, which has raised issues in the compact vehicle business within the Toyota group in areas such as offering product lineups that satisfy diversified customer needs, speedy business development and brand management. Following the share exchange, Toyota and Daihatsu will be able to mutually utilize the two companies’ strengths and drastically reduce cost as a group, as well as to plan and implement comprehensive strategies to facilitate the two companies’ technological combination and joint development of next-generation technologies in the areas of compact car technology, electrified units, weight reduction, automated driving, infrastructures for EVs (Electronic Vehicles) and FCVs (Fuel Cell Vehicle), connected car technology and integrated control. The share exchange will enable Toyota and Daihatsu to globally enhance product lineups under a global brand strategy, but they will differentiate their own brand by making the most of the distinctiveness of both the Toyota brand and the Daihatsu brand in order to offer attractive and globally-competitive products that satisfy diverse customer needs.

Toyota and Daihatsu will focus on the following strategies going forward to further strengthen their ties in order to achieve sustainable global growth for the light and compact vehicle business of the Toyota group:

1)	Compact car strategy: Providing globally competitive compact cars based on technology Daihatsu accumulated with light vehicles

The Toyota group will work to expand customers who patronize the Lexus brand, the Toyota brand and the Daihatsu brand by improving the value of each brand and optimizing brand portfolios that will endure. Daihatsu intends to evolve the Daihatsu brand into a global brand with a unique value that draws on Daihatsu’s strength in providing customer-desired products and services quickly and at an affordable price.

To this end, Daihatsu will take the initiative in product development under both the Toyota brand and the Daihatsu brand in the compact car field by further evolving its product planning and technological development knowhow and processes that were cultivated from light vehicles. It will also enhance its ability to manufacture cars from the perspective of local customers that Daihatsu has developed. With these efforts, the Toyota group will aim to enhance both cost competitiveness, based on economies of scale, and product competitiveness, based on a broad product lineup range.

2)	Technological strategy: Combining Toyota’s cutting-edge technology and Daihatsu’s low-cost technology

Going forward, Toyota and Daihatsu will share their strategies regarding technology from initial conception and create a corporate group structure that simultaneously realizes the development of cutting-edge technology and cost reduction. More specifically, Toyota will develop technologies such as electrified powertrain technology and information technology that will enhance cars in the areas of environment, safety, security, and comfort technology while Daihatsu will further explore its current advantages such as space-efficient packaging ability, low-cost technology and fuel-efficient technology such as weight reduction and conventional technologies. Daihatsu will also seek to realize cost reduction and miniaturization of Toyota’s advanced technologies and incorporate such technologies into the compact cars that it offers. Furthermore, Daihatsu will share its unique car manufacturing knowhow within the Toyota group in order to contribute to increased cost competitiveness for upper class models.

3)	Business strategy: Daihatsu to play a central role in car production in emerging markets

In the emerging markets where the entry-level car market is expected to expand due to increasing population, economic growth and urbanization, Daihatsu will play the main role in manufacturing activities, including development, procurement and production. This will allow Toyota to supplement products with competitiveness and effectively shift resources while allowing Daihatsu to enter and operate more expeditiously and efficiently in new regions where it had been difficult for Daihatsu to enter due to the business risks involved. In the regions where both companies operate, they will seek to further collaborate in ways such that Daihatsu will eventually lead the car manufacturing activities, including production and procurement.

Determination of Daihatsu’s Board of Directors

On January 29, 2016, the meeting of the board of directors of Daihatsu was convened to resolve the share exchange agreement. Of the eleven members of the board, eight members were in attendance and unanimously resolved that the share exchange ratio is fair to the non-controlling shareholders of Daihatsu and approved the share exchange. Of the three remaining directors, Mr. Mitsuhisa Kato, who also serves as a director of Toyota, did not attend the board meeting nor participate in the discussions and negotiations with Toyota regarding the share exchange on behalf of Daihatsu in order to avoid possible conflicts of interest. In addition, Mr. Hiroyuki Yokoyama, who was Senior Managing Officer of Toyota until March 2015, and Mr. Ichiro Yoshitake, who was an employee of Toyota until March 2013, also did not attend the board meeting nor participate in the discussions and negotiations with Toyota regarding the share exchange on behalf of Daihatsu in order to avoid possible conflicts of interest. Of the four audit & supervisory board members of Daihatsu, three audit & supervisory board members (including two outside audit & supervisory board members) participated in the deliberation of the board meeting and opined that they had no objections to the consummation of the share exchange. The remaining audit & supervisory board member of Daihatsu, Mr. Kosuke Ikebuchi, who serves as Senior Advisor to the Board and Senior Technical Executive of Toyota, did not attend the board meeting in order to avoid conflicts of interest.

In making its determination to approve the share exchange agreement with advice from Daihatsu’s financial and legal advisors, the board of directors of Daihatsu considered a number of factors, including the following:

•	the board’s knowledge of the businesses, operations, financial condition, earnings and future prospects of both Daihatsu and Toyota;

•	the board’s knowledge of the current and prospective economic, market and industry environment in which Daihatsu and Toyota operate;

•	the results of the legal and financial due diligence of Toyota’s operations conducted by Daihatsu and its legal and accounting advisor;

•	the results of analyses of the share exchange ratio, prepared by SMBC Nikko Securities, which included market price analysis and discounted cash flow analysis;

•	the original signed version of the valuation report of SMBC Nikko Securities dated January 28, 2016, which was delivered to the board of directors of Daihatsu;

•	the original response to the referrals of the third-party committee dated January 28, 2016, which was delivered to Daihatsu’s board of directors;

•	the fact that the outside audit & supervisory board members who did not have conflicts of interest expressed no objections to Daihatsu’s execution of the share exchange agreement; and

•	the terms of the share exchange agreement and its effects, including, without limitation, the fact that Toyota would become the sole shareholder of Daihatsu upon consummation of the share exchange.

The foregoing discussion of the information considered by the board of directors of Daihatsu is not exhaustive, but includes the material factors that the board of directors of Daihatsu considered in approving the share exchange. In view of the wide variety of factors considered in connection with its evaluation of the share exchange and the complexity of these matters, the board of directors of Daihatsu did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. The board of directors of Daihatsu conducted an overall analysis of the factors described above, including discussions with Daihatsu’s financial and legal advisors, and considered the factors overall to be favorable to, and to support, its determination.

The above description contains forward-looking statements and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

Advice and Reports from Daihatsu’s Advisors

Daihatsu’s Financial Advisor

Valuation report of Daihatsu’s Financial Advisor

SMBC Nikko Securities delivered its valuation report, or the valuation report, in Japanese to Daihatsu’s board of directors on January 29, 2016. The English translation of the valuation report of SMBC Nikko Securities is attached as Appendix B. The valuation report was prepared for the sole use of the board of directors of Daihatsu to provide it with useful information in relation to the share exchange ratio. As such, no opinion or evaluation was provided in the valuation report, nor is such opinion or evaluation indirectly suggested or implied, in relation to the fairness of the share exchange ratio to any parties, entities or individuals, including Daihatsu and its shareholders. In addition, the valuation report is not intended for the shareholders of Daihatsu nor does it intend to provide them with any assistance or recommendations on voting at the annual general meeting of shareholders where Daihatsu shareholders will decide upon the approval of the share exchange.

SMBC Nikko Securities has consented to the inclusion of its valuation report as Appendix B to this prospectus. By giving such consent, SMBC Nikko Securities does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it thereby admit that it is an expert with respect to any part of this Registration Statement on Form F-4 of which this prospectus forms a part within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

In connection with preparing the valuation report, SMBC Nikko Securities used the following materials and information sources:

•	financial disclosures such as securities reports (yukashoken hokokusyo), quarterly reports (shihanki hokokusyo) and financial reports summaries (kessan tanshin) of Daihatsu and Toyota;

•	documents and information provided by Daihatsu and Toyota related to their respective business policies, business plans and financial information;

•	due diligence reports on Toyota from the viewpoint of finance, taxation and legal matters provided by Daihatsu;

•	information obtained through interviews with representatives of Daihatsu and Toyota;

•	stock price information and stock trading information of Daihatsu and Toyota; and

•	other disclosed or public information.

SMBC Nikko Securities did not take into consideration any synergy effect resulting from the share exchange, as Daihatsu and Toyota had prepared their current business plans separately, on a stand-alone basis. Since the business plan provided by Toyota contained only limited information, SMBC Nikko Securities referred to public information and made partial adjustments based on certain assumptions to conduct the analysis.

SMBC Nikko Securities assumed that the materials, information and data used for the valuation report were accurate and complete in all respects. SMBC Nikko Securities did not conduct any verification or validation concerning the accuracy or completeness of such information or data. Furthermore, SMBC Nikko Securities did not undertake any examination of the assets and liabilities belonging to Daihatsu, Toyota or their subsidiaries and affiliates, whether independently or by outsourcing to external professional contractors. The result of such valuation may be affected considerably should any deficiencies be found in the accuracy, completeness or integrity of such information.

SMBC Nikko Securities assumed that Daihatsu, Toyota and their subsidiaries and affiliates did not have any undisclosed off-the-book liabilities or undisclosed contingent liabilities that may result from lawsuits, conflicts, environmental issues, taxation or otherwise, which may significantly influence the result of the valuation report.

The valuation report was prepared on the assumption that the data and the information contained in the business plans and other materials used in the business plans and other materials used for the valuation report are correct and complete, based on the most accurate estimation and prudent judgment possible of the providers, by following proper procedures.

In addition, SMBC Nikko Securities may have conducted analyses in the process of preparing the valuation report pursuant to certain prepositions or hypotheses based upon such data and information provided by external parties, assuming that they were accurate and reasonable. SMBC Nikko Securities did not conduct, nor shall assume any responsibility or obligation for not having conducted, any verification or validation regarding the accuracy, validity and the feasibility of such prepositions and hypotheses.

Financial Analyses of Daihatsu’s Financial Advisor

The following is a summary of the material financial analyses contained in the valuation report. The following summary, however, does not purport to be a complete description of the financial analyses performed by SMBC Nikko Securities, and is qualified in its entirety by Appendix B. In addition, the order of analyses described below does not purport to represent the relative importance or weight given to those analyses by SMBC Nikko Securities. The financial analyses summarized below include information presented in tabular format, which must be read together with the full text of the summary. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 26, 2016 and is not necessarily indicative of current market conditions. With Daihatsu’s consent, SMBC Nikko Securities used the market price analysis and the discounted cash flow analysis to evaluate Toyota shares and Daihatsu shares.

Market Price Analysis

In conducting the market price analysis, SMBC Nikko Securities set January 26, 2016, which was the business day immediately prior to the date of the first media coverage regarding the share exchange, as the reference date in order to eliminate from the stock price the impact of such media coverage and used the closing share price of Daihatsu and Toyota on the reference date and the simple average closing share prices of Daihatsu and Toyota during the following three periods, in each case ending with the reference date: (i) the most recent one month, (ii) the most recent three months and (iii) the most recent six months.

The results of the analysis were as follows:

Exchange ratio per Daihatsu share
Closing Share Price as of Reference Date	0.22
1 Month	0.22
3 Months	0.21
6 Months	0.21

As a result of this analysis, the range of implied exchange ratios per share of Daihatsu was calculated to be 0.21 to 0.22.

Discounted Cash Flow Analysis

In conducting the discounted cash flow analysis, SMBC Nikko Securities evaluated the Daihatsu shares and the Toyota shares by discounting cash flows based on each company’s financial forecasts for the fiscal years ending March 31, 2016 and March 31, 2021, which SMBC Nikko Securities received from each company, to their present value at the discount rates ranging from 7.40% to 7.90% for Daihatsu shares and from 4.45% to 4.95% for Toyota shares. SMBC Nikko Securities adopted the perpetual growth rate method to calculate the terminal value. The perpetual growth rate method is based on the assumption that the income or cash in-flow in the final year of the projection period will be sustained in perpetuity. For the perpetual growth rate method, SMBC Nikko Securities applied perpetual growth rates ranging from -0.25% to 0.25% for each company.

The results of the analysis were as follows:

Exchange ratio per Daihatsu share
Perpetual Growth Rate Method	0.20-0.28

The discounted cash flow analysis resulted in a range of implied exchange ratios per Daihatsu share of 0.20 to 0.28.

Although the financial forecast of Toyota that SMBC Nikko Securities used in performing the discount cash flow analysis did not reflect a substantial increase or decrease in earnings, the financial forecast of Daihatsu reflected a substantial increase in earnings for the fiscal year ending March 31, 2017, mainly as a result of taking into account, to the maximum extent possible, a temporary last-minute increase in demand expected before the consumption tax increase that may take effect in April 2017, in addition to the introduction of new products. Such financial forecast of Daihatsu also assumed that the operating income of Daihatsu will recover in the fiscal year ending March 31, 2017 to a level that is higher than the operating income of 110.6 billion yen in the fiscal year ended March 31, 2015. The financial forecasts of both companies did not assume the consummation of the share exchange.

Miscellaneous

As a part of its investment banking business, SMBC Nikko Securities is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SMBC Nikko Securities was selected to act as Daihatsu’s financial advisor with respect to the share exchange on the basis of such experience and its familiarity with Daihatsu.

For services rendered in connection with the share exchange, Daihatsu has agreed to pay SMBC Nikko Securities a fee of ¥150 million in respect thereof, a substantial portion of which will become payable only if the share exchange is consummated. In addition, Daihatsu has agreed to reimburse SMBC Nikko Securities for certain of its expenses incurred in connection with its services, and will indemnify SMBC Nikko Securities against certain liabilities, including liabilities arising under the U.S. federal securities laws.

SMBC Nikko Securities is a member of the Sumitomo Mitsui Financial Group, or SMFG, and SMBC Nikko Securities and other group companies of SMFG may provide various financial services such as banking services, securities trading or brokerage services, corporate and investment banking services to Daihatsu and to other parties/entities that may be involved in the share exchange, as well as their shareholders, subsidiaries and affiliates, for which SMBC Nikko Securities and other group companies of SMFG may receive fees.

Response to Referral to the Third-party Committee

On November 18, 2015, Daihatsu established a third-party committee consisting of three members—Mr. Kenji Yamamoto, an outside board member and an independent director of Daihatsu, as well as Mr. Nobumichi Hattori (a Visiting Professor at Graduate School of Finance, Accounting and Law, Waseda University) and Mr. Takeshi Nakao (a certified public accountant and licensed tax accountant at Partners Inc.)—in order to prevent circumstances in which the share exchange is consummated under terms and conditions that are disadvantageous to the minority shareholders of Daihatsu. All of the members of the third-party committee were selected due to their independence from Toyota. Furthermore, Mr. Yamamoto was selected given his role as an independent outside director of Daihatsu in addition to his professional expertise and experience as an attorney. The two non-director members, Mr. Hattori and Mr. Nakao, were selected based on their professional expertise as well as ample experience serving as a member of a third-party committee or a financial adviser or appraiser in other similar transactions.

In considering the share exchange, Daihatsu referred to the third-party committee the questions of whether (a) the purpose of the share exchange was reasonable (including whether the share exchange will contribute to the improvement of the corporate value of Daihatsu), (b) the fairness of the terms and conditions of the share exchange (including the share exchange ratio) was ensured, (c) the interests of the minority shareholders of Daihatsu were fully considered in the share exchange through fair procedures, and (d) based on (a), (b) and (c) above, the resolution by the board of directors of Daihatsu to consummate the share exchange would not be disadvantageous to the minority shareholders of Daihatsu.

From November 18, 2015 to January 28, 2016, the third-party committee carefully reviewed the matters referred to it by holding eight meetings in total, as well as by gathering information and consulting with each other as necessary. In conducting the examination, the third-party committee received an explanation from Daihatsu concerning the purpose of the share exchange, background leading to the share exchange, views of Daihatsu and Toyota on the share exchange, terms and conditions of the share exchange and the decision-making process thereof, and other related matters, and an explanation from SMBC Nikko Securities concerning the valuation of the share exchange ratio in the share exchange. In addition, the third-party committee received an explanation from Mori Hamada & Matsumoto, legal advisor to Daihatsu, concerning the details of the measures to ensure fairness of the procedures of the share exchange and the measures to avoid conflicts of interest, such as the decision-making method and procedures of the board of directors of Daihatsu with respect to the share exchange. Subsequently, the third-party committee submitted a response to referrals (toshinsho) on January 28, 2016 to the board of directors of Daihatsu to the effect that it can be said that the resolution by the board of directors of Daihatsu to consummate the share exchange is not disadvantageous to the minority shareholders of Daihatsu on the basis of the explanations, valuation results and other materials it reviewed.

The English Translation of the Response to the Referral to the Third-Party Committee is attached as Appendix C.

Material Terms of the Share Exchange Agreement

On January 29, 2016, Toyota and Daihatsu entered into a share exchange agreement setting forth the terms of the share exchange. The following is a summary of material provisions of the share exchange agreement. This summary is qualified in its entirety by reference to the share exchange agreement, an English translation of which is incorporated by reference in its entirety and attached to this prospectus as Appendix A.

Structure of the Share Exchange

Upon the effectiveness of the share exchange, the following events will occur:

•	Toyota will deliver to shareholders of Daihatsu common stock, excluding Toyota and Daihatsu, in exchange for Daihatsu common stock, the number of shares of Toyota common stock calculated by multiplying the total number of shares of Daihatsu common stock held by shareholders of Daihatsu common stock as of the time immediately preceding the share exchange by 0.26.

•	shareholders of Daihatsu common stock (other than Daihatsu, with respect to its treasury shares, which will be cancelled, and Toyota, with respect to shares of Daihatsu owned by it) as of the time immediately preceding the share exchange will be allotted a number of shares of Toyota common stock based on the ratio of 0.26 Toyota shares for one Daihatsu share, such amount (excluding any fractional shares) to be reflected in Toyota’s register of shareholders; and

•	in lieu of any fractional shares of Toyota common stock that would otherwise be allotted to former shareholders of Daihatsu, the former shareholders of Daihatsu will receive cash as described in more detail in “—Holders of Fractional Shares.”

Effect of the Share Exchange

As a result of the share exchange, Toyota will acquire all outstanding shares of Daihatsu common stock (excluding shares of Daihatsu common stock already owned by Toyota). Toyota will become the sole shareholder of Daihatsu, and Daihatsu will become a wholly-owned subsidiary of Toyota.

Toyota’s Stated Capital and Reserves

The stated capital and retained earnings reserves of Toyota will not increase as a result of the share exchange. The amount of increase in Toyota’s capital reserves will be the minimum amount required to be increased pursuant to applicable laws and regulations.

Effective Date of the Share Exchange

The share exchange will become effective on August 1, 2016, subject to changes in certain circumstances.

Annual General Meeting of Shareholders of Daihatsu

Daihatsu will seek the approval of its shareholders for the terms of the share exchange agreement at the annual general meeting of shareholders of Daihatsu scheduled to be held on                     , 2016.

Modification, Termination and Effectiveness of the Share Exchange Agreement

Toyota and Daihatsu may, upon mutual consultation, modify the share exchange agreement, including terms and conditions of the share exchange, cancel the share exchange or terminate the share exchange agreement, if, during the period commencing from the execution date of the share exchange agreement until the effective date of the share exchange, due to an act of god or other events, (i) a material change occurs to the assets or results of operations of Toyota or Daihatsu, (ii) a material impediment arises in the implementation of the share exchange or (iii) it otherwise becomes difficult to achieve the purpose of the share exchange agreement.

The share exchange agreement shall cease to have effect if (i) shareholders of Toyota holding more than one-ninth of shares with votes entitled to be exercised at the shareholders’ meeting submit a notification to Toyota to the effect that such shareholders dissent to the share exchange within two weeks after the day of the individual notification or the public notification to shareholders under Article 797 (3) and (4) of Companies Act, and the share exchange agreement is not approved at a shareholders’ meeting of Toyota, (ii) the share exchange agreement is not approved at the annual general meeting of shareholders of Daihatsu, (iii) any of the approvals from the relevant regulatory authorities are not obtained or (iv) the share exchange has been canceled or the share exchange agreement has been terminated pursuant to the preceding paragraph.

Holders of Fractional Shares

In accordance with the Companies Act, Daihatsu shareholders will not receive any fractional shares of Toyota common stock in the share exchange. Instead, the shares representing the aggregate of all such fractions (in case where such aggregated shares include any fractional shares, such fraction will be rounded down) will be sold to Toyota at the market price and the net cash proceeds from the sale will be distributed to the former holders of Daihatsu shares on a proportionate basis in accordance with their respective fractions.

Daihatsu Voting Matters

The close of business on March 31, 2016 is the record date for determination of the holders of Daihatsu common stock entitled to exercise shareholders’ rights at Daihatsu’s shareholders’ meeting. As of March 31, 2016, there were shares of Daihatsu common stock issued and outstanding. See “Annual General Meeting of Daihatsu Shareholders” for a more detailed description of the vote required, and the use and revocation of mail-in voting cards, at the annual general meeting of shareholders.

Dissenters’ Appraisal Rights

Any Daihatsu shareholder (i) who notifies Daihatsu prior to the annual general meeting of shareholders of his or her intention to oppose the share exchange, and who votes against approval of the share exchange at the annual general meeting of shareholders, or (ii) who is not entitled to vote at such annual general meeting of shareholders; and complies with the other relevant procedures set forth in the Companies Act and related laws and regulations and share handling regulations of Daihatsu (a “dissenting shareholder”) may demand that Daihatsu purchase his or her shares of Daihatsu common stock at the fair value. If a shareholder votes against the share exchange by submitting a mail-in voting card, such submission will satisfy all requirements mentioned in (i) above. The failure of a shareholder who is entitled to vote at such annual general meeting of shareholders to provide such notice prior to the annual general meeting or to vote against approval of the share exchange agreement at the annual general meeting will in effect constitute a waiver of the shareholder’s right to demand that Daihatsu purchase his or her shares of common stock at the fair value. The dissenting shareholder who has made such demand may withdraw such demand only if Daihatsu approves such withdrawal.

Daihatsu will give public notice to its shareholders announcing that Daihatsu intends to execute the share exchange and provide the name and address of Toyota, no later than 20 days prior to the effective date of the share exchange (such public notice may be made prior to the date of the annual general meeting of shareholders). The demand referred to in the preceding paragraph must be made within the period from the day 20 days prior to the effective date of the share exchange to the date immediately preceding the effective date of the share exchange.

The demand must state the number of shares relating to such demand. The Companies Act does not require any other statement in the demand. Accordingly, the demand is legally valid regardless of whether the demand includes the dissenting holder’s estimate of the fair value of shares. The dissenting shareholder must also request an individual shareholder notification (kobetsu kabunushi tsuchi) through its standing proxy in Japan from Japan Securities Depository Center, Inc., or JASDEC, and submit a receipt of the individual shareholder notification and identity verification documents to Daihatsu upon the request from Daihatsu.

If the value of such shares is agreed upon between the dissenting shareholder and Daihatsu, then Daihatsu is required to make payment to such dissenting shareholder of the agreed value within 60 days of the effective date of the share exchange. If the dissenting shareholder and Daihatsu do not agree on the value of such shares within 30 days from the effective date of the share exchange, the shareholder or Daihatsu may, within 30 days after the expiration of such period, file a petition with the Osaka District Court for a determination of the value of his or her shares. Daihatsu is also required to make payment of statutory interest on such share value as determined by the court accruing from the expiration of the 60-day period referred to in the second preceding sentence. The transfer of shares from dissenters to Daihatsu becomes effective on the effective date of the share exchange.

Dissenter’s appraisal rights for shareholders of a company becoming a wholly-owned subsidiary through a share exchange are set forth in Articles 785 and 786 of the Companies Act. An English translation of these articles is included in this prospectus as Appendix D.

Status of Toyota Common Stock under the Federal Securities Laws

The exchange of shares of Daihatsu common stock held by U.S. shareholders for shares of Toyota common stock pursuant to the share exchange has been registered under the Securities Act of 1933, as amended, or the Securities Act. Accordingly, there will be no restrictions under the Securities Act on the resale or transfer of such shares by U.S. shareholders of Daihatsu except for those shareholders, if any, who become “affiliates” of Toyota as such term is used in Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Toyota generally include individuals or entities that, directly or indirectly, control, are controlled by, or are under common control with Toyota. With respect to those shareholders who may be deemed to be affiliates of Toyota after the share exchange, Rule 144 places certain restrictions on the offer and sale within the United States or to U.S. persons of shares of Toyota common stock that may be received by them pursuant to the share exchange. This prospectus does not cover resales of shares of Toyota common stock received by any person who may be deemed to be an affiliate of Toyota after the share exchange.

Accounting Treatment

Daihatsu was a consolidated subsidiary of Toyota prior to the share exchange as Toyota had a controlling financial interest. As the share exchange does not result in a change of control of Daihatsu, the share exchange will be accounted for by Toyota in accordance with ASC 810 “Consolidation.” Increases or decreases in Toyota’s ownership interest in Daihatsu, while Toyota retains its controlling financial interest, will be accounted for as equity transactions. No gain or loss will be recognized in the consolidated statements of income of Toyota and the carrying amount of the noncontrolling interest will be adjusted to reflect the change in Toyota’s ownership interest in Daihatsu. Any difference between the fair value of the consideration paid by Toyota and the amount by which the noncontrolling interest is adjusted will be recognized within Toyota’s shareholders’ equity in Toyota’s consolidated balance sheet.

Differences in Shareholders’ Rights

There are no material differences between the rights of shareholders of Toyota common stock and Daihatsu common stock from a legal perspective.

Tax Consequences of the Share Exchange

Non-resident holders of shares of Daihatsu common stock will generally not be subject to Japanese taxation with respect to the share exchange, except with respect to cash payments of the sale price from Daihatsu as a result of their exercise of dissenters’ appraisal rights. See “Taxation—Japanese Tax Consequences,” which is the opinion of TMI Associates, Japanese counsel to Toyota, for further discussion regarding the anticipated Japanese tax consequences to non-resident holders of the share exchange.

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Toyota and Daihatsu have no obligation to structure the share exchange in a manner that is tax-free to U.S. Holders. As structured, however, the share exchange is expected to qualify as a tax-deferred reorganization under the provisions of the Code, but such qualification depends on the resolution of issues and facts that will not be known until the date of the share exchange. Neither Toyota nor Daihatsu has obtained or will obtain a ruling from the IRS or an opinion of U.S. counsel that the share exchange will qualify as a reorganization. If the share exchange qualifies as a reorganization, no gain or loss generally will be recognized by a U.S. Holder on the exchange of shares of Daihatsu common stock for shares of Toyota common stock pursuant to the share exchange, except with respect to any cash received in lieu of fractional shares of Toyota common stock and unless Daihatsu has been a PFIC at any time during the holding period of the U.S. Holder. If the share exchange does not qualify as a reorganization, a U.S. Holder that exchanges its shares of Daihatsu common stock for shares of Toyota common stock will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Toyota common stock received and (b) any cash received in lieu of fractional shares of Toyota common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of Daihatsu common stock exchanged. See “Taxation—U.S. Federal Income Tax Consequences,” which is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Toyota, for further discussion regarding the anticipated U.S. federal income tax consequences to U.S. Holders of the share exchange.

REGULATION

Japanese Foreign Exchange Controls

The Foreign Exchange and Foreign Trade Law and the cabinet orders and ministerial ordinances thereunder (collectively, the “Foreign Exchange Regulations”), govern the acquisition and holding of shares of capital stock of Toyota by “exchange non-residents” and by “foreign investors.” The Foreign Exchange Regulations currently in effect do not, however, affect transactions between exchange non-residents to purchase or sell shares outside Japan using currencies other than Japanese yen.

Exchange non-residents are:

•	individuals who do not reside in Japan; and

•	corporations whose principal offices are located outside Japan.

Generally, branches and other offices of non-resident corporations that are located within Japan are regarded as residents of Japan. Conversely, branches and other offices of Japanese corporations located outside Japan are regarded as exchange non-residents.

Foreign investors are:

•	individuals who are exchange non-residents;

•	corporations or other organizations that are organized under the laws of foreign countries or whose principal offices are located outside of Japan; and

•	corporations (1) of which 50% or more of their voting rights are held directly or indirectly by individuals who are exchange non-residents and/or corporations or other organizations (a) that are organized under the laws of foreign countries or (b) whose principal offices are located outside of Japan or (2) a majority of whose officers, or officers having the power of representation, are individuals who are exchange non-residents.

Acquisition of Equity Securities

In general, the acquisition of shares of a Japanese company (such as the shares of capital stock of Toyota) by an exchange non-resident from a resident of Japan is not subject to any prior filing requirements. In certain limited circumstances, however, the Minister of Finance may require prior approval of an acquisition of this type. While prior approval, as described above, is not required, in the case where a resident of Japan transfers shares of a Japanese company (such as the shares of capital stock of Toyota) for consideration exceeding ¥100 million to an exchange non-resident, the resident of Japan who transfers the shares is required to report the transfer to the Minister of Finance within 20 days from the date of the transfer, unless the transfer was made through a bank, securities company or financial futures trader licensed under Japanese law.

If a foreign investor acquires shares of a Japanese company that is listed on a Japanese stock exchange (such as the shares of capital stock of Toyota) and, as a result of the acquisition, the foreign investor, in combination with any existing holdings, directly or indirectly holds 10% or more of the issued shares of the relevant company, the foreign investor, with certain exceptions, must file a report of the acquisition with the Minister of Finance and any other competent Ministers having jurisdiction over that Japanese company by the 15th day of the month following the month in which the date of the acquisition falls. In limited circumstances, such as where the foreign investor is in a country that is not listed on an exemption schedule in the Foreign Exchange Regulations, a prior notification of the acquisition must be filed with the Minister of Finance and any other competent Ministers, who may then modify or prohibit the proposed acquisition.

Distributions and Proceeds of Sale

Under the Foreign Exchange Regulations, dividends paid on, and the proceeds of sales in Japan of, shares held by non-residents of Japan may in general be converted into any foreign currency and repatriated abroad. Under the terms of the deposit agreement pursuant to which Toyota’s ADSs are issued, the Depositary is required, to the extent that in its judgment it can convert yen on a reasonable basis into dollars and transfer the resulting dollars to the United States, to convert all cash dividends that it receives in respect of deposited shares into dollars and to distribute the amount received (after deduction of applicable withholding taxes) to the holders of ADSs.

MAJOR SHAREHOLDERS

Toyota

As of March 31, 2016,              shares of Toyota common stock were issued, out of which              shares were treasury stock and              shares were outstanding.

Under the Financial Instruments and Exchange Law, any person who becomes, beneficially and solely or jointly, a holder, including, but not limited to, a deemed holder who manages shares for another holder pursuant to a discretionary investment agreement, of more than 5% of the total issued shares of a company listed on a Japanese stock exchange (including ADSs representing such shares) must file a report concerning the shareholding with the director of the relevant local finance bureau. A similar report must be filed, with certain exceptions, if the percentage of shares held by a holder, solely or jointly, of more than 5% of the total issued shares of a company increases or decreases by 1% or more, or if any change to a material matter set forth in any previously filed reports occurs.

Based on information known to Toyota or that can be ascertained from public filings, including filings made by Toyota’s shareholders regarding their ownership of Toyota common stock under the Financial Instruments and Exchange Law of Japan, the following table sets forth the beneficial ownership of holders of more than 5% of Toyota common stock as of March 31, 2016.

Name of Beneficial Owner	Number of Shares (in thousands)	Percentage of Shares Issued
Toyota Industries Corporation

According to The Bank of New York Mellon, depositary for Toyota’s ADSs, as of March 31, 2016,              shares of Toyota common stock were held in the form of ADRs and there were              ADR holders of record in the United States. According to Toyota’s register of shareholders, as of March 31, 2016, there were              holders of common stock of record worldwide. As of March 31, 2016, there were              record holders of Toyota common stock with addresses in the United States, whose shareholdings represented approximately of the issued common stock on that date. Because some of these shares were held by brokers or other nominees, the number of record holders with addresses in the United States might not fully show the number of beneficial owners in the United States.

None of Toyota’s shares of common stock entitles the holder to any preferential voting rights.

To the extent known to Toyota, Toyota is not owned or controlled, directly or indirectly, by another corporation, any foreign government or any natural or legal person.

Toyota knows of no arrangements the operation of which may at a later time result in a change of control.

Daihatsu

As of March 31, 2016,              shares of Daihatsu common stock were issued, out of which              shares were treasury stock and              shares were outstanding.

Based on information known to Daihatsu or that can be ascertained from public filings, including filings made by Daihatsu’s shareholders regarding their ownership of Daihatsu common stock under the Financial Instruments and Exchange Law of Japan, the following table sets forth the beneficial ownership of holders of more than 5% of Daihatsu common stock as of March 31, 2016.

Name of Beneficial Owner	Number of Shares (in thousands)	Percentage of Shares Issued
Toyota Motor Corporation

*	Including % owned through subsidiaries of Toyota

As of March 31, 2016,              shares, representing             % of Daihatsu’s outstanding common stock, were owned by              holders of record with addresses in the United States.

TAXATION

You are urged to consult your own tax advisor with respect to the United States federal, state and local and the Japanese and other tax consequences of the share exchange and of owning and disposing of Toyota’s shares or ADSs in your particular circumstances.

For the purposes of discussion of Japanese and U.S. tax consequences of the share exchange below, the term “Treaty” shall refer to the current income tax convention between the United States and Japan, as amended; a “U.S. Holder” shall refer to any beneficial owner of shares of Daihatsu common stock that either receives shares of Toyota common stock pursuant to the share exchange or properly exercises dissenters’ rights and that is (i) a citizen or individual resident of the United States, as determined for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; and an “Eligible U.S. Holder” shall refer to a U.S. Holder that: (i) is a resident of the United States for purposes of the Treaty; (ii) does not maintain a permanent establishment in Japan (a) with which shares of Toyota common stock or ADSs are effectively connected or (b) of which shares of Toyota common stock or ADSs form part of the business property; and (iii) is eligible for benefits under the Treaty, with respect to income and gain derived in connection with the shares of Toyota common stock or ADSs.

Japanese Tax Consequences

The following is a discussion of the principal Japanese tax consequences (limited to national taxes) of the share exchange and the ownership of shares of Toyota common stock and ADSs to non-resident holders who hold shares of Daihatsu common stock and ultimately of Toyota common stock or ADSs. The discussion is the opinion of TMI Associates, Japanese counsel to Toyota. A “non-resident holder” means a holder of shares of Daihatsu’s or Toyota common stock or ADSs, as the case may be, who holds such shares or ADSs as portfolio investments, and who is a non-resident individual of Japan or a non-Japanese corporation without a permanent establishment in Japan. For purposes of this discussion, a holder of shares or ADSs is considered to own such shares or ADSs, as applicable, as a portfolio investment if the holder owns less than 25% of the total number of the relevant corporation’s issued shares.

The statements regarding Japanese tax laws set forth below are based on the laws in force and double taxation conventions applicable as of the date hereof which are subject to change, possibly on a retroactive basis, including changes due to the forthcoming 2016 Annual Tax Reform. This discussion is not exhaustive of all possible tax considerations which may apply to a particular non-resident holder and potential non-resident holders are advised to satisfy themselves as to the overall tax consequences of the share exchange and of the acquisition, ownership and disposition of Toyota’s shares or ADSs, including specifically the tax consequences under Japanese law, the laws of the jurisdiction of which they are residents, and any tax treaty between Japan and their country of residence, by consulting their own tax advisors.

Consequences of the Share Exchange

Under the terms of the share exchange, shares of Daihatsu common stock will be exchanged solely for shares of Toyota common stock, and no cash or other property other than shares of Toyota common stock will be distributed to holders of shares of Daihatsu common stock, except that some holders of shares of Daihatsu common stock may receive cash (i) in lieu of fractional shares of Toyota common stock where such fractional shares arise due to the exchange ratio in the share exchange or (ii) as a result of their exercise of dissenters’ appraisal rights under the Companies Act.

Except as described in the following paragraph, non-resident holders holding Daihatsu shares as a portfolio investor will not be subject to Japanese taxation with respect to the share exchange.

If holders of shares of Daihatsu common stock receive cash payments of the sale price from Daihatsu as a result of their exercise of dissenters’ appraisal rights under the Companies Act, the portion of such sale price in excess of the amount corresponding to a pro rata portion of return of capital as determined under Japanese tax laws will be deemed dividends for Japanese tax purposes, and such deemed dividend portion, if any, will generally be subject to Japanese withholding tax. Non-resident holders who wish to exercise dissenters’ appraisal rights are urged to consult their own tax advisors with respect to the exact tax consequences of their exercise of dissenters’ appraisal rights. See “The Share Exchange—Dissenters’ Appraisal Rights” for a further discussion of dissenters’ appraisal rights of shareholders of Daihatsu common stock.

Ownership and Disposition of Toyota Shares

Generally, a non-resident holder will be subject to Japanese withholding tax on dividends paid by Toyota. Such taxes are withheld prior to payment of dividends as required by Japanese law. Stock splits in themselves generally are not subject to Japanese income tax.

For the purpose of Japanese taxation, a non-resident holder of ADSs of Toyota is generally treated as a beneficial owner of the shares of Toyota common stock underlying the ADSs evidenced by the ADRs. Deposits or withdrawals of shares of Toyota common stock by a non-resident holder in exchange for ADSs are generally not subject to Japanese income or corporation tax.

In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of Japanese withholding tax, or allowing exemption from Japanese withholding tax, the rate of Japanese withholding tax applicable to dividends paid by a Japanese corporation to non-resident holders is generally 20.42%. However, with respect to dividends paid on listed shares issued by a Japanese corporation (such as shares of Toyota common stock or ADSs) to non-resident holders, except for any individual shareholder who holds 3% or more of the total number of shares issued by the relevant Japanese corporation, the aforementioned 20.42% withholding tax rate is reduced to 15.315% for dividends to be paid on or after January 1, 2014.

At the date of this prospectus, Japan has income tax treaties, conventions or agreements in force, whereby the above-mentioned withholding tax rate is reduced, in most cases to 15% or 10% for portfolio investors (15% under the income tax treaties with, among other countries, Belgium, Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, New Zealand, Norway, Singapore and Spain, and 10% under the income tax treaties with Australia, France, the Netherlands, Sweden, Switzerland, the U.K. and the United States.)

Under the Treaty, the maximum rate of Japanese withholding tax which may be imposed on dividends paid by a Japanese corporation to an Eligible U.S. Holder that is a portfolio investor is generally limited to 10% of the gross amount actually distributed, and dividends paid by a Japanese corporation to an Eligible U.S. Holder that is a pension fund are exempt from Japanese income taxation by way of withholding or otherwise unless such dividends are derived from the carrying on of a business, directly or indirectly, by such pension fund.

If the maximum tax rate provided for in the income tax treaty applicable to dividends paid by Toyota to any particular non-resident holder is lower than the withholding tax rate otherwise applicable under Japanese tax law, or if any particular non-resident holder is exempt from Japanese income tax with respect to such dividends under the income tax treaty applicable to such particular non-resident holder, such non-resident holder of shares of Toyota common stock who is entitled to a reduced rate of or exemption from Japanese withholding tax on payment of dividends is required to submit an Application Form for Income Tax Convention Regarding Relief from Japanese Income Tax on Dividends in advance through the withholding agent to the relevant tax authority before such payment of dividends. A standing proxy for non-resident holders may provide this application service. With respect to ADSs, this reduced rate or exemption is applicable if the Depositary or its agent submits two Application Forms (one before payment of dividends, the other within eight months after the record date concerning such payment of dividends) together with certain other documents to the Japanese tax authority. To claim this reduced rate or exemption, any relevant non-resident holder of ADSs will be required to file a proof of taxpayer status, residence and beneficial ownership (as applicable) and to provide other information or documents as may be required by the Depositary. A non-resident holder who is entitled, under an applicable income tax treaty, to a reduced treaty rate lower than the withholding tax rate otherwise applicable under Japanese tax law or an exemption from the withholding tax, but failed to submit the required application in advance will be entitled to claim the refund of withholding taxes withheld in excess of the rate under an applicable tax treaty (if such non-resident holder is entitled to a reduced treaty rate under the applicable income tax treaty) or the whole of the withholding tax withheld (if such non-resident holder is entitled to an exemption under the applicable income tax treaty) from the relevant Japanese tax authority, by complying with a certain subsequent filing procedure. Toyota does not assume any responsibility to ensure withholding at the reduced treaty rate or not withholding for shareholders who would be so eligible under an applicable tax treaty but where the required procedures as stated above are not followed.

Gains derived from the sale or other disposition of shares of Toyota common stock or ADSs outside Japan by a non-resident holder holding such shares or ADSs as a portfolio investor are, in general, not subject to Japanese income or corporation tax under Japanese tax law. Eligible U.S. Holders are not subject to Japanese income or corporation tax with respect to such gains under the Treaty, subject to a certain filing requirement under Japanese law.

Japanese inheritance tax or gift tax at progressive rates may be payable by an individual who has acquired from an individual shares of Toyota common stock or ADSs as legatee, heir or donee even if neither the acquiring individual nor the decedent nor the donor is a Japanese resident.

Holders of Toyota’s shares of common stock or ADSs should consult their tax advisors regarding the effect of these taxes and, in the case of U.S. Holders, the possible application of the Estate and Gift Tax Treaty between the U.S. and Japan.

U.S. Federal Income Tax Consequences

The following discussion describes the anticipated U.S. federal income tax consequences to U.S. Holders of the share exchange and of owning Toyota common stock following the share exchange. The discussion is the opinion of Shearman & Sterling LLP, U.S. tax counsel to Toyota. The discussion is applicable to a U.S. Holder that has held shares of Daihatsu common stock as capital assets within the meaning of Section 1221 of the Code, and will hold shares of Toyota common stock as capital assets following the share exchange.

Except where noted, this discussion does not deal with holders that are subject to special rules, such as the following:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for the alternative minimum tax;

•	banks, financial institutions, insurance companies or mutual funds;

•	tax-exempt entities;

•	former citizens or long-term residents of the United States;

•	persons holding shares of Daihatsu common stock or Toyota common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	persons owning (directly, indirectly or constructively) 10% or more of the voting shares of Daihatsu;

•	holders of Daihatsu stock acquisition rights;

•	persons who received their shares of Daihatsu common stock upon the exercise of stock acquisition rights or otherwise as compensation for services;

•	except as specifically described below, U.S. Holders of shares of Daihatsu common stock that will own (directly, indirectly or constructively) 5% or more of either the total voting power or the total value of the shares of Toyota immediately after the share exchange (“5% Transferee Shareholders”); or

•	persons whose “functional currency” is not the U.S. dollar.

In addition, the following discussion is based on the provisions of the Code, U.S. Treasury regulations, rulings and judicial decisions issued under the Code as of the date of this registration statement. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Neither Toyota nor Daihatsu has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the share exchange or any of the other matters discussed herein and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below, or that such conclusions, if challenged, will be upheld by a court.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to U.S. Holders in light of their particular circumstances and does not address the effects of any state, local or non-U.S. tax laws (other than Japanese withholding taxes, as specifically described under “—Ownership and Disposition of Toyota Common Stock—Distributions”), or other U.S. federal tax consequences, such as U.S. federal estate or gift tax consequences. U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the share exchange and the ownership or disposition of shares of Toyota common stock in light of their particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Daihatsu common stock and will hold shares of Toyota common stock after the share exchange, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding such stock should consult their own tax advisors with respect to the U.S. federal tax treatment of the share exchange and of holding shares of Toyota common stock.

For U.S. federal income tax purposes, owners of ADRs evidencing ADSs will be treated as the owners of the shares of Toyota common stock represented by those ADSs, and exchanges of shares of Toyota common stock for ADSs, and exchanges of ADSs for shares of Toyota common stock, will not be subject to U.S. federal income tax. Unless otherwise noted, references in this section to shares of Toyota common stock include shares represented by ADSs.

The Share Exchange

Treatment of the Share Exchange

The share exchange has not been structured to achieve a particular treatment for U.S. federal income tax purposes, and Toyota and Daihatsu have no obligation to structure the share exchange in a manner that is tax-free to U.S. Holders. As structured, however, the share exchange is expected to qualify as tax-deferred reorganization under the provisions of Section 368(a) of the Code, but such qualification depends on the resolution of issues and facts that will not be known until the date of the share exchange. Neither Toyota nor Daihatsu has obtained or will obtain a ruling from the IRS or an opinion of U.S. counsel that the share exchange will qualify as a reorganization. The following sections describe the tax consequences that will be applicable to a U.S. Holder (i) if the share exchange qualifies as a reorganization and (ii) if the share exchange does not qualify as a reorganization.

Share Exchange Qualifies as a Reorganization

Assuming that the share exchange qualifies as a reorganization, and subject to the discussion under “—Ownership and Disposition of Shares of Toyota Common Stock—Passive Foreign Investment Company Considerations” below, no gain or loss will be recognized by a U.S. Holder on the exchange of shares of Daihatsu common stock for shares of Toyota common stock pursuant to the share exchange, except with respect to any cash received in lieu of fractional shares of Toyota common stock. Cash received in lieu of fractional shares of Toyota common stock will be treated as a payment in exchange for the fractional shares of Toyota common stock, resulting in gain or loss equal to the difference between the amount of cash received for the fractional shares of Toyota common stock and the U.S. Holder’s adjusted tax basis attributable to the fractional shares of Toyota common stock.

The aggregate tax basis of the shares of Toyota common stock received by the U.S. Holder in exchange for shares of Daihatsu common stock will equal the aggregate tax basis of the U.S. Holder’s shares of Daihatsu common stock exchanged in the share exchange, reduced by any tax basis attributable to fractional shares of Toyota common stock treated as exchanged for cash and increased by the amount of gain recognized in the share exchange. The holding period of the shares of Toyota common stock received in the share exchange will include the holding period of the shares of Daihatsu common stock exchanged for the shares of Toyota common stock. If the U.S. Holder acquired different blocks of shares of Daihatsu common stock at different times and at different prices, the tax basis and holding period of the shares of Toyota common stock the U.S. Holder received in the share exchange will be determined separately with respect to each block of the shares of Daihatsu common stock exchanged for shares of Toyota common stock and the shares of Toyota common stock received by the U.S. Holder will be allocated pro rata to each such block of shares.

Any gain or loss recognized by a U.S. Holder upon the share exchange will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Daihatsu common stock exceeds one year at the time of the share exchange. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of taxation. Any gain recognized by a U.S. Holder will be treated as U.S. source income for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

5% Transferee Shareholders

Additional, special rules will apply to a U.S. Holder that is a 5% Transferee Shareholder following the share exchange if the share exchange qualifies as a reorganization. To avoid the recognition of gain in the share exchange, a 5% Transferee Shareholder will need to enter into a gain recognition agreement in accordance with applicable U.S. Treasury regulations. In addition, the 5% Transferee Shareholder will be required to file certain annual information statements with its U.S. federal income tax returns for each of the first five full taxable years following the taxable year of the share exchange. U.S. Holders that may be 5% Transferee Shareholders following the share exchange should consult their own tax advisors regarding the requirements that may apply to them.

Share Exchange Does Not Qualify as a Reorganization

If the share exchange does not qualify as a reorganization, and subject to the discussion under “—Ownership and Disposition of Shares of Toyota Common Stock—Passive Foreign Investment Company Considerations” below, a U.S. Holder that exchanges its shares of Daihatsu common stock for shares of Toyota common stock will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Toyota common stock received and (b) any cash received in lieu of fractional shares of Toyota common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of Daihatsu common stock exchanged.

Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Daihatsu common stock exceeds one year at the time of the share exchange.

Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of taxation. Any gain recognized by a U.S. Holder will be treated as U.S. source income for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

A U.S. Holder’s aggregate tax basis in the shares of Toyota common stock received will be the fair market value of those shares on the date the U.S. Holder receives them. The U.S. Holder’s holding period for shares of Toyota common stock received in the share exchange will begin on the day after the date the U.S. Holder receives those shares.

Dissenters’ Rights

Regardless of whether the share exchange qualifies as a reorganization, a U.S. Holder that properly exercises dissenters’ appraisal rights with respect to shares of Daihatsu common stock will recognize taxable capital gain or loss based upon the difference between the amount of cash received by such U.S. Holder (including any Japanese taxes withheld, as described under “—Japanese Tax Consequences—Consequences of the Share Exchange”) and the U.S. Holder’s tax basis in the shares of Daihatsu common stock exchanged. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Daihatsu common stock exceeds one year. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of taxation. Any gain realized by a U.S. Holder will be treated as U.S. source income for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to complex limitations under the Code.

Records and Reporting Requirements

If the share exchange qualifies as a reorganization, U.S. Holder that is a “significant holder” within the meaning of U.S. Treasury regulations Section 1.368-3(c)(1) will be required to attach a statement to its U.S. federal income tax return for the year in which the share exchange occurs that contains the information listed in U.S. Treasury regulations Section 1.368-3(b), including the U.S. Holder’s tax basis in its shares of Daihatsu common stock and the fair market value of the U.S. Holder’s shares of Daihatsu common stock immediately before they were exchanged for shares of Toyota common stock. A “significant holder” includes a holder of at least 5% (by vote or value) of the stock of a corporation if the stock is publicly traded within the meaning of U.S. Treasury regulations Section 1.368-3(c)(2) or a holder of securities of a corporation with a basis of $1 million or more.

All U.S. Holders should keep records regarding the number, basis and fair market value of their shares of Daihatsu common stock exchanged for shares of Toyota common stock. All U.S. Holders, including any potential 5% Transferee Shareholders, should consult their own tax advisors regarding any record-keeping and reporting requirements applicable to them in respect of the share exchange.

Ownership and Disposition of Shares of Toyota Common Stock

Distributions

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, the gross amount of distributions paid to a U.S. Holder with respect to shares of Toyota common stock, including any Japanese tax withheld, will be treated as dividend income to the extent paid out of Toyota’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividend income will be includible in gross income on the day it is actually or constructively received by the U.S. Holder, in the case of shares of Toyota common stock, or by the depositary, in the case of ADSs. These dividends will not be eligible for the dividends received deduction allowed to corporations under the Code in respect of dividends received from other U.S. corporations. To the extent amounts paid with respect to shares of Toyota common stock exceed Toyota’s current and accumulated earnings and profits, those amounts will instead be treated first as a tax-free return of capital to the extent of the U.S. Holder’s basis in the shares of Toyota common stock, and thereafter as capital gain.

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, dividends paid by a “qualified foreign corporation” to non-corporate U.S. Holders, including individuals, are subject to reduced rates of taxation, provided certain holding period requirements are satisfied. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of an income tax treaty with the United States that meets certain requirements. The U.S. Treasury Department has determined that the Treaty meets these requirements, and it is expected that Toyota will be eligible for the benefits of the Treaty. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances.

The amount of any dividend paid in Japanese yen will equal the U.S. dollar value of the Japanese yen received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Japanese yen are converted into U.S. dollars on such date. If the Japanese yen received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Japanese yen equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Japanese yen will be treated as U.S. source ordinary income or loss.

Subject to certain limitations, Japanese tax withheld on dividends will be treated as a foreign tax eligible for credit or deduction against a U.S. Holder’s U.S. federal income tax. See “—Japanese Tax Consequences—Ownership and Disposition of Toyota Shares” for a discussion of the Japanese withholding tax and, if applicable, how to obtain the reduced withholding tax rate. Special rules apply in determining the U.S. foreign tax credit limitation with respect to dividends received by non-corporate U.S. Holders that are subject to the reduced rates of taxation described above. The decision to claim either a credit or a deduction must be made each year, and will apply to all foreign taxes paid by a U.S. Holder to any foreign country with respect to that year. Dividends paid on shares of Toyota common stock will be treated as income from sources outside the United States and will constitute “passive income” or, in the case of certain U.S. Holders, “general category income” for U.S. foreign tax credit purposes. The rules relating to the determination of the U.S. foreign tax credit are complex and U.S. Holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances.

Sale or Other Disposition of Shares of Toyota Common Stock

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, a U.S. Holder will recognize taxable gain or loss on any sale or other taxable disposition of shares of Toyota common stock in an amount equal to the difference between the amount realized for the shares of Toyota common stock and such U.S. Holder’s tax basis in the shares of Toyota common stock. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Toyota common stock exceeds one year at the time of sale or other disposition. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. Holder on the shares of Toyota common stock will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Considerations

Special, unfavorable, U.S. federal income tax rules will apply to U.S. Holders that have held shares of Daihatsu common stock or will hold shares of Toyota common stock if Daihatsu or Toyota has been or is a PFIC at any time during which the U.S. Holder has held or holds shares of Daihatsu common stock or Toyota common stock, and may change the treatment of distributions on and dispositions of shares of Toyota common stock described above and the treatment of the exchange of shares of Daihatsu common stock pursuant to the share exchange. A non-U.S. corporation is classified as a PFIC for U.S. federal income tax purposes in any taxable year if (i) at least 75% of its gross income is “passive” income or (ii) at least 50% of the gross value of its assets (based on an average of the quarterly values of the assets) is attributable to assets that produce passive income or are held for the production of passive income.

Toyota does not believe that Daihatsu was a PFIC for the fiscal year ended March 31, 2016, and does not expect Daihatsu to be a PFIC for Daihatsu’s current fiscal year, based on the expected composition of its income and assets. Neither Toyota nor Daihatsu has made a determination whether Daihatsu was a PFIC for any taxable year ending prior to March 31, 2016. Toyota does not believe that it was a PFIC for U.S. federal income tax purposes for its taxable year ended March 31, 2016, and intends to continue its operations in such a manner that it will not become a PFIC in the future. Because the PFIC determination is made annually after the end of the taxable year and the application of the PFIC rules to a corporation such as Toyota (which among other things is engaged in leasing and financing through several subsidiaries) is not entirely clear, no assurances can be made regarding determination of the PFIC status of either Daihatsu or Toyota in the current or any future taxable year. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences applicable to their own tax situation.

If the share exchange qualifies as a reorganization and Daihatsu has been a PFIC at any time during the holding period of a U.S. Holder, assuming that Toyota is not a PFIC in the taxable year of the share exchange, as expected, and U.S. Holders of Daihatsu have not made certain elections with respect to Daihatsu, such a U.S. Holder would likely recognize gain (but not loss) upon the exchange of its shares of Daihatsu common stock for shares of Toyota common stock pursuant to the share exchange. The gain will be equal to the difference between (i) the sum of (a) the fair market value of the shares of Toyota common stock received and (b) any cash received in lieu of fractional shares of Toyota common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of Daihatsu common stock exchanged. If the share exchange does not qualify as a reorganization and Daihatsu has been a PFIC at any time during the holding period of a U.S. Holder, a U.S. Holder will recognize gain or loss equal to the difference between (i) the sum of (a) the fair market value of the shares of Toyota common stock received and (b) any cash received in lieu of fractional shares of Toyota common stock and (ii) the U.S. Holder’s adjusted tax basis in the shares of Daihatsu common stock exchanged. Further, if Toyota was a PFIC at any time during the holding period of a U.S. Holder, gain on disposition of shares of Toyota common stock and any distribution in excess of 125% of the average of the annual distributions on shares of Toyota common stock received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period (whichever is shorter) would be subject to the PFIC rules. Finally, if Toyota was a PFIC for the taxable year in which a dividend was paid or the preceding year, such dividends would not be eligible for reduced rates of taxation as described above under “—Distributions.”

In each case described in the preceding paragraph, in the absence of certain elections, the gain and any excess distributions will be allocated ratably to each day that the U.S. Holder held the shares of Daihatsu common stock or Toyota common stock (as applicable). Amounts allocated to the current taxable year and to any taxable years before Daihatsu or Toyota (as applicable) became a PFIC will be treated as ordinary income in the U.S. Holder’s current taxable year. In addition, amounts allocated to each other taxable year beginning with the taxable year that Daihatsu or Toyota (as applicable) became a PFIC will be taxed at the highest rate in effect for that taxable year on ordinary income. The tax will be subject to an interest charge at the rate applicable to underpayments of income tax. If a U.S. Holder owns shares of Daihatsu common stock or Toyota common stock in any year in which Daihatsu or Toyota is a PFIC, the U.S. Holder will be required to file IRS Form 8621 (or any other form subsequently specified by the U.S. Department of the Treasury) with the U.S. Holder’s U.S. federal income tax return.

U.S. Holders should consult their own tax advisors with respect to the U.S. federal income tax consequences applicable to their own tax situation.

Information Reporting and Backup Withholding

Information reporting requirements will apply to (i) cash payments received, if any, in the share exchange, (ii) dividends in respect of shares of Toyota common stock, and (iii) the proceeds received on the sale or other disposition of shares of Toyota common stock within the United States, and, in some cases, outside of the United States by a U.S. Holder unless such U.S. Holder is an exempt recipient. In addition, backup withholding may apply to such amounts if a U.S. Holder fails to provide an accurate taxpayer identification number or fails either to report dividends required to be shown on U.S. federal income tax returns or to make certain certifications. The amount of any backup withholding from a payment may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Certain U.S. Holders who are individuals that hold certain foreign financial assets (which may include shares of Toyota common stock) are required to report information relating to such assets, subject to certain exceptions. U.S. Holders should consult their tax advisors regarding the effect, if any, of this reporting requirement on their ownership and disposition of shares of common stock or ADSs.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Upon the effectiveness of the share exchange, the shareholders of Daihatsu will become shareholders of Toyota common stock. Both Toyota and Daihatsu are joint stock corporations organized under the laws of Japan. Toyota common stock is traded on the Tokyo Stock Exchange, the Nagoya Stock Exchange and two other regional stock exchanges in Japan and on the London Stock Exchange. Toyota’s ADSs, each representing two shares of Toyota common stock, are listed on the NYSE under the ticker symbol “TM.” Daihatsu common stock is listed on the Tokyo Stock Exchange. In addition, the description of the attributes of shares of common stock in the share capital provisions of the articles of incorporation of Toyota and Daihatsu are substantially similar. As a result, there are no material differences between the rights of holders of Toyota common stock and of Daihatsu common stock from a legal perspective.

EXPERTS

The consolidated financial statements of Toyota Motor Corporation at March 31, 2014 and 2015 and for each of the three years in the period ended March 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Registration Statement have been so incorporated in reliance on the audit report of PricewaterhouseCoopers Aarata, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF TOYOTA SHARES

TMI Associates, Japanese counsel for Toyota, will render an opinion with respect to the validity of the shares of its common stock to be transferred in the share exchange.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-4 that Toyota filed with the Securities and Exchange Commission, or the SEC. The registration statement, including the attached exhibits, contains additional relevant information about Toyota. The rules and regulations of the SEC allow Toyota to omit from this prospectus some of the information included in the registration statement.

In addition, as required by the U.S. securities laws, Toyota files annual reports, current reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You may also inspect the information Toyota files with the SEC at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You may also access the SEC filings and obtain other information about Toyota through the website it maintains, which is www.toyota-global.com/investors/ir_library/. The information contained in that website is not incorporated by reference into this prospectus.

Toyota is currently exempt from the rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that prescribe the furnishing and content of proxy statements, and Toyota’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Toyota is not required under the Exchange Act to publish financial statements as frequently or as promptly as are U.S. companies subject to the Exchange Act. Toyota will, however, continue to furnish its shareholders with annual reports containing audited financial statements and will publish unaudited interim results of operations as well as such other reports as may from time to time be authorized by Toyota’s board of directors or as may be otherwise required.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Toyota to “incorporate by reference” in this prospectus some or all of the documents Toyota files with the SEC. This means that Toyota can disclose important information to you by referring you to those documents. The information in a document that is incorporated by reference is considered to be a part of this prospectus. Toyota incorporates by reference the following documents or information it has filed with the SEC:

•	the annual report on Form 20-F for the fiscal year ended March 31, 2015, filed with the SEC on June 24, 2015;

•	current report on Form 6-K relating to the financial review and results for the interim financial periods ended December 31, 2015 and 2014, filed on February 5, 2016.

In addition, all documents that Toyota files with the SEC in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and any future reports on Form 6-K that indicate they are incorporated into this prospectus shall be deemed to be incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Toyota will provide you without charge upon written or oral request a copy of any of the documents that are incorporated by reference in this prospectus. If you would like Toyota to provide you with any of these documents, please contact Toyota at the following address or telephone number: 1 Toyota-cho, Toyota City, Aichi, 471-8571, Japan, Attention: Financial Reporting Department, Accounting Division, telephone: +81-565-28-2121.

Except as described above, no other information is incorporated by reference in this prospectus (including, without limitation, information on Toyota’s website).

ENFORCEABILITY OF CIVIL LIABILITIES

Toyota is a joint-stock corporation with limited liability incorporated under the laws of Japan. Almost all of Toyota’s directors and audit & supervisory board members reside in Japan. Many of Toyota’s assets and the assets of these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for investors to effect service of process within the United States upon Toyota or these persons or to enforce against it or these persons judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. Toyota’s Japanese counsel, TMI Associates, has advised it that there is doubt as to the enforceability in Japan, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

Consolidated Balance Sheets

	Yen in millions
	March 31, 2015	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	2,284,557	2,486,250
Time deposits	149,321	680,584
Marketable securities	2,782,099	2,046,339
Trade accounts and notes receivable, less allowance for doubtful accounts	2,108,660	1,915,883
Finance receivables, net	6,269,862	6,154,613
Other receivables	420,708	419,990
Inventories	2,137,618	2,104,725
Deferred income taxes	978,179	908,109
Prepaid expenses and other current assets	805,393	1,463,054

Total current assets	17,936,397	18,179,547

Noncurrent finance receivables, net	9,202,531	9,160,158
Investments and other assets:
Marketable securities and other securities investments	7,632,126	8,013,812
Affiliated companies	2,691,460	2,655,023
Employees receivables	45,206	41,129
Other	926,391	1,024,066

Total investments and other assets	11,295,183	11,734,030

Property, plant and equipment:
Land	1,354,815	1,362,564
Buildings	4,282,839	4,332,650
Machinery and equipment	10,945,377	11,163,708
Vehicles and equipment on operating leases	5,199,986	5,826,901
Construction in progress	581,412	458,759

Total property, plant and equipment, at cost	22,364,429	23,144,582

Less – Accumulated depreciation	(13,068,710)	(13,295,326)

Total property, plant and equipment, net	9,295,719	9,849,256

Total assets	47,729,830	48,922,991

The accompanying notes are an integral part of these consolidated financial statements.

	Yen in millions
	March 31, 2015	December 31, 2015
Liabilities
Current liabilities:
Short-term borrowings	5,048,188	5,137,936
Current portion of long-term debt	3,915,304	4,294,698
Accounts payable	2,410,588	2,154,347
Other payables	913,013	791,110
Accrued expenses	2,668,666	2,629,562
Income taxes payable	348,786	257,484
Other current liabilities	1,126,951	1,227,262

Total current liabilities	16,431,496	16,492,399

Long-term liabilities:
Long-term debt	10,014,395	10,150,642
Accrued pension and severance costs	880,293	878,789
Deferred income taxes	2,298,469	2,319,184
Other long-term liabilities	457,848	456,135

Total long-term liabilities	13,651,005	13,804,750

Total liabilities	30,082,501	30,297,149

Mezzanine equity
Model AA Class Shares, no par value, authorized: 0 share at March 31, 2015 and 150,000,000 shares at December 31, 2015 issued: 0 share at March 31, 2015 and 47,100,000 shares at December 31, 2015	—	477,977

Shareholders’ equity
Toyota Motor Corporation shareholders’ equity:
Common stock, no par value, authorized: 10,000,000,000 shares at March 31, 2015 and December 31, 2015 issued: 3,417,997,492 shares at March 31, 2015 and 3,337,997,492 shares at December 31, 2015	397,050	397,050
Additional paid-in capital	547,054	546,114
Retained earnings	15,591,947	16,369,731
Accumulated other comprehensive income (loss)	1,477,545	1,346,463
Treasury stock, at cost, 271,183,861 shares at March 31, 2015 and 263,776,915 shares at December 31, 2015	(1,225,465)	(1,371,949)

Total Toyota Motor Corporation shareholders’ equity	16,788,131	17,287,409

Noncontrolling interests	859,198	860,456

Total shareholders’ equity	17,647,329	18,147,865

Commitments and contingencies
Total liabilities, mezzanine equity and shareholders’ equity	47,729,830	48,922,991

Note: The total number of authorized shares for common stock and Model AA Class Shares is 10,000,000,000 shares.

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income

	Yen in millions
	For the first nine months ended December 31, 2014	For the first nine months ended December 31, 2015
Net revenues:
Sales of products	18,929,509	20,028,604
Financing operations	1,186,105	1,402,766

Total net revenues	20,115,614	21,431,370

Costs and expenses:
Cost of products sold	15,401,729	16,125,146
Cost of financing operations	663,605	869,334
Selling, general and administrative	1,935,454	2,131,219

Total costs and expenses	18,000,788	19,125,699

Operating income	2,114,826	2,305,671

Other income (expense):
Interest and dividend income	116,950	135,061
Interest expense	(16,777)	(29,302)
Foreign exchange gain, net	104,286	32,830
Other income (loss), net	36,350	8,652

Total other income (expense)	240,809	147,241

Income before income taxes and equity in earnings of affiliated companies	2,355,635	2,452,912

Provision for income taxes	789,704	736,823
Equity in earnings of affiliated companies	251,037	267,728

Net income	1,816,968	1,983,817

Less – Net income attributable to noncontrolling interests	(90,105)	(97,740)

Net income attributable to Toyota Motor Corporation*	1,726,863	1,886,077

*  Net income attributable to common shareholders for the first nine months ended December 31, 2015 is 1,881,792 million yen, which is derived by deducting dividend and accretion to Model AA Class Shares of 4,285 million yen from Net income attributable to Toyota Motor Corporation.

	Yen
Net income attributable to Toyota Motor Corporation per common share
Basic	545.94	601.44

Diluted	545.68	597.29

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Comprehensive Income

	Yen in millions
	For the first nine months ended December 31, 2014	For the first nine months ended December 31, 2015
Net income	1,816,968	1,983,817
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	517,169	(147,185)
Unrealized gains (losses) on securities	547,683	(10,286)
Pension liability adjustments	436	3,356

Total other comprehensive income (loss)	1,065,288	(154,115)

Comprehensive income	2,882,256	1,829,702

Less – Comprehensive income attributable to noncontrolling interests	(126,420)	(74,707)

Comprehensive income attributable to Toyota Motor Corporation	2,755,836	1,754,995

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareholders’ Equity

	Yen in millions
	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock, at cost	Total Toyota Motor Corporation shareholders’ equity	Noncontrolling interests	Total shareholders’ equity
Balances at March 31, 2015	397,050	547,054	15,591,947	1,477,545	(1,225,465)	16,788,131	859,198	17,647,329

Equity transaction with noncontrolling interests and other		(291)				(291)	(408)	(699)
Comprehensive income
Net income			1,886,077			1,886,077	97,740	1,983,817
Other comprehensive income (loss)
Foreign currency translation adjustments				(126,010)		(126,010)	(21,175)	(147,185)
Unrealized gains (losses) on securities				(8,725)		(8,725)	(1,561)	(10,286)
Pension liability adjustments				3,653		3,653	(297)	3,356

Total comprehensive income						1,754,995	74,707	1,829,702

Accretion to Mezzanine equity			(2,448)			(2,448)		(2,448)
Dividends to Toyota Motor Corporation class shareholders			(1,837)			(1,837)		(1,837)
Dividends paid to Toyota Motor Corporation common shareholders			(704,728)			(704,728)		(704,728)
Dividends paid to noncontrolling interests							(73,041)	(73,041)
Repurchase of treasury stock					(550,157)	(550,157)		(550,157)
Reissuance of treasury stock		608			3,136	3,744		3,744
Retirement of treasury stock		(1,257)	(399,280)		400,537	—		—

Balances at December 31, 2015	397,050	546,114	16,369,731	1,346,463	(1,371,949)	17,287,409	860,456	18,147,865

The accompanying notes are an integral part of these consolidated financial statements.

Condensed Consolidated Statement of Cash Flows

	Yen in millions
	For the first nine months ended December 31, 2014	For the first nine months ended December 31, 2015
Cash flows from operating activities:
Net income	1,816,968	1,983,817
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,017,636	1,229,429
Provision for doubtful accounts and credit losses	51,466	71,410
Pension and severance costs, less payments	21,986	18,151
Losses on disposal of fixed assets	19,197	23,717
Unrealized losses on available-for-sale securities, net	2,488	8,127
Deferred income taxes	83,752	93,655
Equity in earnings of affiliated companies	(251,037)	(267,728)
Changes in operating assets and liabilities, and other	(424,845)	(94,705)

Net cash provided by operating activities	2,337,611	3,065,873

Cash flows from investing activities:
Additions to finance receivables	(9,873,674)	(10,404,240)
Collection of and proceeds from sales of finance receivables	9,252,856	9,926,216
Additions to fixed assets excluding equipment leased to others	(753,621)	(937,146)
Additions to equipment leased to others	(1,619,741)	(2,111,378)
Proceeds from sales of fixed assets excluding equipment leased to others	31,714	28,113
Proceeds from sales of equipment leased to others	569,739	802,473
Purchases of marketable securities and security investments	(1,890,945)	(1,921,156)
Proceeds from sales of and maturity of marketable securities and security investments	1,945,071	2,401,360
Changes in investments and other assets, and other	80,906	(724,653)

Net cash used in investing activities	(2,257,695)	(2,940,411)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,256,589	3,606,030
Payments of long-term debt	(2,222,231)	(2,811,811)
Increase in short-term borrowings	84,703	187,139
Proceeds from issuance of class shares	—	474,917
Dividends paid to Toyota Motor Corporation class shareholders	—	(1,225)
Dividends paid to Toyota Motor Corporation common shareholders	(554,933)	(704,728)
Dividends paid to noncontrolling interests	(69,188)	(73,041)
Reissuance (repurchase) of treasury stock	(354,233)	(546,413)

Net cash provided by financing activities	140,707	130,868

Effect of exchange rate changes on cash and cash equivalents	136,373	(54,637)

Net increase in cash and cash equivalents	356,996	201,693

Cash and cash equivalents at beginning of period	2,041,170	2,284,557

Cash and cash equivalents at end of period	2,398,166	2,486,250

The accompanying notes are an integral part of these consolidated financial statements.

1.	Basis of preparation:

The accompanying unaudited condensed consolidated financial statements of Toyota Motor Corporation (the “parent company”) as of and for the periods ended December 31, 2015, have been prepared in accordance with U.S. generally accepted accounting principles (“U.S.GAAP”). The unaudited condensed consolidated financial statements should be read in conjunction with the Annual Report on Form 20-F for the year ended March 31, 2015. The unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the result for that period and the financial condition at that date. The consolidated results for the nine-month period are not necessarily indicative of results to be expected for the full year.

2.	Accounting changes and recent pronouncements to be adopted in future periods:

Accounting changes -

In April 2014, the Financial Accounting Standards Board (“FASB”) issued updated guidance on reporting discontinued operations and disclosures of disposals of components of an entity. Under the new guidance, only disposals that represent a strategic shift and that have (or will have) a major effect on an entity’s operations and financial results should be presented as discontinued operations. The parent company and its consolidated subsidiaries (“Toyota”) adopted this guidance on April 1, 2015. The adoption of this guidance did not have a material impact on Toyota’s consolidated financial statements.

Recent pronouncements to be adopted in future periods -

In May 2014, the FASB issued updated guidance on the recognition of revenue from contracts with customers. This guidance will supersede the current revenue recognition guidance. In August 2015, the FASB issued updated guidance on the deferral of the effective date. As a result, this guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Management is evaluating the impact of adopting this guidance on Toyota’s consolidated financial statements.

In February 2015, the FASB issued updated guidance that amends the analysis a reporting entity must perform to determine whether it should consolidate certain legal entities. This guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. Management is evaluating the impact of adopting this guidance on Toyota’s consolidated financial statements.

In April 2015, the FASB issued updated guidance that requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability instead of being presented as an asset. In August 2015, the FASB issued an additional update which clarifies that debt issuance costs for line of credit agreements may continue to be deferred and amortized. This guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Management does not expect this guidance to have a material impact on Toyota’s consolidated financial statements.

In April 2015, the FASB issued updated guidance to help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. This guidance is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. Management is evaluating the impact of adopting this guidance on Toyota’s consolidated financial statements.

In July 2015, the FASB issued updated guidance to simplify the measurement of inventory. This guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Management is evaluating the impact of adopting this guidance on Toyota’s consolidated financial statements.

In November 2015, the FASB issued updated guidance to simplify the balance sheet classification of deferred taxes. This guidance will require that deferred tax assets and liabilities be classified as noncurrent on the balance sheet. This guidance is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Current deferred tax assets were ¥908.1 billion and current deferred tax liabilities were ¥39.2 billion, as of December 31, 2015.

In January 2016, the FASB issued updated guidance for financial instruments. This guidance addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments and will require entities to measure equity investments at fair value and recognize any changes in fair value in net income. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Management is evaluating the impact of adopting this guidance on Toyota’s consolidated financial statements.

In February 2016, the FASB issued updated guidance for leases. This guidance will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Management is evaluating the impact of adopting this guidance on Toyota’s consolidated financial statements.

3.	Accounting procedures specific to quarterly consolidated financial statements:

Provision for income taxes -

The provision for income taxes is computed by multiplying income before income taxes and equity in earnings of affiliated companies for the first nine months by estimated annual effective tax rates. These estimated annual effective tax rates reflect anticipated investment tax credits, foreign tax credits and other items, including changes in valuation allowances, that are expected to affect estimated annual effective tax rates.

4.	Marketable securities and other securities investments:

Marketable securities and other securities investments include public and corporate bonds and common stocks for which the aggregate cost, gross unrealized gains and losses and fair value are as follows:

	Yen in millions
	March 31, 2015
	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale
Public and corporate bonds	6,848,348	337,341	4,738	7,180,951
Common stocks	621,750	2,083,164	100	2,704,814
Other	387,085	43,649	12	430,722

Total	7,857,183	2,464,154	4,850	10,316,487

Securities not practicable to determine fair value
Public and corporate bonds	20,404
Common stocks	77,334

Total	97,738

	Yen in millions
	December 31, 2015
	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Available-for-sale
Public and corporate bonds	6,261,883	286,280	8,573	6,539,590
Common stocks	622,251	2,248,392	119	2,870,524
Other	525,316	30,778	865	555,229

Total	7,409,450	2,565,450	9,557	9,965,343

Securities not practicable to determine fair value
Public and corporate bonds	22,850
Common stocks	71,958

Total	94,808

Public and corporate bonds included in available-for-sale represent 43% of Japanese bonds, and 57% of U.S., European and other bonds as of March 31, 2015, and 37% of Japanese bonds, and 63% of U.S., European and other bonds as of December 31, 2015. Listed stocks on the Japanese stock markets represent 88% and 91% of common stocks which are included in available-for-sale as of March 31, 2015 and December 31, 2015, respectively. Public and corporate bonds include government bonds, and “Other” includes investment trusts.

Unrealized losses continuing less than or over a 12 month period or more in the aggregate were not material as of March 31, 2015 and December 31, 2015.

As of March 31, 2015 and December 31, 2015, maturities of public and corporate bonds included in available-for-sale are mainly from 1 to 10 years.

Proceeds from sales of available-for-sale securities were ¥67,501 million and ¥77,946 million for the first nine months ended December 31, 2014 and 2015, respectively. On those sales, gross realized gains were ¥16,755 million and ¥7,080 million and gross realized losses were ¥50 million and ¥248 million, respectively.

During the first nine months ended December 31, 2014 and 2015, Toyota recognized impairment losses on available-for-sale securities of ¥2,488 million and ¥8,127 million, respectively, which are included in “Other income (loss), net” and other in the accompanying consolidated statements of income.

In the ordinary course of business, Toyota maintains long-term investment securities, included in “Marketable securities and other securities investments” and issued by a number of non-public companies which are recorded at cost, as their fair values were not readily determinable. Management employs a systematic methodology to assess the recoverability of such investments by reviewing the financial viability of the underlying companies and the prevailing market conditions in which these companies operate to determine if Toyota’s investment in each individual company is impaired and whether the impairment is other-than-temporary. Toyota periodically performs this impairment test for significant investments recorded at cost. If the impairment is determined to be other-than-temporary, the carrying value of the investment is written-down by the impaired amount and the losses are recognized currently in operations.

5.	Finance receivables:

Finance receivables consist of the following:

	Yen in millions
	March 31, 2015	December 31, 2015
Retail	12,015,844	11,888,804
Finance leases	1,158,361	1,152,842
Wholesale and other dealer loans	3,124,079	3,044,592

	16,298,284	16,086,238
Deferred origination costs	179,905	179,019
Unearned income	(837,124)	(791,696)
Allowance for credit losses
Retail	(109,316)	(100,385)
Finance leases	(29,303)	(26,778)
Wholesale and other dealer loans	(30,053)	(31,627)

Total allowance for credit losses	(168,672)	(158,790)

Total finance receivables, net	15,472,393	15,314,771
Less – Current portion	(6,269,862)	(6,154,613)

Noncurrent finance receivables, net	9,202,531	9,160,158

Finance receivables were geographically distributed as follows: in North America 59.3%, in Asia 12.8%, in Europe 9.5%, in Japan 7.9% and in Other 10.5% as of March 31, 2015, and in North America 59.7%, in Asia 12.2%, in Europe 9.9%, in Japan 8.2% and in Other 10.0% as of December 31, 2015.

The contractual maturities of retail receivables, the future minimum lease payments on finance leases and the contractual maturities of wholesale and other dealer loans at December 31, 2015 are summarized as follows:

	Yen in millions
First nine months ending December 31,	Retail	Finance leases	Wholesale and other dealer loans
2016	3,947,462	300,772	2,225,104
2017	2,916,153	229,976	295,535
2018	2,296,304	173,256	181,211
2019	1,520,393	84,060	99,106
2020	787,943	28,791	108,485
Thereafter	420,549	5,018	135,151

	11,888,804	821,873	3,044,592

Finance leases consist of the following:

	Yen in millions
	March 31, 2015	December 31, 2015
Minimum lease payments	835,491	821,873
Estimated unguaranteed residual values	322,870	330,969

	1,158,361	1,152,842
Deferred origination costs	4,791	5,358
Less – Unearned income	(98,915)	(98,360)
Less – Allowance for credit losses	(29,303)	(26,778)

Finance leases, net	1,034,934	1,033,062

Toyota is exposed to credit risk on Toyota’s finance receivables. Credit risk is the risk of loss arising from the failure of customers or dealers to meet the terms of their contracts with Toyota or otherwise fail to perform as agreed. Toyota estimates allowance for credit losses by variety of credit-risk evaluation process to cover probable and estimable losses above.

The table below shows the amount of the finance receivables segregated into aging categories based on the number of days outstanding as of March 31, 2015 and December 31, 2015:

	Yen in millions
	March 31, 2015
	Retail	Finance leases	Wholesale	Real estate	Working capital
Current	11,821,070	1,147,488	1,540,395	854,791	728,689
30-59 days past due	129,649	4,179	2	70	—
60-89 days past due	29,552	1,985	—	—	—
90 days or greater past due	35,573	4,709	—	26	106

Total	12,015,844	1,158,361	1,540,397	854,887	728,795

	Yen in millions
	December 31, 2015
	Retail	Finance leases	Wholesale	Real estate	Working capital
Current	11,656,059	1,142,651	1,433,542	872,843	737,493
30-59 days past due	156,784	3,738	—	—	—
60-89 days past due	37,729	1,223	28	—	—
90 days or greater past due	38,232	5,230	10	290	386

Total	11,888,804	1,152,842	1,433,580	873,133	737,879

The tables below show the recorded investment for each credit quality of the finance receivable within the wholesale and other dealer loan receivables portfolio segment in the United States and other regions as of March 31, 2015 and December 31, 2015:

United States

The wholesale and other dealer loan receivables portfolio segment is primarily segregated into credit qualities below based on internal risk assessments by dealers.

Performing:	Account not classified as either Credit Watch, At Risk or Default
Credit Watch:	Account designated for elevated attention
At Risk:	Account where there is an increased likelihood that default may exist based on qualitative and quantitative factors
Default:	Account is not currently meeting contractual obligations or we have temporarily waived certain contractual requirements

	Yen in millions
	March 31, 2015
	Wholesale	Real estate	Working capital	Total
Performing	960,542	454,451	197,369	1,612,362
Credit Watch	136,537	101,221	21,197	258,955
At Risk	7,230	4,476	3,806	15,512
Default	4,340	482	273	5,095

Total	1,108,649	560,630	222,645	1,891,924

	Yen in millions
	December 31, 2015
	Wholesale	Real estate	Working capital	Total
Performing	916,877	472,550	202,866	1,592,293
Credit Watch	96,729	85,030	26,896	208,655
At Risk	10,252	7,960	1,568	19,780
Default	2,292	6,634	723	9,649

Total	1,026,150	572,174	232,053	1,830,377

Other regions

Credit qualities of the wholesale and other dealer loan receivables portfolio segment in other regions are also monitored based on internal risk assessments by dealers on a consistent basis as in the United States. These accounts classified as “Credit Watch” or “At Risk” were not significant in other regions, and consequently the tables below summarize information for two categories, “Performing” and “Default”.

	Yen in millions
	March 31, 2015
	Wholesale	Real estate	Working capital	Total
Performing	428,889	292,007	505,675	1,226,571
Default	2,859	2,250	475	5,584

Total	431,748	294,257	506,150	1,232,155

	Yen in millions
	December 31, 2015
	Wholesale	Real estate	Working capital	Total
Performing	405,323	296,845	505,125	1,207,293
Default	2,107	4,114	701	6,922

Total	407,430	300,959	505,826	1,214,215

The tables below summarize information about impaired finance receivables:

	Yen in millions
	Recorded investment		Unpaid principal balance		Individually evaluated allowance
	March 31, 2015	December 31, 2015	March 31, 2015	December 31, 2015	March 31, 2015	December 31, 2015
Impaired account balances individually evaluated for impairment with an allowance:
Wholesale	11,810	11,665	11,810	11,665	2,387	1,608
Real estate	8,136	15,092	8,136	15,092	2,054	2,030
Working capital	4,881	5,080	4,881	5,080	4,376	4,631

Total	24,827	31,837	24,827	31,837	8,817	8,269

Impaired account balances individually evaluated for impairment without an allowance:
Wholesale	13,644	19,963	13,644	19,963
Real estate	10,935	11,998	10,935	11,998
Working capital	312	646	312	646

Total	24,891	32,607	24,891	32,607

Impaired account balances aggregated and evaluated for impairment:
Retail	32,907	30,697	32,541	30,285
Finance leases	118	77	104	64

Total	33,025	30,774	32,645	30,349

Total impaired account balances:
Retail	32,907	30,697	32,541	30,285
Finance leases	118	77	104	64
Wholesale	25,454	31,628	25,454	31,628
Real estate	19,071	27,090	19,071	27,090
Working capital	5,193	5,726	5,193	5,726

Total	82,743	95,218	82,363	94,793

As of March 31, 2015 and December 31, 2015, the impaired finance receivables balance for accounts in the dealer products portfolio segment that were on nonaccrual status was ¥33,802 million and ¥41,420 million, respectively, and there were no charge-offs against the allowance for credit losses for these finance receivables. Therefore, the impaired finance receivables balance is equal to the unpaid principal balance. As of March 31, 2015 and December 31, 2015, impaired finance receivables in the retail portfolio segment recorded at the fair value of the collateral less estimated selling costs were insignificant and therefore excluded from the table above.

	Yen in millions
	Average impaired finance receivables		Interest income recognized
	For the first nine months ended December 31,		For the first nine months ended December 31,
	2014	2015	2014	2015
Total impaired account balances:
Retail	33,159	32,234	1,814	1,668
Finance leases	147	97	3	2
Wholesale	11,021	27,662	107	365
Real estate	13,530	22,770	213	609
Working capital	3,419	5,633	107	122

Total	61,276	88,396	2,244	2,766

The amount of finance receivables modified as a troubled debt restructuring for the first nine months ended December 31, 2015 was not significant for all classes of finance receivables. Finance receivables modified as troubled debt restructurings for the first nine months ended December 31, 2015 and for which there was a payment default were not significant for all classes of such receivables.

6.	Inventories:

Inventories consist of the following:

	Yen in millions
	March 31, 2015	December 31, 2015
Finished goods	1,365,818	1,322,536
Raw materials	401,040	382,818
Work in process	270,113	293,431
Supplies and other	100,647	105,940

Total	2,137,618	2,104,725

7.	Product warranties and recalls and other safety measures:

Toyota provides product warranties for certain defects mainly resulting from manufacturing based on warranty contracts with its customers at the time of sale of products. Toyota accrues estimated warranty costs to be incurred in the future in accordance with the warranty contracts. In addition to product warranties, Toyota initiates recalls and other safety measures to repair or to replace parts which might be expected to fail from products safety perspectives or customer satisfaction standpoints. Toyota accrues for costs of recalls and other safety measures at the time of vehicle sale based on the amount estimated from historical experience.

Liabilities for product warranties and liabilities for recalls and other safety measures have been combined into a single table showing an aggregate liability for quality assurances due to the fact that both are liabilities for costs to repair or replace defects of vehicles and the amounts incurred for recalls and other safety measures may affect the amounts incurred for product warranties and vice versa.

Liabilities for quality assurances are included in “Accrued expenses” in the consolidated balance sheets.

The net changes in liabilities for quality assurances above for the first nine months ended December 31, 2014 and 2015 consist of the following:

	Yen in millions
	For the first nine months ended December 31,
	2014	2015
Liabilities for quality assurances at beginning of year	1,154,021	1,328,916
Payments made during year	(395,941)	(377,375)
Provision for quality assurances	519,807	527,750
Changes relating to pre-existing quality assurances	(19,847)	(37,896)
Other	29,880	(7,222)

Liabilities for quality assurances at end of the first nine months	1,287,920	1,434,173

“Other” primarily includes the impact of currency translation adjustments and the impact of consolidation and deconsolidation of certain entities due to changes in ownership interest.

The table below shows the net changes in liabilities for recalls and other safety measures which are comprised in liabilities for quality assurances above for the first nine months ended December 31, 2014 and 2015.

	Yen in millions
	For the first nine months ended December 31,
	2014	2015
Liabilities for recalls and other safety measures at beginning of year	680,475	755,050
Payments made during year	(287,706)	(268,440)
Provision for recalls and other safety measures	304,014	435,591
Other	9,359	141

Liabilities for recalls and other safety measures at end of the first nine months	706,142	922,342

8.	Accumulated other comprehensive income:

Changes in accumulated other comprehensive income (loss) are as follows:

	Yen in millions
	Foreign currency translation adjustments	Unrealized gains (losses) on securities	Pension liability adjustments	Accumulated other comprehensive income (loss)
For the first nine months ended December 31, 2014
Balance at March 31, 2014	(516,538)	1,160,563	(115,864)	528,161
Other comprehensive income (loss) before reclassifications	517,169	561,731	(1,102)	1,077,798
Reclassifications	—	(14,048)	1,538	(12,510)

Other comprehensive income (loss), net of tax	517,169	547,683	436	1,065,288
Less – Other comprehensive income attributable to noncontrolling interests	(30,737)	(5,929)	351	(36,315)

Balance at December 31, 2014	(30,106)	1,702,317	(115,077)	1,557,134

For the first nine months ended December 31, 2015
Balance at March 31, 2015	(136,090)	1,727,565	(113,930)	1,477,545
Other comprehensive income (loss) before reclassifications	(166,210)	5,390	(698)	(161,518)
Reclassifications	19,025	(15,676)	4,054	7,403

Other comprehensive income (loss), net of tax	(147,185)	(10,286)	3,356	(154,115)
Less – Other comprehensive income attributable to noncontrolling interests	21,175	1,561	297	23,033

Balance at December 31, 2015	(262,100)	1,718,840	(110,277)	1,346,463

Reclassifications consist of the following:

	Yen in millions
	For the first nine months ended December 31, 2014	For the first nine months ended December 31, 2015	Affected line items in the consolidated statements of income
Foreign currency translation adjustments:
	—	19,025	Other income, net

	—	19,025	Income before income taxes and equity in earnings of affiliated companies
	—	—	Provision for income taxes

	—	19,025	Net income

Unrealized gains (losses) on securities:
	(5,869)	1,230	Financing operations
	(8,271)	(22,971)	Foreign exchange gain, net
	(8,348)	(1,155)	Other income, net

	(22,488)	(22,896)	Income before income taxes and equity in earnings of affiliated companies
	8,439	7,256	Provision for income taxes
	1	(36)	Equity in earnings of affiliated companies

	(14,048)	(15,676)	Net income

Pension liability adjustments:
Recognized net actuarial loss	5,800	9,712	*1
Amortization of prior service costs	(3,491)	(3,191)	*1

	2,309	6,521	Income before income taxes and equity in earnings of affiliated companies
	(771)	(2,467)	Provision for income taxes

	1,538	4,054	Net income

Total reclassifications, net of tax	(12,510)	7,403

Amounts of reclassifications in parentheses indicate gains in the consolidated statements of income.

*1:	These components are included in the computation of net periodic pension cost.

9.	Employee benefit plans:

Components of the net periodic pension cost are as follows:

	Yen in millions
	For the first nine months ended December 31,
	2014	2015
Service cost	85,802	84,366
Interest cost	45,038	34,307
Expected return on plan assets	(54,029)	(52,735)
Amortization of prior service costs	(3,491)	(3,191)
Recognized net actuarial loss	5,800	9,712
Amortization of net transition obligation	—	—

Net periodic pension cost	79,120	72,459

10.	Derivative financial instruments:

Toyota employs derivative financial instruments, including foreign exchange forward contracts, foreign currency options, interest rate swaps, interest rate currency swap agreements and interest rate options to manage its exposure to fluctuations in interest rates and foreign currency exchange rates. Toyota does not use derivatives for speculation or trading.

Fair value hedges -

Toyota enters into interest rate swaps and interest rate currency swap agreements mainly to convert its fixed-rate debt to variable-rate debt. Toyota uses interest rate swap agreements in managing interest rate risk exposure. Interest rate swap agreements are executed as either an integral part of specific debt transactions or on a portfolio basis. Toyota uses interest rate currency swap agreements to hedge exposure to currency exchange rate fluctuations on principal and interest payments for borrowings denominated in foreign currencies. Notes and loans payable issued in foreign currencies are hedged by concurrently executing interest rate currency swap agreements, which involve the exchange of foreign currency principal and interest obligations for each functional currency obligations at agreed-upon currency exchange and interest rates.

For the first nine months ended December 31, 2014 and 2015, the ineffective portion of Toyota’s fair value hedge relationships was not material. For fair value hedging relationships, the components of each derivative’s gain or loss are included in the assessment of hedge effectiveness.

Undesignated derivative financial instruments -

Toyota uses foreign exchange forward contracts, foreign currency options, interest rate swaps, interest rate currency swap agreements, and interest rate options, to manage its exposure to foreign currency exchange rate fluctuations and interest rate fluctuations from an economic perspective, and for some of which Toyota is unable to or has elected not to apply hedge accounting.

Fair value and gains or losses on derivative financial instruments -

The following table summarizes the fair values of derivative financial instruments as of March 31, 2015 and December 31, 2015:

	Yen in millions
	March 31, 2015	December 31, 2015
Derivative assets
Derivative financial instruments designated as hedging instruments
Interest rate and currency swap agreements
Prepaid expenses and other current assets	527	—
Investments and other assets – Other	2,880	2,425

Total	3,407	2,425

Undesignated derivative financial instruments
Interest rate and currency swap agreements
Prepaid expenses and other current assets	57,915	116,588
Investments and other assets – Other	242,404	268,336

Total	300,319	384,924

Foreign exchange forward and option contracts
Prepaid expenses and other current assets	35,594	21,228
Investments and other assets – Other	—	—

Total	35,594	21,228

Total derivative assets	339,320	408,577
Counterparty netting	(117,794)	(91,977)
Collateral received	(76,891)	(55,526)

Carrying value of derivative assets	144,635	261,074

Derivative liabilities
Derivative financial instruments designated as hedging instruments
Interest rate and currency swap agreements
Other current liabilities	(4,793)	(6,652)
Other long-term liabilities	(401)	(485)

Total	(5,194)	(7,137)

Undesignated derivative financial instruments
Interest rate and currency swap agreements
Other current liabilities	(94,801)	(68,689)
Other long-term liabilities	(253,428)	(241,305)

Total	(348,229)	(309,994)

Foreign exchange forward and option contracts
Other current liabilities	(7,307)	(6,344)
Other long-term liabilities	(1)	—

Total	(7,308)	(6,344)

Total derivative liabilities	(360,731)	(323,475)
Counterparty netting	117,794	91,977
Collateral posted	213,937	211,003

Carrying value of derivative liabilities	(29,000)	(20,495)

The following table summarizes the notional amounts of derivative financial instruments as of March 31, 2015 and December 31, 2015:

	Yen in millions
	March 31, 2015		December 31, 2015
	Designated derivative financial instruments	Undesignated derivative financial instruments	Designated derivative financial instruments	Undesignated derivative financial instruments
Interest rate and currency swap agreements	85,561	18,634,479	62,958	19,248,273
Foreign exchange forward and option contracts	—	2,625,106	—	2,596,231

Total	85,561	21,259,585	62,958	21,844,504

The following table summarizes the gains and losses on derivative financial instruments and hedged items reported in the consolidated statements of income for the first nine months ended December 31, 2014 and 2015:

	Yen in millions
	For the first nine months ended December 31, 2014		For the first nine months ended December 31, 2015
	Gains or (losses) on derivative financial instruments	Gains or (losses) on hedged items	Gains or (losses) on derivative financial instruments	Gains or (losses) on hedged items
Derivative financial instruments designated as hedging instruments
Interest rate and currency swap agreements
Cost of financing operations	(13,691)	13,781	(2,923)	2,924

Undesignated derivative financial instruments
Interest rate and currency swap agreements
Cost of financing operations	1,480		101,395
Foreign exchange gain (loss), net	3,851		6,934
Foreign exchange forward and option contracts
Cost of financing operations	14,104		5,072
Foreign exchange gain (loss), net	(50,647)		43,521

Undesignated derivative financial instruments are used to manage economic risks of fluctuations in foreign currency exchange rates and interest rates of certain receivables and payables. Those economic risks are offset by changes in the fair value of undesignated derivative financial instruments.

Cash flows from transactions of derivative financial instruments are included in cash flows from operating activities in the consolidated statements of cash flows.

Credit risk related contingent features -

Toyota enters into International Swaps and Derivatives Association Master Agreements with counterparties. These Master Agreements contain a provision requiring either Toyota or the counterparty to settle the contract or to post assets to the other party in the event of a ratings downgrade below a specified threshold.

The aggregate fair value amount of derivative financial instruments that contain credit risk related contingent features that are in a net liability position after being offset by cash collateral as of December 31, 2015 is ¥10,898 million. The aggregate fair value amount of assets that are already posted as cash collateral as of December 31, 2015 is ¥195,147 million. If the ratings of Toyota decline below specified thresholds, the maximum amount of assets to be posted or for which Toyota could be required to settle the contracts is ¥10,898 million as of December 31, 2015.

11.	Other financial instruments:

Toyota has certain financial instruments, including financial assets and liabilities which arose in the normal course of business. These financial instruments are executed with creditworthy financial institutions, and virtually all foreign currency contracts are denominated in U.S. dollars, euros and other currencies of major developed countries. Financial instruments involve, to varying degrees, market risk as instruments are subject to price fluctuations, and elements of credit risk in the event a counterparty should default. In the unlikely event the counterparties fail to meet the contractual terms of a foreign currency or an interest rate instrument, Toyota’s risk is limited to the fair value of the instrument. Although Toyota may be exposed to losses in the event of non-performance by counterparties on financial instruments, it does not anticipate significant losses due to the nature of its counterparties. Counterparties to Toyota’s financial instruments represent, in general, international financial institutions. Additionally, Toyota does not have a significant exposure to any individual counterparty. Toyota believes that the overall credit risk related to its financial instruments is not significant.

The following table summarizes the estimated fair values of Toyota’s financial instruments, excluding marketable securities, other securities investments, investments and other assets in affiliated companies and derivative financial instruments. See note 15 to the consolidated financial statements for three levels of input which are used to measure fair value.

	Yen in millions
	March 31, 2015
		Estimated fair value
	Carrying amount	Level 1	Level 2	Level 3	Total
Assets (Liabilities)
Cash and cash equivalents	2,284,557	1,936,070	348,487	—	2,284,557
Time deposits	149,321	—	149,321	—	149,321
Total finance receivables, net	14,437,459	—	—	14,656,825	14,656,825
Other receivables	420,708	—	—	420,708	420,708
Short-term borrowings	(5,048,188)	—	(5,044,376)	(3,812)	(5,048,188)
Long-term debt including the current portion	(13,910,240)	—	(12,589,871)	(1,568,144)	(14,158,015)

	Yen in millions
	December 31, 2015
		Estimated fair value
	Carrying amount	Level 1	Level 2	Level 3	Total
Assets (Liabilities)
Cash and cash equivalents	2,486,250	2,212,880	273,370	—	2,486,250
Time deposits	680,584	—	680,584	—	680,584
Total finance receivables, net	14,281,709	—	—	14,314,632	14,314,632
Other receivables	419,990	—	—	419,990	419,990
Short-term borrowings	(5,137,936)	—	(5,137,842)	(94)	(5,137,936)
Long-term debt including the current portion	(14,424,608)	—	(12,586,988)	(2,010,794)	(14,597,782)

Cash and cash equivalents and time deposits -

In the normal course of business, substantially all cash and cash equivalents and time deposits are highly liquid and are carried at amounts which approximate fair value due to its short duration. Cash equivalents and time deposits include negotiable certificate of deposit measured at fair value on a recurring basis. Where money market funds produce a daily net asset value in an active market, this value is used to determine the fair value of the fund investment, and the investment is classified in Level 1. All other types of cash and cash equivalents and time deposits are classified in Level 2.

Finance receivables, net -

The fair values of finance receivables are estimated by discounting expected cash flows to present value using internal assumptions, including prepayment speeds, expected credit losses and collateral value. Certain impaired finance receivables are measured at fair value on a nonrecurring basis based on collateral values.

As unobservable inputs are utilized, finance receivables are classified in Level 3.

Other receivables -

Other receivables are short-term receivables. These receivables are carried at amounts which approximate fair value, and the difference between the carrying amount and the fair value is not material. These receivables are classified in Level 3.

Short-term borrowings and long-term debt -

The fair values of short-term borrowings and long-term debt including the current portion, except for secured loans provided by securitization transactions using special-purpose entities, are estimated based on the discounted amounts of future cash flows using Toyota’s current borrowing rates for similar liabilities. As these inputs are observable, these debts are classified in Level 2.

The fair values of the secured loans provided by securitization transactions are estimated based on current market rates and credit spreads for debt with similar maturities. Internal assumptions including prepayment speeds and expected credit losses are used to estimate the timing of cash flows to be paid on the underlying securitized assets. As these valuations utilize unobservable inputs, the secured loans are classified in Level 3.

12.	Contingencies:

Guarantees -

Toyota enters into contracts with Toyota dealers to guarantee customers’ payments of their installment payables that arise from installment contracts between customers and Toyota dealers, as and when requested by Toyota dealers. Toyota is required to execute its guarantee primarily when customers are unable to make required payments. The maximum potential amount of future payments as of December 31, 2015 is ¥2,309,207 million. Liabilities for guarantees totaling ¥5,627 million have been provided as of December 31, 2015. Under these guarantee contracts, Toyota is entitled to recover any amount paid by Toyota from the customers whose original obligations Toyota has guaranteed.

Legal proceedings -

From time-to-time, Toyota issues vehicle recalls and takes other safety measures including safety campaigns relating to its vehicles. Since 2009, Toyota issued safety campaigns related to the risk of floor mat entrapment of accelerator pedals and vehicle recalls related to slow-to-return or sticky accelerator pedals. In March 2014, Toyota entered into a Deferred Prosecution Agreement (“DPA”) to resolve an investigation by the U.S. Attorney for the Southern District of New York (“SDNY”) related to unintended acceleration in certain of its vehicles. The DPA provides for an independent monitor to review and assess policies and procedures relating to Toyota’s safety communications process, its process for sharing vehicle accident information internally and its process for preparing and sharing certain technical reports.

In 2010, there was a recall related to the software program that controls the antilock braking system in certain models, including the Prius, which led to putative class action lawsuits on behalf of owners of recalled vehicles and owners of vehicles which were not recalled. The United States District Court for the Central District of California denied the plaintiffs’ motions for class certification and granted summary judgment in Toyota’s favor denying the plaintiffs’ claims related to both the recalled vehicles and the non-recalled vehicles. Proceedings involving the recalled vehicles have concluded; the appeals of the granting of summary judgment and the denial of class certification of the claims for the non-recalled vehicles are still pending.

Personal injury and wrongful death claims involving allegations of unintended acceleration are pending in several consolidated proceedings in federal and state courts, as well as in individual cases in various other states. The judges in the consolidated federal action and the consolidated California state action have approved an Intensive Settlement Process (“ISP”) for such claims in those actions. Under the ISP, all individual claims within the consolidated actions are stayed pending completion of a process to assess whether they can be resolved on terms acceptable to the parties. Cases not resolved after completion of the ISP will then proceed to discovery and toward trial. Toyota has offered the ISP process to plaintiffs in other consolidated actions and in individual cases, as well.

Toyota has been named as a defendant in 28 economic loss class action lawsuits, which, together with similar lawsuits against Takata and other automakers, have been made part of a multi-district litigation proceeding in the United States District Court for the Southern District of Florida, arising out of allegations that airbag inflators manufactured by Takata are defective. These lawsuits are at a very early stage.

Toyota has received a request for information from the SDNY related to statements concerning one or more reported injuries sustained in Toyota vehicles following deployments of Takata airbags. Toyota is cooperating with the request.

Toyota recently self-reported a process gap in fulfilling certain emissions defect information reporting requirements with the U.S. Environmental Protection Agency (“EPA”) and California Air Resources Board, including updates on its repair completion rates for recalled emissions components and certain other reports concerning emissions related defects. Toyota is involved in discussions with these agencies. The SDNY and EPA have requested certain follow-up information regarding this reporting issue, and Toyota is cooperating with the request.

Toyota also has various other pending legal actions and claims, including without limitation personal injury and wrongful death lawsuits and claims in the United States, and is subject to government investigations from-time-to-time.

Beyond the amounts accrued with respect to all aforementioned matters, Toyota is unable to estimate a range of reasonably possible loss, if any, for the pending legal matters because (i) many of the proceedings are in evidence gathering stages, (ii) significant factual issues need to be resolved, (iii) the legal theory or nature of the claims is unclear, (iv) the outcome of future motions or appeals is unknown and/or (v) the outcomes of other matters of these types vary widely and do not appear sufficiently similar to offer meaningful guidance. Based upon information currently available to Toyota, however, Toyota believes that its losses from these matters, if any, beyond the amounts accrued, would not have a material adverse effect on Toyota’s financial position, results of operations or cash flows.

13.	Segment data:

The operating segments reported below are the segments of Toyota for which separate financial information is available and for which operating income/loss amounts are evaluated regularly by executive management in deciding how to allocate resources and in assessing performance.

The major portions of Toyota’s operations on a worldwide basis are derived from the Automotive and Financial Services business segments. The Automotive segment designs, manufactures and distributes sedans, minivans, compact cars, sport-utility vehicles, trucks and related parts and accessories. The Financial Services segment consists primarily of financing, and vehicle and equipment leasing operations to assist in the merchandising of the parent company and its affiliated companies products as well as other products. The All Other segment includes the design, manufacturing and sales of housing, telecommunications and other businesses.

The following tables present certain information regarding Toyota’s industry or geographic segments and overseas revenues by destination for the first nine months ended December 31, 2014 and 2015.

Segment operating results -

For the first nine months ended December 31, 2014:

	Yen in millions
	Automotive	Financial Services	All Other	Inter-segment Elimination	Consolidated
Net revenues
Sales to external customers	18,514,257	1,186,105	415,252	—	20,115,614
Inter-segment sales and transfers	42,694	29,008	441,054	(512,756)	—

Total	18,556,951	1,215,113	856,306	(512,756)	20,115,614
Operating expenses	16,765,356	930,070	813,078	(507,716)	18,000,788

Operating income	1,791,595	285,043	43,228	(5,040)	2,114,826

For the first nine months ended December 31, 2015:

	Yen in millions
	Automotive	Financial Services	All Other	Inter-segment Elimination	Consolidated
Net revenues
Sales to external customers	19,555,545	1,402,766	473,059	—	21,431,370
Inter-segment sales and transfers	42,408	31,188	361,553	(435,149)	—

Total	19,597,953	1,433,954	834,612	(435,149)	21,431,370
Operating expenses	17,598,939	1,168,884	789,487	(431,611)	19,125,699

Operating income	1,999,014	265,070	45,125	(3,538)	2,305,671

Geographic information -

For the first nine months ended December 31, 2014:

	Yen in millions
	Japan	North America	Europe	Asia	Other	Inter-segment Elimination	Consolidated
Net revenues
Sales to external customers	5,976,817	6,971,138	2,029,188	3,399,998	1,738,473	—	20,115,614
Inter-segment sales and transfers	4,529,866	183,616	108,049	300,964	151,815	(5,274,310)	—

Total	10,506,683	7,154,754	2,137,237	3,700,962	1,890,288	(5,274,310)	20,115,614
Operating expenses	9,363,106	6,658,332	2,070,759	3,380,344	1,782,991	(5,254,744)	18,000,788

Operating income	1,143,577	496,422	66,478	320,618	107,297	(19,566)	2,114,826

For the first nine months ended December 31, 2015:

	Yen in millions
	Japan	North America	Europe	Asia	Other	Inter-segment Elimination	Consolidated
Net revenues
Sales to external customers	6,334,209	8,220,267	1,862,267	3,439,764	1,574,863	—	21,431,370
Inter-segment sales and transfers	4,739,580	167,522	103,998	362,500	168,776	(5,542,376)	—

Total	11,073,789	8,387,789	1,966,265	3,802,264	1,743,639	(5,542,376)	21,431,370
Operating expenses	9,722,808	7,961,645	1,915,499	3,423,300	1,651,717	(5,549,270)	19,125,699

Operating income	1,350,981	426,144	50,766	378,964	91,922	6,894	2,305,671

“Other” consists of Central and South America, Oceania, Africa and the Middle East.

Revenues are attributed to geographies based on the country location of the parent company or the subsidiary that transacted the sale with the external customer.

Transfers between industry or geographic segments are made at amounts which Toyota’s management believes approximate arm’s-length transactions. In measuring the reportable segments’ income or losses, operating income consists of revenue less operating expenses.

Overseas revenues by destination -

The following information shows revenues that are attributed to countries based on location of customers, excluding customers in Japan. In addition to the disclosure requirements under U.S.GAAP, Toyota discloses this information in order to provide financial statements users with valuable information.

For the first nine months ended December 31, 2014:

	Yen in millions
	North America	Europe	Asia	Other	Total
Overseas sales	6,934,892	1,912,423	3,169,318	3,771,190	15,787,823
Consolidated sales	—	—	—	—	20,115,614
Ratio of overseas sales to consolidated sales	34.5%	9.5%	15.8%	18.7%	78.5%

For the first nine months ended December 31, 2015:

	Yen in millions
	North America	Europe	Asia	Other	Total
Overseas sales	8,189,146	1,695,475	3,287,562	3,700,458	16,872,641
Consolidated sales	—	—	—	—	21,431,370
Ratio of overseas sales to consolidated sales	38.2%	7.9%	15.3%	17.3%	78.7%

“Other” consists of Central and South America, Oceania, Africa and the Middle East, etc.

14.	Per share amounts:

Reconciliations of the differences between basic and diluted net income attributable to Toyota Motor Corporation per common share for the first nine months ended December 31, 2014 and 2015 are as follows:

	Yen in millions	Thousands of shares	Yen
	Net income attributable to Toyota Motor Corporation	Weighted-average common shares	Net income attributable to Toyota Motor Corporation per common share
For the first nine months ended December 31, 2014
Basic net income attributable to Toyota Motor Corporation per common share	1,726,863	3,163,079	545.94
Effect of dilutive securities
Assumed exercise of dilutive stock options	(38)	1,456

Diluted net income attributable to Toyota Motor Corporation per common share	1,726,825	3,164,535	545.68

For the first nine months ended December 31, 2015
Net income attributable to Toyota Motor Corporation	1,886,077
Accretion to Mezzanine equity	(2,448)
Dividends to Toyota Motor Corporation Model AA Class Shareholders	(1,837)

Basic net income attributable to Toyota Motor Corporation per common share	1,881,792	3,128,810	601.44
Effect of dilutive securities
Model AA Class Shares	4,285	27,575
Assumed exercise of dilutive stock options	(23)	1,310

Diluted net income attributable to Toyota Motor Corporation per common share	1,886,054	3,157,695	597.29

Stock options that were not included in the computation of diluted net income attributable to Toyota Motor Corporation per common share for the first nine months ended December 31, 2014 were 1,239 thousand shares, because the options’ exercise prices were greater than the average market price per common share during the period. There were no stock options that were not included in the computation of diluted net income attributable to Toyota Motor Corporation per common share for the first nine months ended December 31, 2015.

On June 16, 2015, at the Ordinary General Shareholders’ Meeting, the shareholders of the parent company approved to distribute year-end cash dividends of ¥393,352 million, ¥125 per common share, to common shareholders effective on June 17, 2015. On November 5, 2015, the Board of Directors of the parent company resolved to distribute interim cash dividends of ¥311,376 million, ¥100 per common share, to common shareholders effective on November 27, 2015.

15.	Fair value measurements:

In accordance with U.S.GAAP, Toyota classifies fair value into three levels of input as follows which are used to measure it.

Level 1:	Quoted prices in active markets for identical assets or liabilities

Level 2:	Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; valuation of assets or liabilities using inputs, other than quoted prices, that are observable

Level 3:	Valuation of assets or liabilities using unobservable inputs which reflect the reporting entity’s assumptions

The following table summarizes the fair values of the assets and liabilities measured at fair value on a recurring basis as of March 31, 2015 and December 31, 2015. Transfers between levels of the fair value are recognized at the end of their respective reporting periods:

	Yen in millions
	March 31, 2015
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	145,923	348,487	—	494,410
Marketable securities and other securities investments
Public and corporate bonds	6,129,824	1,038,810	12,317	7,180,951
Common stocks	2,704,814	—	—	2,704,814
Other	61,538	369,184	—	430,722
Derivative financial instruments	—	338,310	1,010	339,320

Total	9,042,099	2,094,791	13,327	11,150,217

Liabilities
Derivative financial instruments	—	(360,731)	—	(360,731)

Total	—	(360,731)	—	(360,731)

	Yen in millions
	December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	223,325	273,370	—	496,695
Time deposits	—	440,000	—	440,000
Marketable securities and other securities investments
Public and corporate bonds	5,435,466	1,093,149	10,975	6,539,590
Common stocks	2,870,524	—	—	2,870,524
Other	136,096	419,133	—	555,229
Derivative financial instruments	—	408,464	113	408,577

Total	8,665,411	2,634,116	11,088	11,310,615

Liabilities
Derivative financial instruments	—	(322,739)	(736)	(323,475)

Total	—	(322,739)	(736)	(323,475)

The following is description of the assets and liabilities measured at fair value, information about the valuation techniques used to measure fair value, key inputs and significant assumptions:

Cash equivalents and time deposits -

Cash equivalents include money market funds and other investments with original maturities of three months or less. Cash equivalents classified in Level 2 include negotiable certificates of deposit with original maturities of three months or less. These are measured at fair value using primarily observable interest rates in the market. Time deposits consist of negotiable certificates of deposit with original maturities over three months. These are measured at fair value using primarily observable interest rates in the market.

Marketable securities and other securities investments -

Marketable securities and other securities investments include public and corporate bonds, common stocks and other investments. Public and corporate bonds include government bonds and represent 43% of Japanese bonds, and 57% of U.S., European and other bonds as of March 31, 2015, and 37% of Japanese bonds, and 63% of U.S., European and other bonds as of December 31, 2015. Listed stocks on the Japanese stock markets represent 88% and 91% of common stocks as of March 31, 2015 and December 31, 2015, respectively. Toyota uses primarily quoted market prices for identical assets to measure fair value of these securities. “Other” includes investment trusts. Generally, Toyota uses quoted market prices for similar assets or quoted non-active market prices for identical assets to measure fair value of these securities. These assets are classified in Level 2.

Derivative financial instruments -

See note 10 to the consolidated financial statements about derivative financial instruments. Toyota primarily estimates the fair value of derivative financial instruments using industry-standard valuation models that require observable inputs including interest rates and foreign exchange rates, and the contractual terms. The usage of these models does not require significant judgment to be applied. These derivative financial instruments are classified in Level 2. In other certain cases when market data is not available, key inputs to the fair value measurement include quotes from counterparties and other market data. Toyota assesses the reasonableness of changes of the quotes using observable market data. These derivative financial instruments are classified in Level 3. Toyota’s derivative fair value measurements consider assumptions about counterparty and Toyota’s own non-performance risk, using such as credit default probabilities.

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the first nine months ended December 31, 2014 and 2015 were not material.

Certain assets and liabilities are measured at fair value on a nonrecurring basis. The assets and liabilities measured at fair value on a nonrecurring basis for the first nine months ended December 31, 2014 and 2015 were not material.

16.	Class Shares:

Toyota Motor Corporation (“TMC”) issued First Series Model AA Class Shares (the “Model AA Class Shares”) on July 24, 2015. Presented below is additional information regarding the Model AA Class Shares:

Total number of shares issued	:	47,100,000 shares

Issue price	:	10,598 yen per share

Purchase price	:	10,121.09 yen per share

Voting rights	:	Model AA Class Shares shall have voting rights. The number of shares constituting one unit with respect to Model AA Class Shares shall be 100.

Restrictions on transfer	:	Model AA Class Shares shall have restrictions on transfer.

Dividends	:	(1) If the record date falls in the fiscal year ending on March 31, 2016: 0.5% of the issue price

(2) If the record date falls in the fiscal year ending on March 31, 2017 through March 31, 2020: the annual dividend rate for the previous fiscal year plus 0.5% of the issue price

(3) If the record date falls in the fiscal year ending on March 31, 2021 or later: 2.5% of the issue price

Shareholder’s right	:	(1) Shareholder’s conversion right into Common Shares

Shareholders of the Model AA Class Shares may demand TMC to acquire all or a part of their Model AA Class Shares in exchange for Common Shares on the first business day of April and October of every year, starting October 1, 2020.

(2) Shareholder’s cash put option

Shareholders of the Model AA Class Shares may demand TMC to acquire all or a part of their Model AA Class Shares in exchange for cash on the last business day of March, June, September and December of each year, starting on September 1, 2020.

TMC’s right	:	TMC may acquire, on or after April 2, 2021, all of the outstanding Model AA Class Shares in exchange for cash.

The Model AA Class Shares will not be treated as shareholders’ equity because the shareholders of the Model AA Class Shares will have cash put options and hence, the Model AA Class Shares will be reported as mezzanine equity, a separate line item between liabilities and shareholders’ equity.

The difference between the issuance amount and initial carrying amount of the mezzanine equity is adjusted for accretion of the mezzanine equity over a period of time from the issuance date until the Class Shares can first be redeemed.

17.	Significant subsequent events:

Due to parts shortages resulting from an explosion that occurred in January 2016 at a supplier, Toyota suspended its production mainly on its vehicle assembly lines within Japan from February 8 through February 13. Operations recommenced on February 15. It is uncertain how this suspension will affect Toyota’s financial results.

APPENDIX A

[English Translation for reference purposes only. In the event of any discrepancy between this translation and the Japanese original, the original shall prevail]

SHARE EXCHANGE AGREEMENT

(ENGLISH TRANSLATION)

SHARE EXCHANGE AGREEMENT

January 29, 2016

Toyota Motor Corporation

Daihatsu Motor Co., Ltd.

App. A-1

SHARE EXCHANGE AGREEMENT

Toyota Motor Corporation (“Toyota”) and Daihatsu Motor Co., Ltd. (“Daihatsu”) have entered into this Share Exchange Agreement (this “Agreement”) on January 29, 2016 (the “Execution Date”) as follows:

Article 1. Share Exchange

Toyota and Daihatsu shall conduct a share exchange through which Toyota will become the wholly owning parent company of Daihatsu and Daihatsu will become a wholly-owned subsidiary of Toyota (the “Share Exchange”), and through which Toyota shall acquire all of the issued shares of Daihatsu (except for the shares of Daihatsu already held by Toyota; this same exception shall apply hereinafter).

Article 2. Trade Names and Addresses of the Parties

The trade names and addresses of Toyota and Daihatsu are as follows:

Toyota:	Trade Name: Address:	Toyota Motor Corporation 1 Toyota-cho, Toyota City, Aichi Prefecture

Daihatsu:	Trade Name: Address:	Daihatsu Motor Co., Ltd. 1-1, Daihatsu-cho, Ikeda City, Osaka Prefecture

Article 3. Shares to be Delivered Upon the Share Exchange and Allotment Thereof

1	Upon effectiveness of the Share Exchange, Toyota shall deliver to shareholders of Daihatsu common stock (excluding Toyota; this same exclusion shall apply hereinafter), in exchange for Daihatsu common stock, the number of Toyota common stock calculated by multiplying the total number of Daihatsu common stock held by the holders of Daihatsu common stock as of the time immediately preceding the Share Exchange (the “Record Time”) by 0.26.

2	Upon effectiveness of the Share Exchange, Toyota shall allot to shareholders of Daihatsu common stock as of the Record Time 0.26 share of Toyota common stock for each of Daihatsu’s common stock held by such shareholders.

3	With respect to any fractional shares comprising less than one share of Toyota common stock that are required to be allotted and delivered under the preceding two Paragraphs, Toyota shall handle them in accordance with Article 234 of the Companies Act or other relevant laws and regulations.

Article 4. Amounts of Stated Capital and Reserves of Toyota

The increases in the amounts of the stated capital, capital reserves and retained earnings reserves of Toyota due to the Share Exchange are as follows:

(1) Stated Capital:	JPY 0
(2) Capital Reserves:	Minimum amount required to be increased pursuant to applicable laws and regulations.
(3) Retained Earnings Reserves:	JPY 0

Article 5. Effective Date

The date on which the Share Exchange takes effect (the “Effective Date”) shall be August 1, 2016; provided, however, that Toyota and Daihatsu may change such date as necessary in accordance with the progress of the Share Exchange, upon mutual consultation.

App. A-2

Article 6. Shareholders Meeting to Approve the Share Exchange Agreement

1	Pursuant to the provisions of Article 796, main clause of Paragraph 2 of the Companies Act, Toyota shall conduct the Share Exchange without obtaining the approval at a shareholders meeting stipulated in Article 795, Paragraph 1 of the Companies Act; provided, however, that if, pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act, approval of this Agreement at a shareholders meeting of Toyota becomes necessary, Toyota shall obtain the approval of this Agreement at a shareholders meeting no later than the day immediately preceding the Effective Date.

2	Daihatsu shall obtain shareholders’ approval of this Agreement pursuant to Article 783, Paragraph 1 of the Companies Act at the annual general meeting of shareholders scheduled to be convened in late June 2016.

Article 7. Duty of Care, Other

1	During the period commencing from the Execution Date until the Effective Date, each of Toyota and Daihatsu shall conduct its business and manage its assets with the due care of a prudent manager, and Toyota and Daihatsu shall consult with each other before either party takes any action that would materially affect such assets, rights or obligations.

2	By resolution of the Board of Directors of Daihatsu at a meeting of the Board of Directors to be held no later than the day immediately preceding the Effective Date, Daihatsu shall cancel, immediately before the Record Time, all of its treasury stock held by Daihatsu immediately before the Record Time (including treasury stock to be acquired through the purchases related to any dissenting shareholders’ exercise of their appraisal rights pursuant to Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange).

Article 8. Modification and Termination of this Agreement

Toyota and Daihatsu may, upon mutual consultation, modify this Agreement, including terms and conditions of the Share Exchange, cancel the Share Exchange or terminate this Agreement, if, during the period commencing from the Execution Date until the Effective Date, due to an act of god or other events, (i) a material change occurs to the assets or results of operations of Toyota or Daihatsu, (ii) a material impediment arises in the implementation of the Share Exchange or (iii) it otherwise becomes difficult to achieve the purpose of this Agreement.

Article 9. Force and Effect of this Agreement

This Agreement shall cease to have any effect if (i) this Agreement is not approved at a shareholders meeting of Toyota no later than the day immediately preceding the Effective Date as set forth in Article 6, Paragraph 1 of this Agreement, if a shareholder holding the number of shares stipulated under Article 197 of the Ordinance of Enforcement of the Companies Act has submitted the notification pursuant to Article 796, Paragraph 3 of the Companies Act, (ii) this Agreement is not approved at a shareholders meeting of Daihatsu no later than the day immediately preceding the Effective Date as set forth in Article 6, Paragraph 2 of this Agreement, (iii) any of the approvals from the relevant regulatory authorities that are required by the laws and regulations of Japan or any other jurisdiction are not obtained, including, but not limited to, failure of any filings submitted to the relevant regulatory authorities to take effect, or (iv) the Share Exchange has been canceled or this Agreement has been terminated pursuant to preceding Article 8.

Article 10. Matters for Consultation

In addition to the matters set forth in this Agreement, matters necessary with respect to the Share Exchange shall be determined by consultation between Toyota and Daihatsu in accordance with the purpose of this Agreement.

App. A-3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, and upon signing hereof by both parties, each of Toyota and Daihatsu retains one (1) original hereof.

January 29, 2016

Toyota:

1 Toyota-cho, Toyota City, Aichi Prefecture

Toyota Motor Corporation

Director and President

/s/ AKIO TOYODA

Daihatsu:

1-1, Daihatsu-cho, Ikeda City, Osaka Prefecture

Daihatsu Motor Co., Ltd.

Director and President

/s/ MASANORI MITSUI

App. A-4

APPENDIX B

App. B-1

APPENDIX B

Strictly Confidential

Daihatsu Motor Co., Ltd.

Valuation Report for Share Exchange Ratio

(Translated from the Japanese original)

SMBC Nikko Securities Inc. Mergers and Acquisitions

January 28, 2016

App. B-1

[English Translation for reference purposes only. In the event of any discrepancy between this translation and the Japanese original, the original shall prevail]

VALUATION REPORT DELIVERED BY SMBC NIKKO SECURITIES INC.

(ENGLISH TRANSLATION)

App. B-2

Strictly Confidential

Important Notice (1)

Summary of the Transaction

Daihatsu Motor Co., Ltd. (“Daihatsu”) and Toyota Motor Corporation (“Toyota”) are planning to enter into a statutory share exchange transaction

(the “Transaction”) to make Daihatsu a wholly owned subsidiary of Toyota.

Purpose of the Report

This report (the “Report”) is prepared by SMBC Nikko Securities Inc. (“Nikko”) solely in order to provide the Board of Directors of Daihatsu with useful information in relation to the share exchange ratio (the “Share Exchange Ratio”) relating to the Transaction.

As such, no opinion or evaluation is provided in the Report, nor indirectly suggested or implied, in relation to the fairness of the Share Exchange

Ratio. The result of our valuation services does not constitute a fairness opinion or investment advice and should not be interpreted as a recommendation concerning the decision-making of Daihatsu. Nothing contained in the Report should be considered as a solicitation or recommendation for any parties, entities, or individuals, including the shareholders of Daihatsu and Toyota, to purchase, sell, or conduct any other related transactions concerning the shares of Daihatsu or Toyota.

Reference Date

The reference date (the “Reference Date”) of the Report is 1/26/2016.

The contents of the Report are based upon the financial, economic, market, and other relevant information available to Nikko, as of the Reference Date. Nikko shall not assume any responsibility or obligation to renew, revise or add to the content of the Report, should the content be affected by changes of the information that should occur after the Reference Date.

App. B-2

1

App. B-3

Strictly Confidential

Important Notice (2)

Activities to be Conducted by SMBC Nikko Securities Inc. and the Sumitomo Mitsui Financial Group

Nikko has prepared the Report and provided other services in connection with the Transaction pursuant to the Advisory Services Agreement (the “Agreement”) entered into between Daihatsu and Nikko in order to provide our valuation services, in consideration of which Nikko may have received or will receive fees in connection therewith.

Nikko is a member of the Sumitomo Mitsui Financial Group (“SMFG”), and Nikko and other group companies of SMFG may provide various financial services such as banking services, securities trading or brokerage services, corporate and investment banking services to Daihatsu and to other parties/entities that may be involved in the Transaction, as well as their shareholders, subsidiaries and affiliates. In addition, Nikko and other group companies of SMFG may trade for their own account or for the account of their customers or hold positions in stocks, bonds, loans, or any other financial instruments issued by Daihatsu or other parties/entities that may be involved in the Transaction, as well as their shareholders, subsidiaries/affiliates.

Group companies of SMFG, including Nikko, may have provided or shall provide valuation reports regarding Daihatsu, Toyota or other companies, using assumptions, estimations, valuation methodologies, projections, analyses, reports, and other information sources which may be different from those used or referred to in the Report.

Sources of Information and Qualifications

Nikko has used the following materials and information sources to prepare the Report:

– Financial disclosures such as securities reports (yukashoken hokokusyo), quarterly reports (shihanki hokokusyo) and financial reports summaries (kessan tanshin) of Daihatsu and Toyota

– Documents and information provided by Daihatsu and Toyota related to their respective business policies, business plans and financial information

– Due diligence reports on Toyota from the viewpoint of finance, taxation, legal matters provided by Daihatsu

– Information obtained through interviews with representatives of Daihatsu and Toyota

– Stock price information and stock trading information of Daihatsu and Toyota

– Other disclosed or public information

Nikko did not take into consideration any synergy effect resulting from the Transaction for the valuation, as Daihatsu and Toyota had prepared their current business plans separately, on a stand-alone basis. Since the business plan provided by Toyota contains only limited information, Nikko referred to public information and made partial adjustments based on certain assumptions to conduct the analysis.

2

App. B-4

Strictly Confidential

Important Notice (3)

Limitations, Assumptions, Qualifications and Disclaimers

Nikko has assumed that the materials, information, and data used for the Report are accurate and complete in all respects. Nikko did not conduct any verification or validation concerning the accuracy or completeness of such information or data. Nikko shall not assume any responsibility or obligation to verify or validate the accuracy or completeness of such information or data. Furthermore, Nikko has not undertaken any examination of the assets and liabilities belonging to Daihatsu, Toyota as well as their subsidiaries/affiliates, whether independently or by outsourcing to external professional contractors. The result of the valuation may be affected considerably, should any deficiencies be found in the accuracy, completeness, or integrity of such information.

Nikko has assumed that Daihatsu, Toyota and their subsidiaries/affiliates do not have any undisclosed off the books liabilities or undisclosed contingent liabilities that may result from lawsuits, conflicts, environmental issues, taxation or otherwise, which may significantly influence the result of the Report.

The Report has been prepared on the assumption that the data and the information contained in the business plans and other materials used for the Report are correct and complete, based on the most accurate estimation and prudent judgment possible of the providers, by following proper procedures.

In addition, Nikko may have conducted analyses in the process of preparing the Report from the angle of certain propositions or hypotheses based upon such data and information provided by external parties, assuming they are accurate and reasonable. Nikko has not conducted nor shall assume any responsibility or obligation for not having conducted any verification or validation regarding the accuracy, validity and the feasibility of such propositions and hypotheses.

The Report is prepared by Nikko solely in order for the Board of Directors of Daihatsu to discuss the Share Exchange Ratio. It is strictly prohibited to disclose the contents of the Report without obtaining written consent from Nikko in advance except in cases permitted under the Agreement.

Nothing contained in the Report should be used as materials that constitute evidence or a basis of judgment for any exercise of rights or in any legal proceeding, such as lawsuits, allegations, or petitions related to the Transaction by shareholders of Daihatsu. Daihatsu is strictly prohibited from utilizing, quoting, or referring to the contents of the Report without obtaining written consent from Nikko in advance, except for the purpose of utilizing, quoting, or referring to such contents in the press releases or statutory documents of Daihatsu. Even in such cases where the contents of the Report are utilized, quoted, or referred to in the press releases or statutory documents of Daihatsu, or disclosed to a third party related to the Transaction after duly obtaining the prior written consent of Nikko, Nikko shall assume no obligation or responsibility for, and shall be indemnified from, any result, effect, or damage inflicted on such third party, caused by or occurring in relation to such conduct.

The clauses of limitation of liability and indemnity in the Agreement shall apply to any disputes that may occur in relation to the Report, between Daihatsu and Nikko or between Daihatsu/Nikko and any shareholder of Daihatsu or any other third party.

Nikko reserves all rights related to the copyright of the Report, which is under the protection of the Copyright Act of Japan and the relevant copyright laws of all other applicable jurisdictions.

3

App. B-5

Strictly Confidential

Valuation Methods and Share Exchange Ratios

The ranges of share exchange ratios based on the selected valuation methods are as set forth below.

Results of the Exchange Ratio

Valuation method Exchange ratio Market Price Analysis

0.21 ~ 0.22

(Simple average closing price)

DCF Analysis 0.20 ~ 0.28

0.00 0.05 0.10 0.15 0.20 0.25 0.30 0.35 0.40

Market Price Analysis

0.21 0.22 (Simple average closing price)

DCF Analysis 0.20 0.28

4

App. B-6

Strictly Confidential

Market Price Analysis (Daihatsu and Toyota)

Assumptions (Daihatsu and Toyota)

Nikko used the closing share price of Daihatsu and Toyota on the Reference Date and the simple average closing share prices during the following 3 periods, i.e. , (i) the most recent one month, (ii) the most recent three months, and (iii) the most recent six months ending on the Reference Date.

Results of Analysis

Exchange Ratio Market Price Analysis Result 0.21 ~ 0.22 Closing Share Price as of Reference Date 0.22

1 Month Average 0.22

3 Month Average 0.21

6 Month Average 0.21

5

Strictly Confidential

Daihatsu Share Price and Trading Volume

(JPY)
Volume(Right axis)
Price(Left axis)
1M Average
3M Average
6M Average
12M Average
shares(million)
2,000
1,800
1,600
1,400
1,200
1,000
10
9
8
7
6
5
4
3
2
1
0
15/1/27
15/2/27
15/3/27
15/4/27
15/5/27
15/6/27
15/7/27
15/8/27
15/9/27
15/10/27
15/11/27
15/12/27
1
2
3
4
5
6
7
8

	Date	Events
①	1/29/2015	Financial results for the third quarter of FY2015
②	4/27/2015	Financial results for FY2015
③	7/15/2015	Announcement of a safety recall of an additional 290,000 vehicles over Takata airbag inflator
④	7/30/2015	Financial results for the first quarter of FY2016
⑤	8/5/2015	Opening ceremony of Daihatsu Group Kyushu Development Center
⑥	8/20/2015	Introduction of next-generation engines for ASEAN to be launched in Indonesia and Malaysia
⑦	9/9/2015	Launch of new mini passenger vehicle “CAST”
⑧	11/2/2015	Financial results for the second quarter of FY2016

Source: Bloomberg, Press releases

6

SMBC NIKKO

App. B-7

Strictly Confidential

Daihatsu Share Price and Trading Volume

Daihatsu share prices and trading volumes in relation to major corporate actions and events in CY2015 are as set forth below.

Share Prices and Trading Volumes (1/27/2015~1/26/2016)

(JPY) shares(million) Volume(Right axis) Price(Left axis) 1M Average 3M Average 6M Average 12M Average 2,000 10

2 9

3 4 5

1,800 8

1 6 8

7 1,600 6 5 1,400 4

7

3 1,200 2 1 1,000 0 15/1/27 15/2/27 15/3/27 15/4/27 15/5/27 15/6/27 15/7/27 15/8/27 15/9/27 15/10/27 15/11/27 15/12/27

Date Events

1/29/2015 Financial results for the third quarter of FY2015

4/27/2015 Financial results for FY2015

7/15/2015 Announcement of a safety recall of an additional 290,000 vehicles over Takata airbag inflator

7/30/2015 Financial results for the first quarter of FY2016

8/5/2015 Opening ceremony of Daihatsu Group Kyushu Development Center

8/20/2015 Introduction of next-generation engines for ASEAN to be launched in Indonesia and Malaysia

9/9/2015 Launch of new mini passenger vehicle “CAST”

11/2/2015 Financial results for the second quarter of FY2016

Source: Bloomberg, Press releases

6

App. B-8

Strictly Confidential

Toyota Share Price and Trading Volume

Toyota share prices and trading volumes in relation to major corporate actions and events in CY 2015 are as set forth below.

Share Prices and Trading Volumes (1/27/2015~1/26/2016)

(JPY) Volume(Right axis) Price(Left axis) 1M Average 3M Average 6M Average 12M Average shares(million) 10,000 30

25 9,000 3 4

2 6

8 9 10 20

8,000

5 15

1 7

7,000

10

6,000

5

5,000 0 15/1/27 15/2/27 15/3/27 15/4/27 15/5/27 15/6/27 15/7/27 15/8/27 15/9/27 15/10/27 15/11/27 15/12/27

Date Events

2/4/2015 Financial results for the third quarter of FY2015

3/4/2015 Announcement of merger with Toyota Motor Sales & Marketing Corporation, and company split of Toyota Marketing Japan

4/28/2015 Announcement of issuance of First Series Model AA Class Shares as well as acquisition of treasury shares

5/8/2015 Financial results for FY2015

5/13/2015 Signing of partnership agreement between Mazda and Toyota to build a mutually beneficial long-term partnership

8/4/2015 Financial results for the first quarter of FY2016

11/5/2015 Financial results for the second quarter of FY2016. Announcement of acquisition and retirement of treasury shares

Announcement of plan to establish Toyota Research Institute Inc. (TRI), an R&D enterprise with an initial focus on artificial

11/6/2015 intelligence and robotics headquartered in Silicon Valley, in January 2016 and to invest approximately $1 billion over the next five years

11/25/2015 Announcement of a safety recall of 1.61 million vehicles over Takata airbag inflator

12/17/2015 Announcement of 1 billion yen investment in Preferred Networks Inc.

Source: Bloomberg, Press releases

7

App. B-9

Strictly Confidential

Discounted Cash Flow (DCF) Analysis

Assumptions

The following table shows the assumptions adopted in conducting the DCF analysis:

Business Plans (on a stand-alone basis) of Daihatsu and Toyota, copies of which Nikko received from each

Projection company, for the period from the fiscal year ending March, 2016 to the fiscal year ending March, 2021.

Assuming that Daihatsu and Toyota are going concerns, Nikko adopted the so-called “Perpetual Growth Rate

Terminal Value Method.”

Non-Operating Assets & Debts Financial data as of September 30, 2015 is used.

Reflects the following estimates of WACC (Weighted Average Cost of Capital) for each company

Discount Rate – Daihatsu: 7.40~7.90%

– Toyota: 4.45%~4.95%

Perpetual Growth Rate -0.25% ~ 0.25%

Results of Analysis

Exchange Ratio

DCF Analysis Result 0.20 ~ 0.28

8

APPENDIX C

[English Translation for reference purposes only. In the event of any discrepancy between this translation and the Japanese original, the original shall prevail]

RESPONSE TO THE REFERRAL TO THE THIRD-PARTY COMMITTEE

(ENGLISH TRANSLATION)

January 28, 2016

To:  Daihatsu Motor Co., Ltd.

Response to Referrals

Daihatsu Motor Co., Ltd. Third-Party Committee

Chairman:	Kenji Yamamoto

Committee member:	Nobumichi Hattori

Committee member:	Takeshi Nakao

App. C-1

I	Introduction

1	Purpose for preparing this Response to Referrals

This Response to Referrals was prepared by your Third-Party Committee (the “Committee”), which was established at your request, as a response to referrals described below received from your board of directors.

This Response to Referrals was prepared only for the above-stated purpose and not for comprehensively clarifying general legal issues relating to you or for evaluating the appropriateness of your management, financial affairs or other matters.

2	Referrals

The Committee, as a third-party committee that has no material relationship with either you or Toyota Motor Corporation (“Toyota”), responds to referrals listed below (the “Referrals”) in relation to a share exchange through which Toyota will become a parent company owning all of your shares and you will become a wholly-owned subsidiary of Toyota (the “Share Exchange”).

Description

(1)	Whether the purpose of the Share Exchange is reasonable (including whether the Share Exchange will contribute to the improvement of your corporate value);

(2)	Whether the fairness of the terms and conditions (including the share exchange ratio) of the Share Exchange is ensured;

(3)	Whether the interests of your minority shareholders are fully considered in the Share Exchange through fair procedures; and

(4)	Based on (1) through (3) above, whether the resolution by your board of directors to consummate the Share Exchange would not be disadvantageous to your minority shareholders.

II	Procedures Leading to Response

1	Holding of meetings by the third-party committee

Meetings of the Committee were held as below.

This Response to Referrals was prepared by the Committee on January 28, 2016.

Date of meetings
1st	Tuesday, November 18, 2015 4:00 p.m. ~ 5:15 p.m.
2nd	Friday, December 11, 2015 4:30 p.m. ~ 7:00 p.m.
3rd	Thursday, December 24, 2015 9:30 a.m. ~ 11:30 a.m.
4th	Wednesday, January 6, 2016 3:00 p.m. ~ 5:00 p.m.
5th	Tuesday, January 12, 2016 2:00 p.m. ~ 4:00 p.m.
6th	Friday, January 15, 2016 2:00 p.m. ~ 4:10 p.m.
7th	Thursday, January 21, 2016 1:00 p.m. ~ 2:30 p.m.
8th	Thursday, January 28, 2016 10:00 a.m. ~ 11:00 a.m.

2	Method of deliberation

In examining the Referrals, the Committee received an explanation from you and Toyota concerning the purpose of the Share Exchange, background leading to the Share Exchange, your and Toyota’s

App. C-2

views on the Share Exchange, terms and conditions of the Share Exchange and the decision-making process thereof, and other related matters, as well as an explanation from Mori Hamada & Matsumoto concerning details of the measures to ensure fairness in procedures of the Share Exchange and the measures to avoid conflicts of interest. The Committee also examined the Share Exchange by referring to the share exchange ratio valuation report (the “Share Exchange Ratio Valuation Report”) submitted to you by SMBC Nikko Securities Inc. (“SMBC Nikko Securities”).

III	Documents Examined

Documents that the Committee examined as basic materials in preparing this Response to Referrals are as listed below:

(i)	Your notice of the 174th ordinary general meeting of shareholders;

(ii)	Your annual securities report (for the 174th fiscal year);

(iii)	Your quarterly report (for the first and second quarters of the 175th fiscal year);

(iv)	Document entitled “Material for the 1st Meeting of the Third-Party Committee” prepared by SMBC Nikko Securities;

(v)	Document entitled “Material for the 2nd Meeting of the Third-Party Committee” prepared by you;

(vi)	Supplemental document prepared by you that describes the background and purpose of the Share Exchange;

(vii)	Documents and other materials prepared by you in relation to a downward revision of earnings;

(viii)	The Share Exchange Ratio Valuation Report and related materials for examination prepared by SMBC Nikko Securities;

(ix)	Documents relating to negotiations of the share exchange ratio prepared by SMBC Nikko Securities;

(x)	Due diligence reports prepared by KPMG AZSA & Co. and Mori, Hamada & Matsumoto;

(xi)	Draft of “Notice Regarding Making Daihatsu Motor Co., Ltd. a Wholly-Owned Subsidiary of Toyota Motor Corporation through a Share Exchange” provided by you and Toyota; and

(xii)	Draft of a share exchange agreement to be executed between you and Toyota

IV	Assumptions

This Response to Referrals assumes matters described below. The Committee did not specifically verify or confirm the truth or accuracy of these assumptions.

(i)	Matters described in the documents that you and Toyota disclosed to the Committee and an explanation that you provided to the Committee are true and accurate;

(ii)	The “Notice Regarding Making Daihatsu Co., Ltd. a Wholly-Owned Subsidiary of Toyota Corporation through a Share Exchange” (the “Press Release”), which was disclosed to the Committee still in draft form when this Response to Referrals was prepared, will be finalized and disclosed substantively as in the draft; and

(iii)	Contents of the Share Exchange Ratio Valuation Report that SMBC Nikko Securities disclosed to the Committee and an explanation that SMBC Nikko Securities provided to the Committee are true and accurate.

App. C-3

V	Response to Referrals

The Committee’s responses to the Referrals are as follows:

(1)	The Share Exchange will contribute to the improvement of your corporate value and the purpose of the Share Exchange is reasonable;

(2)	It can be said that the fairness of the terms and conditions, including the share exchange ratio, of the Share Exchange is ensured;

(3)	The interests of your minority shareholders are fully considered in the Share Exchange through fair procedures; and

(4)	Based on (1) through (3) above, it can be said that the resolution by your board of directors to consummate the Share Exchange is not disadvantageous to your minority shareholders.

VI	Grounds for Responses

1	Referral (1)

(1)	Introduction

According to the draft of the Press Release, the purpose of the Share Exchange is substantially as described below.

Description

Since product, technology and business strategies have been established separately for the Toyota brand and the Daihatsu brand, it is recognized that there are issues to address in the area of compact vehicles with respect to the product lineups that satisfy diversified customer needs, speedy business development and brand management.

In order to realize sustainable growth, the Toyota group needs to work to implement integrated global strategies. More specifically, while improving the products and services under their own brand, Toyota and Daihatsu must go beyond the existing frameworks and utilize the technology and knowhow in the production of quality and affordable cars in which Daihatsu specializes, as well as further strengthen their mutually complementary relationship.

Under these circumstances, it is essential to clearly demarcate the Toyota brand and the Daihatsu brand and mutually utilize the two companies’ strengths to the maximum extent in order to globally expand the product lineups that are attractive to the customers of these brands and that can satisfy diversified customer needs. This will also result in the improvement of corporate value for both companies.

Toyota and Daihatsu will focus on the following strategies going forward in the compact vehicle field to further strengthen their ties, in which Daihatsu will play the principal role.

i	Compact car strategy: Providing globally competitive compact cars based on technology accumulated with light vehicles

Daihatsu intends to evolve the Daihatsu brand into a global brand with a unique value that draws on Daihatsu’s strength in providing customer-desired products and services more quickly and at a more affordable price than any competitor. In addition, to meet globally diversified needs, the Toyota group will differentiate the Toyota brand and the Daihatsu brand and expand the product lineups of these brands and make them optimal to their customers.

App. C-4

ii	Technological strategy: Combining cutting-edge group technology foundation and low-cost technology

Toyota and Daihatsu will share their technological strategies from the initial conception stage and create a corporate structure that simultaneously realizes the development of cutting-edge technology and cost reduction. More specifically, Toyota will develop technologies such as electrified powertrain technology and information technology that will evolve cars in the areas of environment, safety, security, and comfort technology. Daihatsu will further explore its current advantages such as space-efficient packaging ability, low-cost technology and fuel-efficient technology (such as weight reduction and conventional technologies) and will seek to provide products that are more appealing than its competitors’ in a timely manner by, for example, realizing cost reduction and miniaturization of Toyota’s advanced technologies and incorporating such technologies in compact cars offered by Daihatsu.

iii	Business strategy: Central role in car production in emerging markets

In the emerging markets, Daihatsu will play the main role in manufacturing activities, including development, procurement and production, as Toyota and Daihatsu will mutually utilize the other’s business foundation. This will allow Toyota to supplement products with competitiveness and effectively shift resources, and allow Daihatsu to enter and operate more expeditiously and efficiently in new regions where it had been difficult for Daihatsu to enter due to the risks involved.

In this way, both Daihatsu and Toyota will change their current relationship, in which they mainly operate their own brand businesses while supporting the other’s business, into one in which Daihatsu will lead the light vehicle and the compact car businesses of the Toyota group. Toyota and Daihatsu will make common any car production process that should be made common but also separately evolve and seek to differentiate their own brand in order to offer attractive and globally-competitive products that satisfy diverse customer needs by making the most of the distinctiveness of both brands.

In order to accomplish these measures, it is indispensable for the two companies to build a closer relationship than ever in such efforts as combining their technology, knowhow and business infrastructure and flexibly carrying out a common strategy as well as clarifying responsibilities and streamlining decision-making between the two companies. Accordingly, Toyota and Daihatsu discussed and concluded that it was appropriate to make Daihatsu a wholly-owned subsidiary of Toyota.

We have examined below whether it can be said that the purpose described above is reasonable such that it will contribute to the improvement of your corporate value.

(2)	Environment surrounding you, your future initiatives and background to Share Exchange

A	Environment surrounding you

Due to the drastic changes in the environment surrounding the automobile industry—such as the global popularization of environmentally-friendly vehicles in pursuit of a low carbon-emission society, more active initiatives for increased safety performance and information technology, and a global downsizing trend—technologies required for automobile development are becoming more advanced, complicated and diversified. Accordingly, you recognize that the business environment will become even harsher in the future, anticipating that competitors will launch products incorporating advanced technologies such as electrified powertrain technology and information technology that are expected to further evolve and become widely used.

In emerging countries—a future growth market for the automobile industry—automobiles, mainly entry-level cars, are rapidly becoming more popular and a quantitative business expansion on a global basis will bring about competitive advantage. However, you recognize that to ensure such

App. C-5

competitive advantage, it is important to also expand business into emerging countries with significant expected future growth in addition to Indonesia and Malaysia where you are already operating.

B    Your future initiatives

In light of the fact that the development of automobiles requires a significant period of time, you believe you need to promptly take measures to address the current business environment described above.

More specifically, you believe you need to implement the following initiatives.

(i)	To develop products pursuing low-cost and fuel-efficient technologies that are essential features of light vehicles, create customer-desired products and services more quickly than competitors and launch new attractive products. As part of such effort, you need to swiftly adopt next-generation technologies such as electrified powertrain technology and information technology, which will also be beneficial for the further growth of your existing business.

(ii)	To actively tap into emerging markets other than Indonesia and Malaysia and develop new markets for further growth in the future.

C    Challenges in realizing the above initiatives

You recognize that you will face the following challenges in implementing the future initiatives described in B above.

(i)	It is an urgent need to respond to the next-generation technologies such as electrified powertrain technology and information technology, but partly because such response will require a considerable amount of money and time, there is a limit to your fully doing this with your own resources.

(ii)	Considering that you have only operated in Indonesia and Malaysia outside Japan thus far, there is a limit to your being able to develop overseas markets on your own going forward because you will need to create a business infrastructure anew, which will require a considerable amount of resources and entail great risk.

D    Solving the above challenges through the Share Exchange

You believe that you will be able to solve the challenges described in C above as follows through the Share Exchange.

(i)	By combining the world’s leading next-generation technologies that Toyota currently has (including electrified powertrain technology and information technology) and your advantages in small cars (including packaging ability, low-cost technology and fuel-efficient technology (such as weight reduction and conventional technologies)), the two companies’ knowhow and resources will complement each other and you will be able to quickly respond to increasingly advanced and complicated automobile technologies to which you cannot fully respond on your own.

(ii)	By becoming a wholly-owned subsidiary of Toyota, you will be able to capitalize on Toyota’s overseas resources as well as its overseas development and sales capabilities, which will allow you to actively enter and operate in emerging countries and further expand business in a short term.

Therefore, it can be considered that your challenges will be resolved through the Share Exchange.

App. C-6

(3)	Conclusion

The Share Exchange will contribute to the improvement of your corporate value and the purpose of the Share Exchange is reasonable.

2	Referral (2)

(1)	Introduction

According to the draft of the Press Release, the share exchange ratio between the common stock of Toyota and your common stock in the Share Exchange is such that Toyota will allot 0.26 shares of Toyota common stock for each share of your common stock (the “Share Exchange Ratio”).

We have examined below, based on the Share Exchange Ratio Valuation Report that you obtained from SMBC Nikko Securities and other information, whether it can be said that the terms and conditions, including the Share Exchange Ratio, of the Share Exchange are fair. We note that SMBC Nikko Securities is independent of both you and Toyota.

(2)	Methods of analysis adopted by SMBC Nikko Securities

According to the Share Exchange Ratio Valuation Report, in connection with the valuation of the share exchange ratio, SMBC Nikko Securities adopted (i) the market price analysis and (ii) the DCF analysis in valuing common stock of both companies that formed the basis of the valuation of the share exchange ratio. Accordingly, in relation to the valuation of your and Toyota’s common stock, we have examined whether it can be said that adopting these methods is appropriate and whether anything particularly unreasonable is found in the valuation of the share exchange ratio performed through each such analysis.

A	(i) Market price analysis

Since shares of common stock of you and Toyota are listed on the first section of the Tokyo Stock Exchange, market prices, which are objective prices formed by supply and demand from a large number of investors, exist. Therefore, it can be said that adopting (i) the market price analysis in this valuation is appropriate.

Furthermore, in this valuation, your common stock was valued based on a share price calculated based on four references, which were the closing price on the valuation base date (January 26, 2016, which was the business day immediately prior to the date of media coverage regarding the Share Exchange) and the simple average of the closing share prices for the most recent one-month period, three-month period and six-month period.

Although you made a downward revision of earnings on November 2, 2015 (the “Downward Revision”), it was confirmed through questioning that (a) you would usually determine the possibility of revision of earnings at such interim point in each financial year and the Downward Revision was made through usual procedures and (b) that the Downward Revision was made without assuming the existence of the Share Exchange.

Given the above, nothing particularly unreasonable was found in the valuation of the share exchange ratio through (i) the market price analysis used in the Share Exchange Ratio Valuation Report.

B	(ii) DCF analysis

Since it is expected that you and Toyota will continue business activities and generate certain revenues in the future, in order to calculate the present value of your and Toyota’s common stock objectively, it is thought that the present value of your and Toyota’s common stock need to be calculated by reflecting cash flows to be generated by you and Toyota through such business activities in the future.

App. C-7

Consequently, it is appropriate to adopt (ii) the DCF analysis in this valuation.

Your business plan that SMBC Nikko Securities referenced in performing (ii) the DCF analysis in this valuation was prepared substantially with the following background:

In recent years you had not prepared a medium-term business plan, but you prepared a business plan for the purpose of its being used as a reference in valuing your common stock in the valuation of the share exchange ratio (synergetic effects of the Share Exchange were not taken into account). No party related to Toyota was involved in the process of developing the business plan.

SMBC Nikko Securities also received a business plan from Toyota in order to value the Toyota common stock.

Furthermore, according to SMBC Nikko Securities, it performed the DCF analysis by applying to the business plans that each of you and Toyota reasonably prepared based on the best projection and judgment the discount rate that was calculated based on the general CAPM theory based on your and Toyota’s financial positions and market data. Regarding the other methods in the analysis, SMBC Nikko Securities indicated that it also used general approaches.

Given the above, the process of developing the business plan that is the basis of the valuation and the methods of analysis based on such plan can be viewed as appropriate, and nothing particularly unreasonable was found in the valuation of the share exchange ratio through (ii) the DCF analysis used in the Share Exchange Ratio Valuation Report.

(3)	Background of negotiations for the Share Exchange Ratio

In relation to the Share Exchange Ratio, multiple negotiations were held between you and Toyota, and eventually, the Share Exchange Ratio was agreed upon to be [Toyota:you = 1:0.26]. As described in 3(2)B below, none of your directors who have a material relationship with Toyota participated in such negotiations, and it could be said that the Share Exchange Ratio was agreed upon after diligent negotiations without concerns for conflicts of interest.

(4)	Conclusion

The Share Exchange Ratio exceeds both the share exchange ratio range of “0.21 ~ 0.22” using (i) the market price analysis and the median value of the share exchange ratio range of “0.20 ~ 0.28” using (ii) the DCF analysis indicated in the Share Exchange Ratio Valuation Report. As stated above, nothing particularly unreasonable was found in the valuation in the Share Exchange Ratio Valuation Report. Furthermore, as stated above, the Share Exchange Ratio was agreed upon after diligent negotiations between you and Toyota.

Given the above, it can be said that the fairness of the terms and conditions, including the share exchange ratio, of the Share Exchange is ensured.

3	Referral (3)

In relation to Referral (3), we have examined below whether it can be said that the interests of your minority shareholders are fully considered in the Share Exchange through fair procedures from the following two points of view: (1) ensuring an appropriate opportunity for shareholders to decide and (2) eliminating arbitrariness in the decision-making process and ensuring objective situation that guarantees appropriateness of the share exchange ratio.

App. C-8

(1)	Ensuring an appropriate opportunity for shareholders to decide

A	Thorough disclosure of process and other background leading to the consummation of the Share Exchange

Based on the draft of the Press Release regarding the Share Exchange, it is understood that information substantially as below will be disclosed in relation to the process and other background leading to the consummation of the Share Exchange.

Description

Due to the drastic changes in the environment surrounding the automobile industry in recent years—such as the global popularization of environmentally-friendly vehicles in pursuit of a low carbon-emission society, more active initiatives for increased safety performance and information technology, and a global downsizing trend—technologies required for automobile development are becoming more advanced, complicated and diversified.

The globally-growing market of compact vehicles is an important market. In emerging countries, the entry-level car market is expanding due to economic development, and in advanced countries, vehicles are being made smaller due to environmental and traffic concerns. However, because product, technology and business strategies have been established separately for the Toyota brand and the Daihatsu brand, Toyota group recognizes that there are issues to address in the area of compact vehicles with respect to the product lineups that satisfy diversified customer needs, speedy business development and brand management. In order for the Toyota group to address these challenges with greater speed, and not only to maintain and expand its market share but also to contribute to realizing sustainable growth of the automobile industry through the production of ever better cars, it is believed that the Toyota group needs to work to implement integrated global strategies. More specifically, while improving the products and services under their own brand, Toyota and Daihatsu must go beyond the existing frameworks and utilize the technology and knowhow in the production of quality and affordable cars in which Daihatsu specializes, as well as further strengthen their mutually complementary relationship.

Under these circumstances, Toyota and Daihatsu have come to share an understanding that it is essential to clearly demarcate the Toyota brand and the Daihatsu brand and mutually utilize the two companies’ strengths to the maximum extent in order to globally expand the product lineups that are attractive to the customers of these brands and that can satisfy diversified customer needs. The two companies have come to believe that this will also result in the improvement of corporate value for both companies.

Given that, both Daihatsu and Toyota have come to believe that it is necessary to change their current relationship, in which they mainly operate their own brand businesses while supporting the other’s business, into one in which Daihatsu will lead the light vehicle and the compact car businesses of the Toyota group, as well as to make common any car production process that should be made common but also separately evolve and differentiate their own brand in order to offer attractive and globally-competitive products that satisfy diverse customer needs by making the most of the distinctiveness of both brands. In order to accomplish these measures, it is indispensable for the two companies to build a closer relationship than ever in such efforts as combining their technology, knowhow and business infrastructure and flexibly carrying out a common strategy, as well as clarifying responsibilities and streamlining decision-making between the two companies. Accordingly, Toyota and Daihatsu discussed and concluded that it was appropriate to make Daihatsu a wholly-owned subsidiary of Toyota.

App. C-9

B	Thorough explanation on details of a material relationship that Toyota has in connection with the Share Exchange

In the Press Release, it has been explained that since Toyota already owns 218,649,990 shares of your common stock (51.19% of the voting rights of the 427,122,966 total issued shares as of December 31, 2015) and you are a consolidated subsidiary of Toyota, it is necessary to ensure fairness of the Share Exchange.

(2)	Eliminating arbitrariness in the decision-making process and ensuring objective situation that guarantees reasonableness of the share exchange ratio

A	Questions regarding the merits and terms and conditions of the transaction referred to outside directors or independent third-party committee, and giving respect to their judgment

You established the Committee consisting of three (3) members—an attorney, a certified public accountant and a graduate school professor—who have no material relationship with you or Toyota, and referred to the Committee the questions of whether (i) the purpose of the Share Exchange is reasonable (including whether the Share Exchange will contribute to the improvement of your corporate value), (ii) the fairness of the terms and conditions (including the Share Exchange Ratio) of the Share Exchange is ensured, (iii) the interests of your minority shareholders are fully considered in the Share Exchange through fair procedures, and (iv) based on (i) through (iii) above, the resolution by your board of directors to consummate the Share Exchange would not be disadvantageous to your minority shareholders, and requested the Committee to submit its opinion to your board of directors.

It is not clear at the moment whether your board of directors will give respect to the Committee’s judgment, but in light of the background of establishment of the Committee, it seems highly likely that your board of directors will respect the Committee’s judgment.

B	Unanimous approval by the directors and audit & supervisory members, excluding those who have a material relationship with the controlling shareholder

Among your directors, the director who concurrently serves as a director of Toyota, the director who was Senior Managing Officer of Toyota until June 2015 and the director who was an employee of Toyota until March 2013 did not participate in any of the discussions regarding or voting on the Share Exchange at your board of directors meetings, and did not participate in any of the discussions and negotiations with Toyota regarding the Share Exchange on your behalf, in order to avoid actual and potential conflicts of interest.

Among your outside audit & supervisory board members, one member also serves as Senior Advisor to the Board and Senior Technical Executive of Toyota, and thus neither participated in any of the discussions at your board of directors meetings regarding the Share Exchange nor expressed his opinion thereon in order to avoid conflicts of interest.

The resolution regarding the Share Exchange at your board of directors meeting is expected to be unanimously approved by eight out of the eleven directors (the remaining three directors are those who have a material relationship with Toyota who will not participate, as set forth above), and three out of the four of your audit & supervisory board members are expected to participate in the said meeting (one outside audit & supervisory board member will not participate, as set forth above) and all of them are expected to express the opinion that they have no objections to the consummation of the Share Exchange.

C	Obtaining advice from independent law firm or other institutions and disclosure of their names

You appointed Mori Hamada & Matsumoto as your legal advisor for the Share Exchange, and received legal advice concerning the procedures of the Share Exchange and the decision-making method and procedures. The name of the law firm will be disclosed in the Press Release.

App. C-10

D	Obtaining valuation reports concerning the share exchange ratio from third-party valuation institution

You obtained the Share Exchange Ratio Valuation Report from SMBC Nikko Securities, who is your financial advisor.

(3)	Conclusion

For reasons stated above, the interests of your shareholders are fully considered in the Share Exchange through fair procedures.

4	Referral (4)

In light of determinations concerning Referrals (1) through (3), it can be said that the resolution by your board of directors to consummate the Share Exchange is not disadvantageous to your minority shareholders.

End

App. C-11

APPENDIX D

[English Translation for reference purposes only. In the event of any discrepancy between this translation and the Japanese original, the original shall prevail]

SELECTED ARTICLES OF THE COMPANIES ACT OF JAPAN (ENGLISH TRANSLATION)

Companies Act

Act No. 86 of July 26, 2005

Part V Entity Conversion, Merger, Company Split, Share Exchange, and Share Transfer

Chapter IV Share Exchange and Share Transfer

SECTION 1 Share Exchange

Subsection 1 Common Provisions

(Conclusion of a Share Exchange Agreement)

Article 767 A Stock Company may effect a Share Exchange. In such cases, the Stock Company shall conclude a Stock Exchange agreement with the company acquiring all of its Issued Shares (limited to a Stock Company or a Limited Liability Company; hereinafter referred to as the “Wholly Owning Parent Company Resulting from the Share Exchange” in this Part).

Subsection 2 Share Exchange Which Causes a Stock Company to Acquire the Issued Shares

(Share Exchange Agreement Which Causes a Stock Company to Acquire the Issued Shares)

Article 768 In the case where a Stock Company effects a Share Exchange, if the Wholly Owning Parent Company Resulting from the Share Exchange is a Stock Company, it shall prescribe the following matters in the Share Exchange agreement:

(i) the trade name and address of the Stock Company effecting the Share Exchange (hereinafter referred to as the “Wholly Owned Subsidiary Company Resulting from the Share Exchange” in this Part) and the Stock Company that constitutes the Wholly Owning Parent Company Resulting from the Share Exchange (hereinafter referred to as the “Wholly Owning Parent Stock Company Resulting from the Share Exchange” in this Part);

(ii) if the Wholly Owning Parent Stock Company Resulting from the Share Exchange is to deliver to shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange Monies, etc. in lieu of the shares thereof when effecting the Share Exchange, the following matters concerning such Monies, etc.:

(a) if such Monies, etc. are shares in the Wholly Owning Parent Stock Company Resulting from the Share Exchange, the description of the number of such shares (or, for a Company with Class Shares, the classes of the shares and the number of the shares for each class) or the method for calculating such numbers, and matters concerning the amount of the stated capital and capital reserves of the Wholly Owning Parent Stock Company Resulting from the Share Exchange;

(b) if such Monies, etc. are Bonds of the Wholly Owning Parent Stock Company Resulting from the Share Exchange (excluding those pertaining to Bonds with Share Options), the description of the classes of such Bonds and the total amount for each class of Bonds, or the method for calculating that total amount;

(c) if such Monies, etc. are Stock Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange (excluding those attached to Bonds with Share Options), the description of the features and number of such Share Options, or the method for calculating such number;

App. D-1

(d) if such Monies, etc. are Bonds with Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange, the matters prescribed in (b) concerning such Bonds with Share Options and the matters prescribed in (c) concerning the Share Options attached to such Bonds with Share Options; or

(e) if such Monies, etc. are property other than shares, etc. in the Wholly Owning Parent Stock Company Resulting from the Share Exchange, the description of the features and number or amount of such property, or the method for calculating such number or amount;

(iii) in the case prescribed in the preceding item, matters concerning the allotment of Monies, etc. set forth in that item to shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange (excluding the Wholly Owning Parent Stock Company Resulting from the Share Exchange);

(iv) if the Wholly Owning Parent Stock Company Resulting from the Share Exchange is to deliver to share option holders of Share Options in the Wholly Owned Subsidiary Company Resulting from the Share Exchange Share Options in the Wholly Owning Parent Stock Company Resulting from the Share Exchange in lieu of such Share Options at the time of the Share Exchange, the following matters concerning such Share Options:

(a) the description of the features of the Share Options (hereinafter referred to as “Share Options under Share Exchange Agreement” in this Part) held by share option holders of Share Options in the Wholly Owned Subsidiary Company Resulting from the Share Exchange who will receive delivery of Share Options in the Wholly Owning Parent Stock Company Resulting from the Share Exchange;

(b) the description of the features and number of Share Options in the Wholly Owning Parent Stock Company Resulting from the Share Exchange to be delivered to share option holders of Share Options under Share Exchange Agreement, or the method for calculating such number; and

(c) if Share Options under Share Exchange Agreement are Share Options attached to Bonds with Share Options, a statement to the effect that the Wholly Owning Parent Stock Company Resulting from the Share Exchange will succeed to the obligations relating to the Bonds pertaining to such Bonds with Share Options and the description of the classes of the Bonds subject to such succession and the total amount for each class of Bonds, or the method for calculating that total amount;

(v) in the case prescribed in the preceding item, matters concerning the allotment of the Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange set forth in that item to share option holders of Share Options under Share Exchange Agreement; and

(vi) the day on which the Share Exchange becomes effective (hereinafter referred to as the “Effective Day” in this Section).

(2) In the case prescribed in the preceding paragraph, if the Wholly Owned Subsidiary Company Resulting from the Share Exchange is a Company with Class Shares, the Wholly Owned Subsidiary Company Resulting from the Share Exchange and the Wholly Owning Parent Stock Company Resulting from the Share Exchange may provide for the following matters in prescribing the matters set forth in item (iii) of that paragraph in accordance with the features of the classes of shares issued by the Wholly Owned Subsidiary Company Resulting from the Share Exchange:

(i) if there is any arrangement that no Monies, etc. are allotted to shareholders of a certain class of shares, a statement to such effect and such class of shares; and

(ii) in addition to the matters listed in the preceding item, if there is any arrangement that each class of shares shall be treated differently with respect to allotment of Monies, etc., a statement to such effect and the details of such different treatment.

App. D-2

(3) In the case prescribed in paragraph (1), the provisions on the matters listed in item (iii) of that paragraph shall be such that the Monies, etc. are delivered in proportion to the number of the shares (or, in cases where there are provisions on the matters listed in item (ii) of the preceding paragraph, the number of the shares of each class) held by shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange (excluding the Wholly Owning Parent Stock Company Resulting from the Share Exchange and shareholders of the class of shares referred to in item (i) of the preceding paragraph).

(Effectuation, etc. of a Share Exchange Which Causes a Stock Company to Acquire the Issued Shares)

Article 769 The Wholly Owning Parent Stock Company Resulting from a Share Exchange shall acquire all of the Issued Shares of the Wholly Owned Subsidiary Company Resulting from the Share Exchange (excluding shares of the Wholly Owned Subsidiary Company Resulting from the Share Exchange already held by the Wholly Owning Parent Stock Company Resulting from the Share Exchange) on the Effective Day.

(2) In the case set forth in the preceding paragraph, the Wholly Owned Subsidiary Company Resulting from the Share Exchange shall be deemed to have given the approval set forth in Article 137(1) with regard to the acquisition of shares of the Wholly Owned Subsidiary Company Resulting from the Share Exchange (limited to Shares with a Restriction on Transfer, and excluding those already held by the Wholly Owning Parent Stock Company Resulting from the Share Exchange prior to the Effective Day) by the Wholly Owning Parent Stock Company Resulting from the Share Exchange.

(3) In the cases listed in the following items, shareholders of the Wholly Owned Subsidiary Company Resulting from a Share Exchange shall become the persons specified respectively in those items, in accordance with the provisions on the matters set forth in paragraph (1)(iii) of the preceding Article, on the Effective Day:

(i) in cases where there is a provision on the matters set forth in (a) of item (ii) of paragraph (1) of the preceding Article: shareholders of shares set forth in (a) of that item;

(ii) in cases where there is a provision on the matters set forth in (b) of item (ii) of paragraph (1) of the preceding Article: bondholders of Bonds set forth in (b) of that item;

(iii) in cases where there is a provision on the matters set forth in (c) of item (ii) of paragraph (1) of the preceding Article: share option holders of Share Options set forth in (c) of that item; or

(iv) in cases where there is a provision on the matters set forth in (d) of item (ii) of paragraph (1) of the preceding Article: bondholders of the Bonds pertaining to Bonds with Share Options set forth in (d) of that item, and share option holders of the Share Options attached to such Bonds with Share Options.

(4) In the case prescribed in paragraph (1)(iv) of the preceding Article, the Share Options under Share Exchange Agreement shall be extinguished and share option holders of the Share Options under Share Exchange Agreement shall become share option holders of the Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange set forth in item (iv)(b) of that Article, in accordance with the provisions on the matters set forth in item (v) of that Article, on the Effective Day.

(5) In the case prescribed in (c) of item (iv) of paragraph (1) of the preceding Article, the Wholly Owning Parent Stock Company Resulting from the Share Exchange shall succeed to the obligations relating to the Bonds pertaining to Bonds with Share Options set forth in (c) of that item on the Effective Day.

(6) The provisions of the preceding paragraphs shall not apply in cases where procedures under the provisions of Article 789 or Article 799 are not completed yet or where the Share Exchange is cancelled.

App. D-3

Chapter V Procedures of Entity Conversion, Merger, Company Split, Share Exchange, and Share Transfer

SECTION 2 Procedures of an Absorption-type Merger, etc.

Subsection 1 Procedures for a Company Disappearing in an Absorption-type Merger, a Company Splitting in an Absorption-type Split, and a Wholly Owned Subsidiary Company Resulting from a Share Exchange

Division 1 Procedures for a Stock Company

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger Agreement, etc.)

Article 782 Each of the Stock Companies listed in the following items (hereinafter referred to as an “Disappearing Stock Company, etc.” in this Division) shall, from the day on which the Absorption-type Merger Agreement, etc. began to be kept until the day on which six months have elapsed from the day on which the Absorption-type Merger, Absorption-type Company Split or Share Exchange (hereinafter referred to as an “Absorption-type Merger, etc.” in this Section) becomes effective (hereinafter referred to as the “Effective Day” in this Section) (or, in the case of a Stock Company Disappearing in an Absorption-type Merger, until the Effective Day), keep documents detailing the particulars specified respectively in those items (hereinafter referred to as the “Absorption-type Merger Agreement, etc.” in this Section) and other information prescribed by Ordinance of the Ministry of Justice, and electronic or magnetic records in which this has been recorded, at its head office:

(i) Stock Company Disappearing in an Absorption-type Merger: the Absorption-type Merger agreement;

(ii) Stock Company Splitting in an Absorption-type Split: the Absorption-type Company Split agreement; and

(iii) Wholly Owned Subsidiary Company Resulting from a Share Exchange: the Share Exchange agreement.

(2) The “day on which the Absorption-type Merger Agreement, etc. began to be kept” prescribed in the preceding paragraph means the earliest of the following days:

(i) if the Absorption-type Merger Agreement, etc. is required to be approved by a resolution of a shareholders meeting (including a General Meeting of Class Shareholders), the day two weeks prior to the day of the shareholders meeting (or, in the cases prescribed in paragraph (1) of Article 319, the day when the proposal under that paragraph is submitted);

(ii) if there are shareholders who are to receive the notice under the provisions of paragraph (3) of Article 785, the day of the notice under the provisions of that paragraph or the day of the public notice under paragraph (4) of that Article, whichever is earlier;

(iii) if there are share option holders who are to receive the notice under the provisions of paragraph (3) of Article 787, the day of the notice under the provisions of that paragraph or the day of the public notice under paragraph (4) of that Article, whichever is earlier;

(iv) if the procedures under the provisions of Article 789 are required to be carried out, the day of the public notice under the provisions of paragraph (2) of that Article or the day of the notice under the provisions of that paragraph, whichever is earlier; or

(v) in cases other than those prescribed in the preceding items, the day on which two weeks have elapsed from the day of conclusion of the Absorption-type Company Split agreement or the Share Exchange agreement.

App. D-4

(3) Shareholders and creditors of a Disappearing Stock Company, etc. (or, in the case of a Wholly Owned Subsidiary Company Resulting from a Share Exchange, shareholders and share option holders) may make the following requests to said Disappearing Stock Company, etc. at any time during its business hours; provided, however, that the fees designated by said Disappearing Stock Company, etc. are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in paragraph (1);

(ii) requests for delivery of a transcript or extract of the documents set forth in paragraph (1);

(iii) a request to inspect anything that is used in a manner prescribed by Ordinance of the Ministry of Justice to display the information recorded in an electronic or magnetic record as referred to in paragraph (1); and

(iv) a request to be provided with the information recorded in an electronic or magnetic record as set forth in paragraph (1) by the electronic or magnetic means that the Disappearing Stock Company, etc. has designated, or a request to be issued a document showing that information.

(Approval, etc. of the Absorption-type Merger Agreement, etc.)

Article 783 A Disappearing Stock Company, etc. shall obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders meeting by the day immediately preceding the Effective Day.

(2) Notwithstanding the provisions of the preceding paragraph, in the cases where a Stock Company Disappearing in an Absorption-type Merger or a Wholly Owned Subsidiary Company Resulting from a Share Exchange is not a Company with Classes of Shares, if all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Disappearing in the Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from the Share Exchange (hereinafter referred to as the “Consideration for the Merger, etc.” in this Article and paragraph (1) of the following Article) are Equity Interests, etc. (meaning equity interests of a Membership Company or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto; hereinafter the same shall apply in this Article), the consent of all shareholders of the Stock Company Disappearing in the Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from the Share Exchange shall be obtained with regard to the Absorption-type Merger agreement or the Share Exchange agreement.

(3) In the cases where a Stock Company Disappearing in an Absorption-type Merger or a Wholly Owned Subsidiary Company Resulting from a Share Exchange is a Company with Classes of Shares, if all or part of the Consideration for the Merger, etc. are Shares with a Restriction on Transfer, etc. (meaning Shares with a Restriction on Transfer and those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto; hereinafter the same shall apply in this Chapter), the Absorption-type Merger or the Share Exchange shall not become effective without a resolution of a General Meeting of Class Shareholders constituted by the Class Shareholders of the class of shares subject to the allotment of the Shares with a Restriction on Transfer, etc. (excluding Shares with a Restriction on Transfer) (in cases where there are two or more classes of shares relating to such Class Shareholders, the respective General Meetings of Class Shareholders constituted by Class Shareholders categorized by the class of such two or more classes of shares); provided, however, that this shall not apply to cases where there is no Class Shareholder who is able to exercise a voting right at such General Meeting of Class Shareholders.

(4) In the cases where a Stock Company Disappearing in an Absorption-type Merger or a Wholly Owned Subsidiary Company Resulting from a Share Exchange is a Company with Classes of Shares, if all or part of the Consideration for the Merger, etc. are Equity Interests, etc., the Absorption-type Merger or the Share Exchange shall not become effective without the consent of all shareholders of the class subject to the allotment of the Equity Interests, etc.

App. D-5

(5) An Disappearing Stock Company, etc. shall notify its Registered Pledgees of Shares (excluding the Registered Pledgees of Shares in the cases prescribed in paragraph (2) of the following Article) and Registered Pledgees of Share Options concerning the Share Options specified in the items of Article 787(3) that it will effect the Absorption-type Merger, etc. by twenty days prior to the Effective Day.

(6) A public notice may be substituted for the notice under the provisions of the preceding paragraph.

(Cases Where Approval of the Absorption-type Merger Agreement, etc. Is Not Required)

Article 784 The provisions of paragraph (1) of the preceding Article shall not apply in the cases where the Company Surviving the Absorption-type Merger, the Company Succeeding in the Absorption-type Split or the Wholly Owning Parent Company Resulting from the Share Exchange (hereinafter referred to as the “Surviving Company, etc.” in this Division) is the Special Controlling Company of the Disappearing Stock Company, etc.; provided, however, that this shall not apply in the cases where all or part of the value of the merger, etc. in the Absorption-type Merger or Share Exchange is Shares with a Restriction on Transfer, etc., and the Disappearing Stock Company, etc. is a Public Company and not a Company with Class Shares.

(2) The provisions of the preceding Article shall not apply in cases where the sum of the book value of the assets that the Company Succeeding in the Absorption-type Split succeeds to through the Absorption-type Company Split does not exceed one-fifth (or, in cases where a lesser proportion is prescribed in the articles of incorporation of the Stock Company Splitting in the Absorption-type Split, such proportion) of the amount calculated by the method specified by the applicable Ordinance of the Ministry of Justice as the total assets of the Stock Company Splitting in the Absorption-type Split.

(Demanding Cessation of Absorption-Type Merger, etc.)

Article 784-2 In the following cases, if shareholders of a Disappearing Stock Company, etc. are likely to suffer disadvantages, shareholders of a Disappearing Stock Company, etc. may demand the Disappearing Stock Company ,etc. to cease an Absorption-type Merger, etc.; provided, however, that this shall not apply to cases prescribed in paragraph (2) of the preceding Article:

(i) In cases where said Absorption-type Merger, etc. violates the applicable laws and regulations or the articles of incorporation; or

(ii) In the cases prescribed in the main clause of paragraph (1) of the preceding Article, when the matters listed in Article 749 (1) (ii) or (iii), Article 751 (1) (iii) or (iv), Article 758 (iv), Article 760 (iv) or (v), Article 768 (1) (ii) or (iii), or Article 770 (1) (iii) or (iv) are extremely improper in light of the financial status of said Disappearing Stock Company, etc. or Surviving Company, etc.

(Dissenting Shareholders’ Appraisal Rights)

Article 785 In cases of effecting an Absorption-type Merger, etc. (excluding the following cases), dissenting shareholders may demand that the Disappearing Stock Company, etc. purchase, at a fair price, the shares that they hold:

(i) in cases prescribed in Article 783(2); or

(ii) in cases prescribed in Article 784(2).

App. D-6

(2) The “dissenting shareholders” provided for in the preceding paragraph shall mean the shareholders provided for in the following items in the cases listed in the same items (excluding shareholders entitled to allotment of Equity Interests, etc. prescribed in Article 783(4) in the cases prescribed in that paragraph):

(i) in cases where a resolution of a shareholders meeting (including a General Meeting of Class Shareholders) is required to effect the Absorption-type Merger, etc.: the following shareholders:

(a) shareholders who gave notice to such Disappearing Stock Company, etc. to the effect that they dissented from such Absorption-type Merger, etc. prior to such shareholders meeting and who dissented from such Absorption-type Merger, etc. at such shareholders meeting (limited to those who can exercise voting rights at such shareholders meeting);

(b) shareholders who are unable to exercise voting rights at such shareholders meeting; and

(ii) in cases other than those prescribed in the preceding item: all shareholders (excluding said Special Controlling Company in the cases prescribed in the main clause of Article 784 (1)).

(3) A Disappearing Stock Company, etc. shall notify its shareholders (excluding shareholders entitled to allotment of Equity Interests, etc. prescribed in Article 783(4) in the cases prescribed in that paragraph and said Special Controlling Company in the cases prescribed in the main clause of Article 784 (1)) that it will effect an Absorption-type Merger, etc. and the trade name and address of the Surviving Company, etc., by twenty days prior to the Effective Day; provided, however, that this shall not apply in the cases listed in the items of paragraph (1).

(4) In the following cases, a public notice may be substituted for the notice under the provisions of the preceding paragraph:

(i) in cases where the Disappearing Stock Company, etc. is a Public Company; or

(ii) in cases where the Disappearing Stock Company, etc. obtains the approval of the Absorption-type Merger Agreement, etc. by the resolution of a shareholders meeting set forth in Article 783(1).

(5) To make a demand under the provisions of paragraph (1) (hereinafter referred to as the “Exercise of Appraisal Rights” in this Division)), a dissenting shareholder must indicate the number of shares with regard to which the shareholder is Exercising Appraisal Rights (or, for a Company with Classes of Shares, the classes of the shares and the number of shares for each class), between twenty days prior to the Effective Day and the day immediately preceding the Effective Day.

(6) When intending to Exercise Appraisal Rights on shares for which share certificates have been issued, shareholders of said shares shall submit the share certificates representing those shares to the Disappearing Stock Company, etc.; provided, however, that this shall not apply to a person who makes a demand pursuant to the provisions of Article 223 with respect to said share certificates.

(7) Shareholders Exercising Appraisal Rights may withdraw their demands for appraisal only with the approval of the Disappearing Stock Company, etc.

(8) The demands of the shareholders Exercising Appraisal Rights lose effect if the Absorption-type Merger, etc. is cancelled.

(9) The provisions of Article 133 shall not apply to shares pertaining to the Exercise of Appraisal Rights.

App. D-7

(Determination of the Price of Shares)

Article 786 If a shareholder Exercises Appraisal Rights and an agreement determining the price of the shares is reached between the shareholder and the Disappearing Stock Company, etc. (or between the shareholder and the Company Surviving the Absorption-type Merger, if an Absorption-type Merger is effected and it is after the Effective Day; hereinafter the same applies in this Article), the Disappearing Stock Company, etc. must pay that price within sixty days from the Effective Day.

(2) If no agreement on the determination of the price of the shares is reached within thirty days from the Effective Day, shareholders or the Disappearing Stock Company, etc. may file a petition for the court to determine the price within thirty days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (7) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, shareholders Exercising Appraisal Rights may withdraw their demands for appraisal at any time after the expiration of such period.

(4) A Disappearing Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5) A Disappearing Stock Company, etc. may pay the amount that said Disappearing Stock Company, etc. considers to be a fair price to shareholders until the determination of price of shares.

(6) A share purchase connected with the Exercise of Appraisal Rights becomes effective on the Effective Day.

(7) If a shareholder Exercises Appraisal Rights with respect to shares for which share certificates are issued, the Share Certificate-Issuing Company must pay the price of the shares relating to the Exercise of the Appraisal Rights in exchange for the share certificates.

(Exercise of Appraisal Rights on Share Options)

Article 787 In cases of carrying out any one of the acts listed in the following items, share option holders of Share Options of the Disappearing Stock Company, etc. provided for in those items may demand that the Disappearing Stock Company, etc. purchase, at a fair price, the Share Options that they hold:

(i) Absorption-type Merger: Share Options other than those for which provisions on the matters set forth in Article 749(1)(iv) or (v) meet the conditions set forth in item (iii) of Article 236(1) (limited to those related to (a) of that item);

(ii) Absorption-type Company Split (limited to cases where the Company Succeeding in the Absorption-type Split is a Stock Company): among the following Share Options, Share Options other than those for which provisions on the matters set forth in Article 758(v) or (vi) meet the conditions set forth in item (viii) of Article 236(1) (limited to those related to (b) of that item):

(a) the Share Options in the Absorption-type Company Split Agreement; and

(b) Share Options other than the Share Options in the Absorption-type Company Split Agreement, for which there are provisions to the effect that, in the case of effecting an Absorption-type Company Split, Share Options of the Stock Company Succeeding in the Absorption-type Split shall be delivered to share option holders of such Share Options; or

App. D-8

(iii) Share Exchange (limited to cases where the Wholly Owning Parent Company Resulting from the Share Exchange is a Stock Company): Among the following Share Options, Share Options other than those for which provisions on the matters set forth in item (iv) or item (v) of Article 768(1) meet the conditions set forth in item (viii) of Article 236(1) (limited to those related to (d) of that item):

(a) Share Options under Share Exchange Agreement; and

(b) Share Options other than Share Options under Share Exchange Agreement and for which there are provisions to the effect that, in the case of effecting a Share Exchange, Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange shall be delivered to share option holders of such Share Options.

(2) If share option holders of the Share Options attached to Bonds with Share Options intend to make the demand under the preceding paragraph (hereinafter referred to as the “ Exercise of Appraisal Rights on Share Options” in this Division), they shall also demand that the Disappearing Stock Company, etc. purchase the Bonds pertaining to Bonds with Share Options; provided, however, that this shall not apply in cases where it is otherwise provided for with respect to the Share Options attached to such Bonds with Share Options.

(3) The Disappearing Stock Companies, etc. listed in the following items shall notify share option holders of Share Options provided for in those items that they will effect an Absorption-type Merger, etc. and the trade name and address of the Surviving Company, etc., by twenty days prior to the Effective Day:

(i) Stock Company Disappearing in the Absorption-type Merger: all Share Options;

(ii) the Stock Company Splitting in the Absorption-type Split in cases where the Company Succeeding in the Absorption-type Split is a Stock Company: the following Share Options:

(a) the Share Options in the Absorption-type Company Split Agreement; and

(b) Share Options other than the Share Options in the Absorption-type Company Split Agreement and for which there are provisions to the effect that, in the case of effecting an Absorption-type Company Split, Share Options of the Stock Company Succeeding in the Absorption-type Split shall be delivered to share option holders of such Share Options;

(iii) the Wholly Owned Subsidiary Company Resulting from a Share Exchange in cases where the Wholly Owning Parent Company Resulting from the Share Exchange is a Stock Company: the following Share Options:

(a) Share Options under Share Exchange Agreement; and

(b) Share Options other than Share Options under Share Exchange Agreement and for which there are provisions to the effect that, in the case of effecting a Share Exchange, Share Options of the Wholly Owning Parent Stock Company Resulting from the Share Exchange shall be delivered to share option holders of such Share Options.

(4) A public notice may be substituted for the notice under the provisions of the preceding paragraph.

(5) To Exercise Appraisal Rights on Share Options, the share option holder must indicate the features and number of the Share Options with respect to which the holder is Exercising those Appraisal Rights, between twenty days prior to the Effective Day and the day immediately preceding the Effective Day.

(6) When intending to Exercise Appraisal Rights on Share Options in respect of Share Options for which share option certificates have been issued, the holder of those Share Options shall submit to Disappearing Stock

App. D-9

Company, etc. the share option certificates; provided, however, that this shall not apply to a person who files a public petition as prescribed in Article 114 of the Non-Contentious Cases Procedure Act with respect to said share option certificates.

(7) When intending to Exercise Appraisal Rights on Share Options in respect of Share Options attached to Bonds with Share Options for which certificate representing the Bond with Share Options have been issued, the holder of those Share Options shall submit to the Disappearing Stock Company, etc. the certificate representing the Bond with Share Options; provided, however, that this shall not apply to a person who files a petition for public notice as prescribed in Article 114 of the Non-Contentious Cases Procedure Act with respect to said certificate representing the Bond with Share Options.

(8) Share option holders Exercising Appraisal Rights on Share Options may withdraw their demands for appraisal of the Share Options only with the approval of the Disappearing Stock Company, etc.

(9) The demands of the share option holders Exercising Appraisal Rights on Share Options lose effect if the Absorption-type Merger, etc. is cancelled.

(10) The provisions of Article 260 shall not apply to Share Options pertaining to the Exercise of Appraisal Rights on Share Options.

(Determination of the Price of Share Options)

Article 788 In cases where a holder of share options Exercises Appraisal Rights on the Share Options, if an agreement on the determination of the price of the Share Options (in cases where such Share Options are attached to Bonds with Share Options, if a holder thereof demands the Disappearing Stock Company, etc. to purchase the Bonds constituting those Bonds with Share Options, including such Bonds; hereinafter the same shall apply in this Article) is reached between the share option holder and the Disappearing Stock Company, etc. (or, after the Effective Day in cases of effecting an Absorption-type Merger, the Company Surviving the Absorption-type Merger; hereinafter the same shall apply in this Article), the Disappearing Stock Company, etc. shall make payment within sixty days from the Effective Day.

(2) If no agreement on the determination of the price of the Share Options is reached within thirty days from the Effective Day, the share option holder or the Disappearing Stock Company, etc. may file a petition for the court to determine the price within thirty days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (8) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, the share option holders Exercising Appraisal Rights on the Share Options may withdraw their demands for appraisal of the Share Options at any time after the expiration of such period.

(4) The Disappearing Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

(5) A Disappearing Stock Company may pay the amount that said Disappearing Stock Company considers to be a fair price to share option holders by the determination of price of Share Options.

(6) The purchase of Share Options relating to the Exercise of Appraisal Rights on Share Options shall become effective on the Effective Day.

(7) If a share option holder Exercises Appraisal Rights on Share Options with respect to Share Options for which share option certificates are issued, the Disappearing Stock Company, etc. shall pay the price of the Share Options relating to the Exercise of Appraisal Rights on the Share Options in exchange for the hare option certificates.

App. D-10

(8) If a share option holder Exercises Appraisal Rights on Share Options with respect to Share Options attached to a Bond with Share Options for which a certificate for a Bond with Share Options is issued, the Disappearing Stock Company, etc. shall pay the price of the Share Options relating to the Exercise of Appraisal Rights on the Share Options in exchange for the certificate for the Bond with Share Options.

(Objections of Creditors)

Article 789 In the cases listed in the following items, the creditors provided for in those items may state their objections to the Absorption-type Merger, etc. to the Disappearing Stock Company, etc.:

(i) in cases of effecting an Absorption-type Merger: creditors of the Stock Company Disappearing in the Absorption-type Merger;

(ii) in cases of effecting an Absorption-type Company Split: creditors of the Stock Company Splitting in the Absorption-type Split who are unable to request the Stock Company Splitting in the Absorption-type Split to perform the obligations (including performance of the guarantee obligations that the Stock Company Splitting in the Absorption-type Split jointly and severally assumes with the Company Succeeding in the Absorption-type Split as a guarantor) (or, in the case where there are provisions on the matter set forth in Article 758(viii) or Article 760(vii), creditors of the Stock Company Splitting in the Absorption-type Split); and

(iii) in cases where the Share Options under Share Exchange Agreement are Share Options attached to Bonds with Share Options: bondholders pertaining to such Bonds with Share Options.

(2) In cases where all or part of the creditors of the Disappearing Stock Company, etc. are able to state their objection pursuant to the provisions of the preceding paragraph, the Disappearing Stock Company, etc. shall give public notice of the matters listed below in the official gazette and shall give notices separately to each known creditor (limited to one who is able to state an objection pursuant to the provisions of such paragraph), if any; provided, however, that the period under item (iv) may not be less than one month:

(i) a statement that an Absorption-type Merger, etc. will be effected;

(ii) the trade name and address of the Surviving Company, etc.;

(iii) the matters prescribed by the applicable Ordinance of the Ministry of Justice as the matters regarding the Financial Statements of the Disappearing Stock Company, etc. and the Surviving Company, etc. (limited to a Stock Company); and

(iv) a statement to the effect that creditors may state their objections within a certain period of time.

(3) Notwithstanding the provisions of the preceding paragraph, if the Disappearing Stock Company, etc. gives public notice under that paragraph by the Method of Public Notice listed in item (ii) or item (iii) of paragraph (1) of Article 939 in accordance with the provisions of the articles of incorporation under the provisions of that paragraph in addition to the official gazette, the Disappearing Stock Company, etc. is not required to give separate notices under the provisions of the preceding paragraph (excluding such notices to creditors of the obligations of the Stock Company Splitting in an Absorption-type Split that have arisen due to a tort in the case of effecting an Absorption-type Company Split).

(4) In cases where creditors do not raise any objections within the period under paragraph (2)(iv), such creditors shall be deemed to have approved the Absorption-type Merger, etc.

(5) In cases where creditors raise objections within the period under paragraph (2)(iv), the Disappearing Stock Company, etc. shall make payment or provide reasonable security to such creditors, or entrust equivalent property to a Trust Company, etc. for the purpose of having such creditors receive the payment; provided, however, that this shall not apply if there is no risk of harm to such creditors by such Absorption-type Merger, etc.

App. D-11

(Change in the Effective Day of an Absorption-type Merger, etc.)

Article 790 A Disappearing Stock Company, etc. may change the Effective Day by agreement with the Surviving Company, etc.

(2) In the cases prescribed in the preceding paragraph, the Disappearing Stock Company, etc. shall give public notice of the changed Effective Day by the day immediately preceding the original Effective Day (or, immediately preceding the changed Effective Day, in the case where the changed Effective Day comes before the original Effective Day).

(3) When the Effective Day is changed pursuant to the provisions of paragraph (1), the provisions of this Section and Article 750, Article 752, Article 759, Article 761, Article 769, and Article 771 shall apply by deeming the changed Effective Day to be the Effective Day.

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Company Split or Share Exchange)

Article 791 The Stock Company Splitting in an Absorption-type Split or the Wholly Owned Subsidiary Company Resulting from a Share Exchange shall, without delay after the Effective Day, prepare what are provided for in the following items for the categories set forth respectively in those items, jointly with the Company Succeeding in the Absorption-type Split or the Wholly Owning Parent Company Resulting from the Share Exchange:

(i) Stock Company Splitting in the Absorption-type Split: documents detailing the rights and obligations that the Company Succeeding in the Absorption-type Split succeeded to by transfer from the Stock Company Splitting in the Absorption-type Split through the Absorption-type Company Split and any other information prescribed by the applicable Ordinance of the Ministry of Justice as concerning an Absorption-type Company Split, or electronic or magnetic records in which such information has been recorded; and

(ii) Wholly Owned Subsidiary Company Resulting from the Share Exchange: documents detailing the number of shares of the Wholly Owned Subsidiary Company Resulting from the Share Exchange acquired by the Wholly Owning Parent Company Resulting from the Share Exchange and any other information prescribed by the applicable Ordinance of the Ministry of Justice as concerning a Share Exchange, or electronic or magnetic records in which such information has been recorded.

(2) A Stock Company Splitting in an Absorption-type Split or a Wholly Owned Subsidiary Company Resulting from a Share Exchange shall, for a period of six months from the Effective Day, keep the documents or electronic or magnetic records set forth in the items of the preceding paragraph at its head office.

(3) Shareholders, creditors and any other interested parties of a Stock Company Splitting in an Absorption-type Split may make the following requests to the Stock Company Splitting in the Absorption-type Split at any time during its business hours; provided, however, that the fees designated by said Stock Company Splitting in the Absorption-type Split are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in the preceding paragraph;

(ii) requests for delivery of a transcript or extract of the documents set forth in the preceding paragraph;

(iii) a request to inspect anything that is used in a manner prescribed by Ordinance of the Ministry of Justice to display the information recorded in an electronic or magnetic record as referred to in the preceding paragraph; and

App. D-12

(iv) a request to be provided with the information recorded in an electronic or magnetic record as referred to in the preceding paragraph by an electronic or magnetic means that the Stock Company Splitting in the Absorption-type Split has designated, or a request to be issued a document showing that information.

(4) The provisions of the preceding paragraph shall apply mutatis mutandis to a Wholly Owned Subsidiary Company Resulting from a Share Exchange. In such cases, the phrase “shareholders, creditors and any other interested parties of a Stock Company Splitting in the Absorption-type Split” shall be deemed to be replaced with “persons who were shareholders or share option holders in the Wholly Owned Subsidiary Company Resulting from the Share Exchange as of the Effective Day.”

(Special Provisions on Dividends of Surplus, etc.)

Article 792 The provisions of Article 445(4) Article 458 and Part II, Chapter V, Section 6 shall not apply to the acts listed below:

(i) acquisition of shares set forth in Article 758(viii)(a) or Article 760(vii)(a); and

(ii) distribution of dividends of surplus set forth in Article 758(viii)(b) or Article 760(vii)(b).

Subsection 2 Procedures for the Company Surviving an Absorption-type Merger, the Company Succeeding in an Absorption-type Split and the Wholly Owning Parent Company Resulting from a Share Exchange

Division 1 Procedures for a Stock Company

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger Agreement, etc.)

Article 794 A The Stock Company Surviving an Absorption-type Merger, a Stock Company Succeeding in an Absorption-type Split or the Wholly Owning Parent Stock Company Resulting from a Share Exchange (hereinafter referred to as the “Surviving Stock Company, etc.” in this Division) shall, from the day on which the Absorption-type Merger Agreement, etc. began to be kept until the day on which six months have elapsed from the Effective Day, keep documents detailing the contents of the Absorption-type Merger Agreement, etc. and other information prescribed by Ordinance of the Ministry of Justice, and electronic or magnetic records in which this has been recorded, at its head office.

(2) The “day on which the Absorption-type Merger Agreement, etc. began to be kept” prescribed in the preceding paragraph means the earliest of the following days:

(i) if the Absorption-type Merger Agreement, etc. is required to be approved by a resolution of a shareholders meeting (including a General Meeting of Class Shareholders), the day two weeks prior to the day of the shareholders meeting (or, in the cases prescribed in paragraph (1) of Article 319, the day when the proposal under that paragraph is submitted);

(ii) the day of the notice under the provisions of paragraph 3 of Article 797 or the day of the public notice under paragraph (4) of that Article, whichever is earlier; or

(iii) if the procedures under the provisions of Article 799 are required to be carried out, the day of the public notice under the provisions of paragraph (2) of that Article or the day of the notice under the provisions of that paragraph, whichever is earlier.

(3) Shareholders and creditors of a Surviving Stock Company, etc. (or, in the case where the Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company Resulting from a Share Exchange are limited to shares of the Wholly Owning Parent Stock Company Resulting from the Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto (excluding the case

App. D-13

prescribed in Article 768(1)(iv)(c)), shareholders) may make the following requests to said Surviving Stock Company, etc. at any time during its business hours; provided, however, that the fees designated by said Surviving Stock Company, etc. are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in paragraph (1);

(ii) requests for delivery of a transcript or extract of the documents set forth in paragraph (1);

(iii) a request to inspect anything that is used in a manner prescribed by Ordinance of the Ministry of Justice to display the information recorded in an electronic or magnetic record as referred to in paragraph (1); and

(iv) a request to be provided with the information recorded in an electronic or magnetic record as referred to in paragraph (1) by an electronic or magnetic means that the Surviving Stock Company, etc. has designated, or a request to be issued a document showing that information.

(Approval, etc. of the Absorption-type Merger Agreement, etc.)

Article 795 A Surviving Stock Company, etc. shall obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders meeting by the day immediately preceding the Effective Day.

(2) In the cases listed below, a director shall explain to that effect at the shareholders meeting set forth in the preceding paragraph:

(i) in cases where the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of obligations that the Stock Company Surviving an Absorption-type Merger or the Stock Company Succeeding in an Absorption-type Split succeeds to by transfer from the Company Disappearing in the Absorption-type Merger or the Company Splitting in the Absorption-type Split (referred to as the “Amount of Succeeded Obligations” in the following item) exceeds the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of assets that the Stock Company Surviving the Absorption-type Merger or the Stock Company Succeeding in the Absorption-type Split succeeds to by transfer from the Company Disappearing in the Absorption-type Merger or the Company Splitting in the Absorption-type Split (referred to as the “Amount of Succeeded Assets” in the following item);

(ii) in cases where the book value of the Monies, etc. (excluding shares, etc. of the Stock Company Surviving an Absorption-type Merger or the Stock Company Succeeding in an Absorption-type Split) delivered by the Stock Company Surviving the Absorption-type Merger or the Stock Company Succeeding in the Absorption-type Split to shareholders of the Stock Company Disappearing in the Absorption-type Merger, to members of the Membership Company Disappearing in the Absorption-type Merger or to the Company Splitting in the Absorption-type Split exceeds the amount obtained by deducting the Amount of Succeeded Obligations from the Amount of Succeeded Assets; or

(iii) in cases where the book value of the Monies, etc. (excluding shares, etc. of the Wholly Owning Parent Stock Company Resulting from a Share Exchange) delivered by the Wholly Owning Parent Stock Company Resulting from a Share Exchange to shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange exceeds the amount prescribed by the applicable Ordinance of the Ministry of Justice as the amount of shares in the Wholly Owned Subsidiary Company Resulting from the Share Exchange to be acquired by the Wholly Owning Parent Stock Company Resulting from the Share Exchange.

(3) In cases where the assets of a Company Disappearing in an Absorption-type Merger or a Company Splitting in an Absorption-type Split include shares of the Stock Company Surviving the Absorption-type Merger or the Stock Company Succeeding in the Absorption-type Split, a director shall explain the matters concerning such shares at the shareholders meeting set forth in paragraph (1).

App. D-14

(4) Where the Surviving Stock Company, etc. is a Company with Class Shares, in the cases listed in the following items, an Absorption-type Merger, etc. shall not become effective without a resolution of a General Meeting of Class Shareholders constituted by Class Shareholders of the class of shares provided for respectively in those items (limited to Shares with a Restriction on Transfer and for which the provisions of the articles of incorporation set forth in Article 199(4) do not exist) (in cases where there are two or more classes of shares relating to such Class Shareholders, the respective General Meetings of Class Shareholders constituted by Class Shareholders categorized by the class of such two or more classes of shares); provided, however, that this shall not apply to cases where there is no Class Shareholder who is able to exercise a voting right at such General Meeting of Class Shareholders:

(i) in cases where the Monies, etc. delivered to shareholders of the Stock Company Disappearing in an Absorption-type Merger or to members of the Membership Company Disappearing in an Absorption-type Merger are shares of the Stock Company Surviving the Absorption-type Merger: the class of shares set forth in Article 749(1)(ii)(a);

(ii) in cases where the Monies, etc. delivered to the Company Splitting in an Absorption-type Split are shares of the Stock Company Succeeding in the Absorption-type Split: the class of shares set forth in Article 758(iv)(a); or

(iii) in cases where the Monies, etc. delivered to shareholders of the Wholly Owned Subsidiary Company Resulting from a Share Exchange are shares in the Wholly Owning Parent Stock Company Resulting from the Share Exchange: the class of shares set forth in Article 768(1)(ii)(a).

(Cases Where Approval of the Absorption-type Merger Agreement, etc. Is Not Required, etc.)

Article 796 The provisions of paragraphs (1) to (3) of the preceding Article shall not apply in the cases where a Company Disappearing in an Absorption-type Merger, the Company Splitting in an Absorption-type Split or the Wholly Owned Subsidiary Company Resulting from a Share Exchange (hereinafter referred to as the “Disappearing Company, etc.” in this Division) is the Special Controlling Company of the Surviving Stock Company, etc.; provided, however, that this shall not apply in the cases where all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Disappearing in the Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from the Share Exchange, to members of the Membership Company Disappearing in the Absorption-type Merger or to the Company Splitting in the Absorption-type Split are Shares with a Restriction on Transfer, etc. of the Surviving Stock Company, etc., and the Surviving Stock Company, etc. is not a Public Company.

(2) The provisions of paragraphs (1) to (3) of the preceding Article shall not apply in cases where the amount set forth in item (i) does not exceed one-fifth (or, in cases where a lesser proportion is prescribed in the articles of incorporation of the Surviving Stock Company, etc., such proportion) of the amount set forth in item (ii); provided, however, that this shall not apply in the cases listed in the items of paragraph (2) of that Article or the cases prescribed in the proviso to the preceding paragraph:

(i) the total amount of the amounts listed below:

(a) the amount obtained by multiplying the number of shares of the Surviving Stock Company, etc. to be delivered to shareholders of the Stock Company Disappearing in an Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from a Share Exchange, to members of the Membership Company Disappearing in the Absorption-type Merger or to the Company Splitting in the Absorption-type Split (hereinafter referred to as “Shareholders, etc. of the Disappearing Company, etc.” in this item) by the amount of net assets per share;

(b) the total amount of the book value of Bonds, Share Options or Bonds with Share Options of the Surviving Stock Company, etc. to be delivered to Shareholders, etc. of the Disappearing Company, etc.; and

App. D-15

(c) the total amount of the book value of property other than shares, etc. of the Surviving Stock Company, etc. to be delivered to Shareholders, etc. of the Disappearing Company, etc.; and

(ii) the amount calculated by the method specified by the applicable Ordinance of the Ministry of Justice as the total assets of the Surviving Stock Company, etc.

(3) In the cases prescribed in the main clause of the preceding paragraph, if shareholders that hold the shares (limited to those that entitle the shareholders to exercise voting rights at a shareholders meeting under paragraph (1) of the preceding Article) in the number prescribed by the applicable Ordinance of the Ministry of Justice notify the Surviving Stock Company, etc. to the effect that such shareholders dissent from the Absorption-type Merger, etc., within two weeks from the day of the notice under the provisions of Article 797(3) or the public notice under paragraph (4) of that Article, such Surviving Stock Company, etc. must obtain the approval of the Absorption-type Merger Agreement, etc. by a resolution of a shareholders meeting no later than the day immediately preceding the Effective Day.

(Demanding Cessation of Absorption-Type Merger, etc.)

Article 796-2 In the following cases, if shareholders of the Surviving Stock Company, etc. are likely to suffer disadvantages, shareholders of the Surviving Stock Company, etc. may demand the Surviving Stock Company, etc. to cease an Absorption-type Merger, etc.; provided, however, that this shall not apply to cases prescribed in the main clause of paragraph (2) of the preceding Article (excluding the cases listed in the items of Article 795 (2) and the cases prescribed in the proviso to paragraph (1) or paragraph (3) of the preceding Article):

(i) In cases where said Absorption-type Merger, etc. violates the applicable laws and regulations or the articles of incorporation; or

(ii) In the cases prescribed in the main clause of paragraph (1) of the preceding Article, when the matters listed in Article 749 (1) (ii) or (iii), Article 758 (iv), or Article 768 (1) (ii) or (iii) are extremely improper in light of the financial status of said Surviving Stock Company, etc. or Disappearing Company, etc.

(Dissenting Shareholders’ Appraisal Rights)

Article 797 In cases of effecting an Absorption-type Merger, etc., dissenting shareholders may demand that the Surviving Stock Company, etc. purchase, at a fair price, the shares that they hold; provided, however, that this shall not apply to the cases prescribed in the main clause of Article 796 (2) (excluding the cases listed in the items of Article 795 (2) and the cases prescribed in the proviso to Article 796 (1), or (3)).

(2) The “dissenting shareholders” provided for in the preceding paragraph shall mean the shareholders provided for in the following items in the cases listed in the same items:

(i) in cases where a resolution of a shareholders meeting (including a General Meeting of Class Shareholders) is required to effect the Absorption-type Merger, etc.: the following shareholders:

(a) shareholders who gave notice to such Surviving Stock Company, etc. to the effect that they dissented from such Absorption-type Merger, etc. prior to such shareholders meeting and who dissented from such Absorption-type Merger, etc. at such shareholders meeting (limited to those who can exercise voting rights at such shareholders meeting);

(b) shareholders who are unable to exercise voting rights at such shareholders meeting; and

(ii) in cases other than those prescribed in the preceding item: all shareholders (excluding said Special Controlling Company in the cases prescribed in the main clause of Article 796 (1));

App. D-16

(3) A Surviving Stock Company, etc. shall notify its shareholders (excluding said Special Controlling Company in the cases prescribed in the main clause of Article 796 (1)) that it will effect an Absorption-type Merger, etc. and the trade name and address of the Disappearing Company, etc. (or, in the cases prescribed in Article 795(3), the fact that it will effect an Absorption-type Merger, etc., the trade name and address of the Disappearing Company, etc. and the matters concerning shares set forth in that paragraph), by twenty days prior to the Effective Day.

(4) In the following cases, a public notice may be substituted for the notice under the provisions of the preceding paragraph:

(i) in cases where the Surviving Stock Company, etc. is a Public Company; or

(ii) in cases where the Surviving Stock Company, etc. obtains the approval of the Absorption-type Merger Agreement, etc. by the resolution of a shareholders meeting set forth in Article 795(1).

(5) To make a demand under the provisions of paragraph (1) (hereinafter referred to as the “Exercise of Appraisal Rights” in this Division) a dissenting shareholder must indicate the number of shares with regard to which the shareholder is Exercising those Appraisal Rights (or, for a Company with Classes of Shares, the classes of the shares and the number of shares for each class), between twenty days prior to the Effective Day and the day immediately preceding the Effective Day..

(6) When intending to Exercise Appraisal Rights on shares for which share certificates have been issued, shareholders of said shares shall submit the share certificates representing those shares to the Surviving Company, etc.; provided, however, that this shall not apply to a person who makes a demand pursuant to the provisions of Article 223 with respect to said share certificates.

(7) Shareholders Exercising Appraisal Rights may withdraw their demands for appraisal only with the approval of the Surviving Stock Company, etc.

(8) The demands of the shareholders Exercising Appraisal Rights lose effect if the Absorption-type Merger, etc. is cancelled.

(9) The provisions of Article 133 shall not apply to shares pertaining to the Exercise of Appraisal Rights.

(Determination, etc. of Price of Shares)

Article 798 If a shareholder Exercises Appraisal Rights and an agreement determining the price of the shares is reached between the shareholder and the Surviving Stock Company, etc., the Surviving Stock Company, etc. must pay that price within sixty days from the Effective Day.

(2) If no agreement on the determination of the price of the shares is reached within thirty days from the Effective Day, shareholders or the Surviving Stock Company, etc. may file a petition for the court to determine the price within thirty days after the expiration of that period.

(3) Notwithstanding the provisions of paragraph (7) of the preceding Article, in the cases prescribed in the preceding paragraph, if the petition under that paragraph is not filed within sixty days from the Effective Day, shareholders Exercising Appraisal Rights may withdraw their demands for appraisal at any time after the expiration of such period.

(4) The Surviving Stock Company, etc. shall also pay interest on the price determined by the court which shall be calculated at the rate of six percent per annum from and including the day of the expiration of the period referred to in paragraph (1).

App. D-17

(5) The Surviving Stock Company, etc. may pay the amount that said Surviving Company, etc. considers as fair price to shareholders until the determination of price of shares.

(6) A share purchase connected with the Exercise of Appraisal Rights becomes effective on the Effective Day.

(7) If a shareholder Exercises Appraisal Rights with respect to shares for which share certificates are issued, the Share Certificate-Issuing Company must pay the price of the shares relating to the Exercise of the Appraisal Rights in exchange for the share certificates.

(Objections of Creditors)

Article 799 In the cases listed in the following items, the creditors provided for in those items may state their objections to the Absorption-type Merger, etc. to the Surviving Stock Company, etc.:

(i) in cases of effecting an Absorption-type Merger: creditors of the Stock Company Surviving the Absorption-type Merger;

(ii) in cases of effecting an Absorption-type Company Split: creditors of the Stock Company Succeeding in the Absorption-type Split; or

(iii) in cases of effecting a Share Exchange other than where the Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company Resulting from the Share Exchange are only shares in the Wholly Owning Parent Stock Company Resulting from the Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto, or in the cases prescribed in Article 768(1)(iv): creditors of the Wholly Owning Parent Stock Company Resulting from the Share Exchange.

(2) In cases where the creditors of the Surviving Stock Company, etc. are able to state their objection pursuant to the provisions of the preceding paragraph, the Surviving Stock Company, etc. shall give public notice of the matters listed below in the official gazette and shall give notices separately to each known creditor, if any; provided, however, that the period under item (iv) may not be less than one month:

(i) a statement that an Absorption-type Merger, etc. will be effected;

(ii) the trade name and address of the Disappearing Company, etc.;

(iii) the matters prescribed by the applicable Ordinance of the Ministry of Justice as the matters regarding the Financial Statements of the Surviving Stock Company, etc. and the Disappearing Company, etc. (limited to a Stock Company); and

(iv) a statement to the effect that creditors may state their objections within a certain period of time.

(3) Notwithstanding the provisions of the preceding paragraph, if the Surviving Stock Company, etc. gives public notice under that paragraph by Method of Public Notice listed in item (ii) or item (iii) of paragraph (1) of Article 939 in accordance with the provisions of the articles of incorporation under the provisions of that paragraph in addition to the official gazette, the Surviving Stock Company, etc. is not required to give separate notices under the provisions of the preceding paragraph.

(4) In cases where creditors do not raise any objections within the period under paragraph (2)(iv), such creditors shall be deemed to have approved the Absorption-type Merger, etc.

App. D-18

(5) In cases where creditors raise objections within the period under paragraph (2)(iv), the Surviving Stock Company, etc. shall make payment or provide reasonable security to such creditors, or entrust equivalent property to a Trust Company, etc. for the purpose of having such creditors receive the payment; provided, however, that this shall not apply if there is no risk of harm to such creditors by such Absorption-type Merger, etc.

(Special Provisions on Cases Where the Monies, etc. to Be Delivered to Shareholders, etc. of the Disappearing Company, etc. Are the Parent Company’s Shares of the Surviving Stock Company, etc.)

Article 800 Notwithstanding the provisions of Article 135(1), in cases where all or part of the Monies, etc. to be delivered to shareholders of the Stock Company Disappearing in an Absorption-type Merger or the Wholly Owned Subsidiary Company Resulting from a Share Exchange, to members of the Membership Company Disappearing in the Absorption-type Merger or to the Company Splitting in the Absorption-type Split (hereinafter referred to as “Shareholders, etc. of the Disappearing Company, etc.” in this paragraph) are the Parent Company’s Shares (meaning the Parent Company’s Shares prescribed in paragraph (1) of that Article; hereinafter the same shall apply in this Article) of the Surviving Stock Company, etc., the Surviving Stock Company, etc. may acquire such Parent Company’s Shares in a number not exceeding the total number of such Parent Company’s Shares to be delivered to the Shareholders, etc. of the Disappearing Company, etc. at the time of the Absorption-type Merger, etc.

(2) Notwithstanding the provisions of Article 135(3), the Surviving Stock Company, etc. set forth in the preceding paragraph may hold the Parent Company’s Shares of the Surviving Stock Company, etc. until the Effective Day; provided, however, that this shall not apply when the Absorption-type Merger, etc. is cancelled.

(Keeping and Inspection, etc. of Documents, etc. Concerning an Absorption-type Merger, etc.)

Article 801 A Stock Company Surviving an Absorption-type Merger shall, without delay after the Effective Day, prepare documents detailing the rights and obligations that the Stock Company Surviving the Absorption-type Merger succeeded to by transfer from the Company Disappearing in the Absorption-type Merger through the Absorption-type Merger and any other information prescribed by Ordinance of the Ministry of Justice as concerning an Absorption-type Merger, or electronic or magnetic records in which such information has been recorded.

(2) The Stock Company Succeeding in an Absorption-type Split (limited to the Stock Company Succeeding in the Absorption-type Split where the Limited Liability Company effects the Absorption-type Company Split) shall, without delay after the Effective Day, prepare, jointly with the Limited Liability Company Splitting in the Absorption-type Split, documents detailing the rights and obligations that the Stock Company Succeeding in the Absorption-type Split succeeded to by transfer from the Limited Liability Company Splitting in the Absorption-type Split through the Absorption-type Company Split and any other information prescribed by Ordinance of the Ministry of Justice as concerning an Absorption-type Company Split, or electronic or magnetic records in which such information has been recorded.

(3) Each of the Surviving Stock Companies, etc. listed in the following items shall, for a period of six months from the Effective Day, keep what are specified respectively in those items at its head office:

(i) Stock Company Surviving an Absorption-type Merger: documents or electronic or magnetic records set forth in paragraph (1);

(ii) Stock Company Succeeding in an Absorption-type Split: documents or electronic or magnetic records set forth in the preceding paragraph or Article 791(1)(i); and

App. D-19

(iii) Wholly Owning Parent Stock Company Resulting from a Share Exchange: documents or electronic or magnetic records set forth in Article 791(1)(ii).

(4) Shareholders and creditors of the Stock Company Surviving an Absorption-type Merger may make the following requests to said Stock Company Surviving the Absorption-type Merger at any time during its business hours; provided, however, that the fees designated by said Stock Company Surviving the Absorption-type Merger are required to be paid in order to make the requests set forth in item (ii) or item (iv):

(i) requests for inspection of the documents set forth in item (i) of the preceding paragraph;

(ii) requests for delivery of a transcript or extract of the documents set forth in item (i) of the preceding paragraph;

(iii) a request to inspect anything that is used in a manner prescribed by Ordinance of the Ministry of Justice to display the information recorded in an electronic or magnetic record as referred to in item (i) of the preceding paragraph; and

(iv) a request to be provided with the information recorded in an electronic or magnetic record as referred to in item (i) of the preceding paragraph by an electronic or magnetic means that the Stock Company Surviving the Absorption-type Merger, or requests has designated, or a request to be issued a document showing that information.

(5) The provisions of the preceding paragraph shall apply mutatis mutandis to the Stock Company Succeeding in an Absorption-type Split. In such cases, the phrase “shareholders and creditors” in that paragraph shall be deemed to be replaced with “shareholders, creditors and any other interested parties,” and the term “item (i) of the preceding paragraph” in the items of that paragraph shall be deemed to be replaced with “item (ii) of the preceding paragraph.”

(6) The provisions of paragraph (4) shall apply mutatis mutandis to the Wholly Owning Parent Stock Company Resulting from a Share Exchange. In such cases, the phrase “shareholders and creditors” in that paragraph shall be deemed to be replaced with “shareholders and creditors (or, in cases where Monies, etc. to be delivered to shareholders of the Wholly Owned Subsidiary Company Resulting from a Share Exchange are limited to shares in the Wholly Owning Parent Stock Company Resulting from the Share Exchange or those prescribed by the applicable Ordinance of the Ministry of Justice as being equivalent thereto (excluding the case prescribed in Article 768(1)(iv)(c)), shareholders of the Wholly Owning Parent Stock Company Resulting from the Share Exchange),” and the term “item (i) of the preceding paragraph” in the items of that paragraph shall be deemed to be replaced with “item (iii) of the preceding paragraph.”

Source: Unofficial translation of the Companies Act of Japan, published by Ministry of Justice, Government of Japan

App. D-20

PART II

Information Not Required in Prospectus

Item 20.	Indemnification of Officers and Directors

Article 330 of the Companies Act makes the provisions of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and audit & supervisory board members. Section 10, among other things, provides in effect that:

(1)	Any director or audit & supervisory board member of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	If a director or an audit & supervisory board member of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;

(3)	If a director or an audit & supervisory board member has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	If a director or an audit & supervisory board member, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Under Article 388 of the Companies Act, a company may not refuse a demand from an audit & supervisory board member referred to in subparagraphs (1) through (3) above unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the audit & supervisory board member’s duties.

The Registrant maintains insurance on behalf of its directors and audit & supervisory board members against liabilities asserted against them in shareholder derivative or other lawsuits.

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits

2.1	Share Exchange Agreement between Toyota and Daihatsu (English translation filed herewith as Appendix A to the prospectus which is part of this Registration Statement)

3.1	Amended and Restated Articles of Incorporation of Toyota (English translation) (incorporated by reference to Exhibit 1.1 to Toyota’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015 filed with the SEC on June 24, 2015 (file no. 001-14948))

3.2	Amended and Restated Regulations of the Board of Directors of Toyota (English translation) (incorporated by reference to Exhibit 1.2 to Toyota’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015 filed with the SEC on June 24, 2015 (file no. 001-14948))

3.3	Amended and Restated Regulations of the Audit & Supervisory Board of Toyota (English translation) (incorporated by reference to Exhibit 1.3 to Toyota’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015 filed with the SEC on June 24, 2015 (file no. 001-14948))

3.4	Amended and Restated Share Handling Regulations of Toyota (English translation) (incorporated by reference to Exhibit 2.1 to Toyota’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015 filed with the SEC on June 24, 2015 (file no. 001-14948))

4.1	Form of Deposit Agreement among Toyota, The Bank of New York (predecessor of The Bank of New York Mellon), as depositary, and the owners and beneficial owners from time to time of American Depositary Receipts, including the form of American Depositary Receipt (incorporated by reference to Exhibit 1 to Toyota’s Registration Statement on Form F-6, filed with the SEC on November 7, 2006 (file no. 333-138477))

4.2	Form of ADR (included in Exhibit 4.1)

5.1**	Opinion of TMI Associates regarding legality of securities

8.1**	Opinion of TMI Associates regarding Japanese tax consequences of the share exchange (included in Exhibit 5.1)

8.2†	Opinion of Shearman & Sterling LLP regarding United States Federal tax consequences of the share exchange

21.1	List of Principal Subsidiaries of Toyota (incorporated by reference to Exhibit 8.1 to Toyota’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015 filed with the SEC on June 24, 2015 (file no. 001-14948))

23.1†	Consent of PricewaterhouseCoopers Aarata

23.2**	Consent of TMI Associates (included in Exhibit 5.1)

23.3†	Consent of Shearman & Sterling LLP (included in Exhibit 8.2)

24.1*	Powers of Attorney

99.1**	Notice for annual general meeting of shareholders of Daihatsu and attachments thereto (English translation)

99.2**	Form of mail-in voting card for the annual general meeting of shareholders of Daihatsu (English translation)

99.3	Selected Articles of the Companies Act of Japan (English translation filed herewith as Appendix D to the prospectus which is part of this Registration Statement)

99.4*	Consent of SMBC Nikko Securities Inc., the financial advisor to Daihatsu

99.5*	Consent of Daihatsu’s Third-Party Committee

†	Filed herewith.
*	Previously filed.
**	To be filed by amendment.

(b) Financial Statement Schedules

Not applicable.

(c) Reports, Opinions and Appraisals

Not applicable.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for purpose of determining any liability under the U.S. Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide of offering thereof.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(b)

The undersigned Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests.

The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Toyota City, Aichi, Japan on March 18, 2016.

TOYOTA MOTOR CORPORATION
By:	/s/ TETSUYA OTAKE
Name:	Tetsuya Otake
Title:	Authorized Signatory

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement on Form F-4 has been signed by the following persons in the capacities indicated on March 18, 2016.

Name	Title

* Takeshi Uchiyamada	Chairman of the Board of Directors (Principal executive officer)

* Akio Toyoda	President, Member of the Board of Directors

* Nobuyori Kodaira	Executive Vice President, Member of the Board of Directors

* Mitsuhisa Kato	Executive Vice President, Member of the Board of Directors

* Seiichi Sudo	Executive Vice President, Member of the Board of Directors

* Takahiko Ijichi	Executive Vice President, Member of the Board of Directors (Principal financial and accounting officer)

* Didier Leroy	Executive Vice President, Member of the Board of Directors

Name	Title

* Shigeki Terashi	Executive Vice President, Member of the Board of Directors

* Shigeru Hayakawa	Member of the Board of Directors

Ikuo Uno	Member of the Board of Directors

Haruhiko Kato	Member of the Board of Directors

Mark T. Hogan	Member of the Board of Directors

Authorized Representative in the United States

Toyota Motor Sales, U.S.A., Inc.

By:	*
Name:	Sandra L. Phillips
Title:	Authorized Signatory
Dated:	March 18, 2016

*By:	/s/ TETSUYA OTAKE
Name:	Tetsuya Otake
Title:	Attorney-in-fact
Dated:	March 18, 2016